 Exhibit (a)(1)(A)
NON-BINDING ENGLISH TRANSLATION

Mandatory publication pursuant to
Sec. 14 paras. 2 and 3 of the German Securities Acquisition and Takeover Act
(Wertpapiererwerbs- und Übernahmegesetz — “WpÜG”) in conjunction with
Sec. 39 para. 2 sentence 3 no. 1 of the German Stock Exchange Act (Börsengesetz — “BörsG”)
Securityholders of MorphoSys AG, in particular those who have their place of residence, seat or place of habitual abode in the United States of America or otherwise outside the Federal Republic of Germany, the Member States of the European Union and the European Economic Area should pay particular attention to the information contained in Sec. 1 (General information on the implementation of the Delisting Purchase Offer) and Sec. 6.8 (Possible future acquisitions of MorphoSys Shares) of the Offer Document.

OFFER DOCUMENT
PUBLIC DELISTING PURCHASE OFFER
(CASH OFFER)
by
Novartis BidCo AG
Lichtstrasse 35
4056 Basel
Switzerland
to the shareholders of
MorphoSys AG
Semmelweisstr. 7
82152 Planegg
Germany
for the acquisition of all no-par value bearer shares
including all no-par value bearer shares
represented by American Depositary Shares in
MorphoSys AG
against a cash consideration in the amount of
EUR 68.00 per share of MorphoSys AG
Acceptance Period:
4 July 2024 to 2 August 2024,
24:00 hours (local time Frankfurt am Main, Federal Republic of Germany)
and
18:00 hours (local time New York, United States of America), respectively
MorphoSys Shares: ISIN DE0006632003
MorphoSys ADSs: ISIN US6177602025
Tendered MorphoSys Shares: ISIN DE000A40ESD9

THIS DOCUMENT IS A TRANSLATION OF THE GERMAN OFFER DOCUMENT WHICH IS ALSO INTENDED TO COMPLY WITH U.S. SECURITIES LAW REQUIREMENTS. THE DELISTING PURCHASE OFFER IS MADE FOR THE SECURITIES OF A GERMAN COMPANY THAT HAS SECURITY HOLDERS RESIDENT IN THE UNITED STATES AND, AS A RESULT, IS SUBJECT TO THE SECURITIES LAWS, RULES AND REGULATIONS OF GERMANY AND THE UNITED STATES. SOME OF THE INFORMATION CONTAINED IN THIS DOCUMENT IS INCLUDED BECAUSE IT IS REQUIRED TO BE INCLUDED IN THE SIMILAR DOCUMENT BEING USED FOR THE DELISTING PURCHASE OFFER IN GERMANY AND WE WANTED TO MAKE THAT INFORMATION AVAILABLE TO YOU AS WELL. SOME OF THE INFORMATION IN THIS DOCUMENT HAS BEEN PREPARED IN ACCORDANCE WITH GERMAN FORMAT AND STYLE, WHICH DIFFERS FROM THE U.S. FORMAT AND STYLE FOR DOCUMENTS OF THIS TYPE.

1. GENERAL INFORMATION ON THE IMPLEMENTATION OF THE DELISTING PURCHASE OFFER	1
1.1 Legal basis of the Delisting Purchase Offer	1
1.2 Tendering MorphoSys ADSs	2
1.3 Special notice to MorphoSys Securityholders with place of residence, seat or place of habitual abode in the United States or elsewhere outside of the Federal Republic of Germany, the Member States of the European Union and the European Economic Area	3
1.4 Publication of the decision to launch the Delisting Purchase Offer	4
1.5 Review of the Offer Document	4
1.6 Publication and dissemination of the Offer Document and related documents	5
1.7 Acceptance of the Delisting Purchase Offer outside the Federal Republic of Germany, the Member States of the European Union and the European Economic Area and the United States	6
2. INFORMATION REGARDING THE STATEMENTS CONTAINED IN THE OFFER DOCUMENT	6
2.1 Defined terms	6
2.2 Statements about the Delisting Purchase Offer and the Offer Document	7
2.3 Status and source of the information contained in the Offer Document	7
2.4 Forward-looking statements and intentions	7
2.5 Conversion rates	8
2.6 No updates	9
3. SUMMARY OF THE OFFER	9
4. OFFER	14
4.1 Offer Price	14
4.2 Acceptance of the Delisting Purchase Offer	14
4.3 Settlement of the Delisting Purchase Offer	14
5. ACCEPTANCE PERIOD	15
5.1 Duration of the Acceptance Period	15
5.2 Extension of the Acceptance Period	15
5.3 No additional acceptance period	15
6. DESCRIPTION OF THE BIDDER, ITS SHAREHOLDER STRUCTURE AND NOVARTIS	15
6.1 Legal basis and capital structure of the Bidder	15
6.2 Governing body	16
6.3 Bidder’s shareholder structure	17
6.4 Information about Novartis	27
6.5 Persons acting jointly with the Bidder	28
6.6 MorphoSys Shares currently held by the Bidder or by persons acting jointly with the Bidder and their subsidiaries; attribution of voting rights	28
6.7 Information about securities transactions	29
6.8 Possible future acquisitions of MorphoSys Shares	30
6.9 Other relevant transactions	31

II

III

15. EXPECTED EFFECTS OF A SUCCESSFUL OFFER ON THE ASSETS, LIABILITIES, FINANCIAL POSITION AND RESULTS OF THE BIDDER AND NOVARTIS AG	63
15.1 Starting point and assumptions	63
15.2 Methodology and reservations	64
15.3 Expected effects on the individual financial statements of the Bidder	65
15.4 Expected effects on the consolidated financial statements of Novartis AG	67
16. POTENTIAL EFFECTS FOR MORPHOSYS SECURITYHOLDERS WHO DO NOT ACCEPT THE DELISTING PURCHASE OFFER	68
17. RIGHTS OF WITHDRAWAL	69
17.1 Right of withdrawal without giving reason	69
17.2 Right of withdrawal in the event of an amendment of the Delisting Purchase Offer as well as in the event of the launch of a Competing Offer	70
17.3 Exercise of the right of withdrawal	70
17.4 Exercise of the right of withdrawal with respect to MorphoSys ADSs	70
18. PAYMENT OF MONEY OR OTHER CASH-EQUIVALENT BENEFITS GRANTED OR SUGGESTED TO MANAGEMENT BOARD MEMBERS OR SUPERVISORY BOARD MEMBERS OF MORPHOSYS AND POSSIBLE CONFLICTS OF INTEREST	71
19. NO MANDATORY OFFER	71
20. TAXES	71
20.1 U.S. Federal Income Tax Considerations	71
20.2 Material German Tax Consequences	74
21. RELIEF GRANTED BY THE SEC	78
22. PUBLICATIONS AND NOTIFICATIONS	79
23. FEES AND EXPENSES	80
24. GOVERNING LAW AND JURISDICTION	80
25. DECLARATION OF ASSUMPTION OF RESPONSIBILITY	80
Annex 1 Persons acting jointly with the Bidder	81
Part 1 Companies directly or indirectly holding participations in the Bidder (Bidder Parent Companies)	81
Part 2 Direct and indirect subsidiaries of the Bidder	81
Part 3 Further (indirect) subsidiaries of the Bidder Parent Companies (except for the Bidder and its direct and indirect subsidiaries)	81
Annex 2 Direct and indirect subsidiaries of MophoSys	87
Annex 3 Financing confirmation of Deutsche Bank AG	88

IV

A summary of the contents of the Offer Document can be found in
Sec. 3 on pages 12 et seqq.
1.
GENERAL INFORMATION ON THE IMPLEMENTATION OF THE DELISTING PURCHASE OFFER

1.1
Legal basis of the Delisting Purchase Offer

The delisting purchase offer (the “Delisting Purchase Offer” and the delisting contemplated by the Delisting Purchase Offer, the “Delisting”) contained in the offer document (the “Offer Document”) by Novartis BidCo AG (formerly known as Novartis data42 AG), a stock corporation (Aktiengesellschaft) incorporated under the laws of Switzerland, with registered office at Lichtstrasse 35, 4056 Basel, Switzerland, registered with the commercial register office (Handelsregisteramt) of the Canton of Basel-City under company number CHE-477.907.492 (the “Bidder”), is a public delisting purchase offer (öffentliches Delisting-Erwerbsangebot) to all shareholders of MorphoSys AG (collectively, the “MorphoSys Shareholders” and each individually, a “MorphoSys Shareholder”) and all holders of American Depositary Shares representing MorphoSys Shares (collectively, the “MorphoSys ADS Holders” and each individually, a “MorphoSys ADS Holder”).
The object of the Delisting Purchase Offer is the acquisition of all no-par value bearer shares (auf den Inhaber lautende Stückaktien) with a notional interest in the share capital (rechnerischer Anteil am Grundkapital) of MorphoSys AG of EUR 1.00 each, including all ancillary rights, in particular the right to dividends, existing at the time of the settlement of the Delisting Purchase Offer, not held directly by the Bidder (ISIN DE0006632003) (collectively, the “MorphoSys Shares” and each individually, a “MorphoSys Share”) in MorphoSys AG, a stock corporation (Aktiengesellschaft) established under German law, with registered office at Semmelweisstr. 7, 82152 Planegg, Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Munich under HRB 121023 (“MorphoSys”). The MorphoSys Shares are admitted to trading on the regulated market (regulierter Markt) of the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse — “FSE”) with simultaneous admission to the sub-segment of the regulated market with additional post-admission obligations on the FSE (Prime Standard). In addition, the MorphoSys Shares are traded on the regulated unofficial market (so called sub-segment Berlin Second Regulated Market) of the Berlin Stock Exchange (Wertpapierbörse Berlin) as well as on the unregulated market on the stock exchanges of Dusseldorf, Hamburg, Hanover, Munich and Stuttgart as well as via Tradegate Exchange.
In addition, the Delisting Purchase Offer also relates to all MorphoSys Shares not directly held by the Bidder represented by American Depositary Shares (collectively, the “MorphoSys ADSs” and each a “MorphoSys ADS”) whether or not evidenced by American Depositary Receipts (collectively, the “MorphoSys ADRs” and each a “MorphoSys ADR”).
The MorphoSys Shares and the MorphoSys ADSs are hereinafter collectively referred to as the “MorphoSys Securities”, and the MorphoSys Shareholders and MorphoSys ADS Holders are hereinafter collectively referred to as the “MorphoSys Securityholders”.
On 20 June 2024, the Bidder and MorphoSys entered into a delisting agreement (the “Delisting Agreement”) (see Sec. 8.2 of the Offer Document). Under the Delisting Agreement, MorphoSys undertook towards the Bidder, subject to compliance with applicable law and fiduciary duties and the review of the Offer Document, to support the Delisting and to file an application for the revocation of the admission of all MorphoSys Shares to trading on the regulated market (regulierter Markt) of the FSE (the “Delisting Application”). The Delisting Application must be submitted no later than one (1) week prior to the expiry of the Acceptance Period (as defined in Sec. 5.1 below of the Offer Document) (see Sec. 9.1 of the Offer Document). The Delisting will, however, not become effective before the expiry of the Acceptance Period. According to the terms and conditions for the regulated unofficial market of the Berlin Stock Exchange (Wertpapierbörse Berlin), once the Delisting takes effect, the admission of the MorphoSys Shares for trading in the sub-segment Berlin Second Regulated Market of the Berlin Stock Exchange (Wertpapierbörse Berlin) is also expected to be revoked, as the conditions for inclusion are no longer met. In addition, MorphoSys has undertaken in the Delisting Agreement to use its best efforts to immediately take all necessary steps to ensure the termination of the inclusion of the MorphoSys Shares in the regulated unofficial market of the Berlin Stock Exchange (Wertpapierbörse Berlin) as well as on the unregulated market on the stock exchanges of Dusseldorf, Hamburg, Hanover, Munich and Stuttgart as well as via Tradegate Exchange, to the extent that such inclusion was effected at the request of MorphoSys at the earliest at the time of the Delisting.
Pursuant to Sec. 39 para. 2 sentence 3 no. 1 BörsG, at the date an application pursuant to Sec. 39 para. 2 sentence 1 BörsG for the revocation of the admission to trading on the regulated market (regulierter Markt) is filed, an offer document pursuant to the WpÜG must have been published which contains a delisting purchase offer to acquire all shares of the target company affected by the delisting for a cash consideration in Euro and the document must refer to the delisting application. Such delisting purchase offer must comply with both the requirements of Sec. 39 BörsG as well as the provisions of the WpÜG applicable to acquisition offers, including legal regulations issued on the basis of the WpÜG. The Offer Document and the Delisting Purchase Offer therefore satisfy not only the requirements according to the WpÜG, but also meet the requirements under the BörsG for a delisting purchase offer, including the minimum price requirements, to the MorphoSys Shareholders affected by the Delisting.
Following the completion of the Previous Takeover Offer (as defined under Sec. 6.7.1 of the Offer Document), the completion of the Side Purchases (as defined under Sec. 15.1(a) of the Offer Document) and the completion of the Contribution (as defined under Sec. 6.7.4 of the Offer Document), the Bidder indirectly holds through its subsidiary Novartis BidCo Germany AG (with previous company name Youco M23-H170 Vorrats-AG), a stock corporation (Aktiengesellschaft) established under German law, with registered office in Munich, Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Munich under HRB 283042 (“Novartis BidCo Germany”), 34,337,809 MorphoSys Shares, corresponding to approximately 91.04% of the share capital and approximately 91.17% of the voting share capital of MorphoSys and therefore already controls MorphoSys within the meaning of Sec. 29 para. 2 WpÜG in conjunction with Sec. 30 para. 1 sentence 1 no. 1 and sentence 3 WpÜG. Therefore, the Delisting Purchase Offer constitutes a public tender offer (einfaches Erwerbsangebot) and the specific provisions of the WpÜG relating to takeover offers (Übernahmeangebote) and mandatory offers (Pflichtangebote) only apply to the Delisting Purchase Offer as provided by Sec. 39 BörsG. Novartis BidCo Germany was also not obliged to make a mandatory offer (Pflichtangebot) to the MorphoSys Shareholders following the Contribution described in more detail in Sec. 6.7.4 of the Offer Document. On 21 June 2024, BaFin approved the application of Novartis BidCo Germany pursuant to Sec. 36 no. 3 WpÜG to disregard voting rights from the transferred MorphoSys Shares in the calculation of the proportion of voting rights.
In particular, the Delisting Purchase Offer is not subject to any offer conditions (see Sec. 12 of the Offer Document), the consideration satisfies the requirements pursuant to Sec. 39 para. 3 sentence 2 BörsG (see Sec. 10 of the Offer Document), and the Offer Document contains under Sec. 9.1 the notices pursuant to Sec. 2 no. 7a of the Regulation on the Content of the Offer Document, the Consideration to be granted in Takeover Offers and Mandatory Takeover Offers and the Exemption from the Obligation to Publish and Launch an Offer (Verordnung über den Inhalt der Angebotsunterlage, die Gegenleistung bei Übernahmeangeboten und Pflichtangeboten und die Befreiung von der Verpflichtung zur Veröffentlichung und zur Abgabe eines Angebots — WpÜG-Angebotsverordnung) (“WpÜG Offer Regulation”; and, together with the WpÜG and the BörsG, the “German Offer and Delisting Rules”).
Furthermore, the Delisting Purchase Offer is carried out in accordance with the securities laws of the United States of America (the “United States” or the “U.S.”), including the provisions applicable to tender offers of the U.S. Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”) and the rules and regulations promulgated thereunder (together with no-action and exemptive relief from the U.S. Securities and Exchange Commission (the “SEC”) to reconcile certain areas where German law and U.S. law conflict, the “U.S. Offer Rules”). As described in Sec. 21 of the Offer Document, the Bidder applied for exemptive or no-action relief prior to the publication of the Offer Document; which was granted on 3 July 2024.
1.2
Tendering MorphoSys ADSs

Each MorphoSys ADS represents one-quarter of one MorphoSys Share. MorphoSys ADS Holders are permitted to tender the underlying MorphoSys Shares in respect of the MorphoSys ADSs in the Delisting Purchase Offer following their withdrawal from the MorphoSys ADS program (as described in Sec. 13.3 of the Offer Document) or to instruct the ADS Tender Agent (as defined in Sec. 13.2 of the Offer Document) to deliver the MorphoSys Shares underlying their MorphoSys ADSs against payment (as described in Sec. 13.2 of the Offer Document). MorphoSys ADS Holders may accept the Delisting Purchase Offer regardless of whether the total number of ADSs tendered by them is an integral multiple of four (i.e. the Delisting Purchase Offer may be accepted for one, two or three ADSs).
1.3
Special notice to MorphoSys Securityholders with place of residence, seat or place of habitual abode in the United States or elsewhere outside of the Federal Republic of Germany, the Member States of the European Union and the European Economic Area

The Delisting Purchase Offer relates to shares in a German stock corporation (Aktiengesellschaft) that are traded on the FSE and is subject to the statutory provisions of the Federal Republic of Germany regarding the implementation of such an offer, which differ substantially from the corresponding legal provisions of the United States. For example, as more fully described in Sec. 4 and Sec. 13 of the Offer Document, the payment and settlement procedure with respect to the Delisting Purchase Offer will comply with the relevant German Offer and Delisting Rules, which differ from payment and settlement procedures customary in the United States, particularly with regard to the payment date of the consideration.
Furthermore, certain financial information in the Offer Document has been determined in accordance with the International Financial Reporting Standards (“IFRS® Accounting Standards”) as issued by the International Accounting Standards Board (“IASB® ”) and may therefore not be comparable to financial information on U.S. companies and other companies whose financial information is determined in accordance with the Generally Accepted Accounting Principles of the United States as published by the U.S. Financial Accounting Standards Board (“FASB”).
MorphoSys Securityholders resident in the United States are advised that references in the Offer Document to a MorphoSys Securityholder’s “acceptance of the Delisting Purchase Offer” relate to and are interchangeable with references to “tendering” their MorphoSys Securities in the Delisting Purchase Offer, and “acceptance” of the Delisting Purchase Offer” by any MorphoSys Securityholder is the legal equivalent of such MorphoSys Securityholder tendering its securities in a tender offer that is subject exclusively to the U.S. Offer Rules.
The Delisting Purchase Offer has not been approved or disapproved by the SEC or any state securities commission in the United States, nor has the SEC or any state securities commission in the United States passed upon the fairness or merits of, or upon the accuracy or adequacy of, the information contained herein. Any representation to the contrary is unlawful. The Delisting Purchase Offer will not be submitted to the review procedure of any other securities regulator outside of the Federal Republic of Germany and has not been approved or recommended by any such regulator, however, in the United States a Schedule TO (as defined in Sec. 1.5 of the Offer Document) will be filed with the SEC and published.
The Bidder and its affiliates within the meaning of US law (the “Affiliates”) or their brokers (acting as agents of the Bidder or its Affiliates) may acquire, or make arrangements to acquire, MorphoSys Shares other than in the course of the Delisting Purchase Offer via the stock exchange at market prices or outside the stock exchange on negotiated terms during the period in which the Delisting Purchase Offer remains open for acceptance or afterwards, provided that (i) such acquisitions or arrangements to acquire (if made during the pendency of the Delisting Purchase Offer) are made outside of the United States, and (ii) such acquisitions or arrangements to acquire comply with the applicable statutory provisions, in particular the German Offer and Delisting Rules and, to the extent applicable, the U.S. Offer Rules. This also applies to other securities convertible into, exchangeable for or exercisable for MorphoSys Shares. The Offer Price must be increased, as necessary, to match any consideration paid for any acquisition by the Bidder or any of its Affiliates of MorphoSys Shares during the pendency of the Delisting Purchase Offer outside the Delisting Purchase Offer if higher than the Offer Price (see Sec. 6.8 of the Offer Document). Information about such acquisitions or arrangements to acquire will be published pursuant to Sec. 23 para. 2 WpÜG in the German Federal Gazette (Bundesanzeiger). Such information will also be published (in German and in a non-binding English translation) on the Bidder’s website at
www.novartis.com/investors/morphosys-acquisition/delisting-purchase-offer.

MorphoSys Securityholders who are residing in the United States, or another country outside of the Federal Republic of Germany, may have difficulties enforcing rights and claims arising under (i) the laws of the country of residency or (ii) U.S. federal securities laws (e.g., because MorphoSys is incorporated in the Federal Republic of Germany, the Bidder is incorporated in Switzerland and some or all of the Bidder’s officers and directors may be residents of a country other than the country of residency of the MorphoSys Securityholders). A MorphoSys Securityholder may not be able to sue, in a court in the country of residency, a foreign company or its officers or directors for violations of the laws of the country of residency. Further, it may be difficult to compel a foreign company and its Affiliates to subject themselves to a judgment of a court of the country of residency.
The receipt of the Offer Price pursuant to the Delisting Purchase Offer may be a taxable transaction under applicable tax laws, including those of the country of residence, and will generally be a taxable transaction to “U.S. Holders” (as defined in Sec. 20.1 of the Offer Document) for U.S. federal income tax purposes (see Sec. 20.1 of the Offer Document). MorphoSys Securityholders are urged to consult an independent professional advisor immediately regarding the tax consequences of acceptance of the Delisting Purchase Offer. None of the Bidder, any persons acting jointly with the Bidder within the meaning of Sec. 2 para. 5 sentence 1 and sentence 3 WpÜG or any of the Bidder’s or their directors, officers or employees accept responsibility for any tax effects on or liabilities of any person as a result of the acceptance of the Delisting Purchase Offer.
1.4
Publication of the decision to launch the Delisting Purchase Offer

On 20 June 2024, the Bidder published its decision to launch the Delisting Purchase Offer in accordance with Sec. 10 para. 1 sentence 1, para. 3 WpÜG in conjunction with Sec. 39 para. 2 sentence 3 no. 1 BörsG. The German version of such publication and a non-binding English language version are available on the internet at www.novartis.com/investors/morphosys-acquisition/delisting-purchase-offer.
In addition, the publication in which the Bidder announced its decision to launch the Delisting Purchase Offer, together with other materials related to the Delisting Purchase Offer, were filed by the Bidder and Novartis AG (as defined in Sec. 6.3.2 of the Offer Document) with the SEC as preliminary tender offer communications under Schedule TO (as defined below in Sec 1.5 of the Offer Document). Such preliminary tender offer communication and other documents filed by the Bidder and Novartis AG as well as by MorphoSys in connection with the Delisting Purchase Offer with the SEC are available on the internet at the website of the SEC at www.sec.gov/edgar/browse/?CIK=11144481 (for Novartis AG) and www.sec.gov/edgar/browse/?CIK=1340243 (for MorphoSys)2.
1.5
Review of the Offer Document

The Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) (“BaFin”) has reviewed the Offer Document in the German version in accordance with German Offer and Delisting Rules and permitted its publication on 4 July 2024. BaFin has neither reviewed nor approved the English translation of the Offer Document.
In view of the U.S. Securityholder base of MorphoSys and as a result of the MorphoSys ADSs being listed on the Nasdaq Global Select Market (the “Nasdaq”), the Delisting Purchase Offer must also comply with U.S. Offer Rules. As required under the U.S. Exchange Act, after approval of the publication of the Offer Document by BaFin on the date of publication of the Offer Document the Bidder and Novartis AG (as defined in Sec. 6.3.2 of the Offer Document) filed with the SEC a tender offer statement on Schedule TO (the “Schedule TO”), of which the Offer Document forms a part, and may file amendments thereto. The Delisting Purchase Offer has not been approved or disapproved by the SEC or any state securities commission in the United States, nor has the SEC or any state securities commission in the United States passed upon the fairness or merits of, or upon the accuracy or adequacy of, the information contained herein. Any representation to the contrary is unlawful. The Delisting Purchase Offer will not be submitted to the review

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4

or registration procedures of any other securities regulator outside of the Federal Republic of Germany and has not been approved or recommended by any such regulator.
The Bidder does not intend to make the Delisting Purchase Offer as a public offer pursuant to the applicable law of any jurisdictions other than the Federal Republic of Germany and the United States. No further announcements, registrations, admissions or approvals of the Offer Document or the Delisting Purchase Offer by securities exchange authorities or similar authorities outside the Federal Republic of Germany and the United States have been applied for, have been initiated or are envisaged by the Bidder or Novartis AG. Neither the Bidder nor any persons acting jointly with the Bidder within the meaning of Sec. 2 para. 5 WpÜG nor any of its directors, officers or employees assume any responsibility for compliance with any legal requirements other than those applicable in the Federal Republic of Germany and the United States. Therefore, MorphoSys Securityholders may not rely on the legal requirements of any jurisdiction for the protection of investors other than those applicable in the Federal Republic of Germany and the United States.
Neither the Bidder nor Novartis AG is aware of any jurisdiction where the making of the Delisting Purchase Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. In those jurisdictions where applicable laws require the Delisting Purchase Offer to be made by a licensed broker or dealer, the Delisting Purchase Offer will be deemed to be made on behalf of the Bidder by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Bidder.
1.6
Publication and dissemination of the Offer Document and related documents

The Offer Document, the publication of which has been approved by BaFin on 4 July 2024 (in German), is published in German on 4. July 2024 by way of (i) announcement on the internet at www.novartis.com/investors/morphosys-acquisition/delisting-purchase-offer, and (ii) keeping available copies of the Offer Document free of charge at Deutsche Bank Aktiengesellschaft, TAS, Post-IPO Services, Taunusanlage 12, 60325 Frankfurt am Main, Germany (requests to obtain a copy of the Offer Document to be made via e-mail to dct.tender-offers@db.com or by fax to +49 69 910 38794 indicating a valid mailing address). The announcement about keeping available copies of the Offer Document free of charge in the Federal Republic of Germany and the internet address at which the publication of the Offer Document occurs will be published on 4. July 2024 in the German Federal Gazette (Bundesanzeiger).
Further, the Offer Document will be published in German together with an English language version as part of the Schedule TO. The English language version of the Offer Document, which has not been reviewed by BaFin, has also been made available at
www.novartis.com/investors/morphosys-acquisition/delisting-purchase-offer. In the United States, the corresponding announcement will be made in The New York Times (U.S. Edition). In addition, the Bidder intends to mail the English version of the Offer Document to all MorphoSys ADS Holders.
The Schedule TO and any amendments thereto, exhibits to the Schedule TO, and other information that the Bidder and Novartis AG have filed electronically with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov/edgar/browse/?CIK=11144483.
MorphoSys is required under the Delisting Agreement to prepare and file a solicitation/recommendation statement pursuant to Sec. 14(d)(4) of the U.S. Exchange Act with the SEC on Schedule 14D-9 (the “Schedule 14D-9”), setting forth the recommendation of MorphoSys with respect to the Delisting Purchase Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of the Schedule 14D-9 may also be examined at the SEC after the filing of the Schedule 14D-9 with the SEC on the date of publication of the Joint Reasoned Statement (as defined in Sec. 7.6 of the Offer Document), and copies may also be obtained from the SEC free of charge at the SEC’s website at www.sec.gov/edgar/browse/?CIK=13402434. In addition, a copy of the Delisting Purchase Offer, means of tender of MorphoSys Shares and certain other related tender offer documents (once they become available) may be obtained free of charge from Novartis AG at
www.novartis.com/investors/morphosys-acquisition/delisting-purchase-offer. A copy of the Schedule 14D-9

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(once it becomes available) also may be obtained free of charge at MorphoSys’ website at www.morphosys.com/en/investors/Novartis-TakeoverOffer, or by contacting MorphoSys’ investor relations department at +49 89 89927 404.
MorphoSys Securityholders are urged to read this document carefully because it contains important information that such persons should consider before making any decision regarding tendering their MorphoSys Shares or MorphoSys ADSs.
The publication, dispatch, distribution or dissemination of the Offer Document or other documents related to the Delisting Purchase Offer outside the Federal Republic of Germany, the Member States of the European Union and the European Economic Area and the United States may be subject to legal restrictions. The Offer Document and other documents related to the Delisting Purchase Offer may not be dispatched to, or disseminated, distributed or published by third parties in, countries in which this would be illegal. The Bidder has not given its permission for the dispatch, publication, distribution or dissemination of the Offer Document by third parties outside the Federal Republic of Germany, the Member States of the European Union and the European Economic Area and the United States. Therefore, custodian investment service providers may not publish, dispatch, distribute or disseminate the Offer Document outside the Federal Republic of Germany, the Member States of the European Union and the European Economic Area and the United States unless in compliance with all applicable domestic and foreign statutory provisions.
1.7
Acceptance of the Delisting Purchase Offer outside the Federal Republic of Germany, the Member States of the European Union and the European Economic Area and the United States

The Delisting Purchase Offer may be accepted by all domestic and foreign MorphoSys Securityholders in accordance with the terms outlined in the Offer Document and the applicable statutory provisions. However, acceptance of the Delisting Purchase Offer outside the Federal Republic of Germany, the Member States of the European Union and the European Economic Area and the United States may be subject to legal restrictions. MorphoSys Securityholders who come into possession of the Offer Document outside the Federal Republic of Germany, the Member States of the European Union and the European Economic Area or the United States who wish to accept the Delisting Purchase Offer outside the Federal Republic of Germany, the Member States of the European Union and the European Economic Area or the United States and/or who are subject to statutory provisions other than those of the Federal Republic of Germany, the Member States of the European Union and the European Economic Area or the United States are advised to inform themselves of the relevant applicable statutory provisions and to comply with them. Neither the Bidder or any persons acting jointly with the Bidder nor the ADS Tender Agent assume responsibility for acceptance of the Delisting Purchase Offer outside the Federal Republic of Germany, the Member States of the European Union and the European Economic Area and the United States being permissible under the relevant applicable statutory provisions.
2.
INFORMATION REGARDING THE STATEMENTS CONTAINED IN THE OFFER DOCUMENT

2.1
Defined terms

In accordance with the Business Combination Agreement and the Delisting Agreement, the term “best efforts” in the Offer Document refers to all such efforts which are from the perspective of a prudent businessperson reasonable and appropriate (alle wirtschaftlich vernünftigen und angemessenen Bemühungen).
References in the Offer Document to an “intention” (or words of similar import) will not be deemed to be or create contractually binding commitments or undertakings, will not constitute or be construed as legally enforceable covenants or agreements and will not be deemed to create any rights enforceable by any holders of MorphoSys Shares.
References in the Offer Document to expressions such as “currently”, “at the present time”, “at the moment”, “now”, “at present” or “today” refer to the date of publication of the Offer Document (i.e., 4 July 2024).
References in the Offer Document to a “Business Day” refer to any day other than a Saturday, Sunday or other day on which banks in New York, United States of America, Munich, Federal Republic of Germany, Frankfurt am Main, Federal Republic of Germany, Basel, Switzerland or Zurich, Switzerland are generally closed.

References in the Offer Document to “Banking Day” refer to any day on which banks in Frankfurt am Main, Federal Republic of Germany, and New York City, United States, are open for general business with retail customers.
References to an “FSE Trading Day” refer to a day on which the FSE is open for trading.
References to “Germany” refer to the Federal Republic of Germany.
References to “Nasdaq Trading Day” refer to a day on which the Nasdaq is open for trading.
References to “United States” or “U.S.” refer to the United States of America.
References to a “U.S. Working Day” refer to every day except for Saturdays, Sundays and U.S. federal public holidays.
The specification “EUR” relates to the Euro currency; “EURm” means one million Euros; and “EURbn” means one billion Euros.
The specification “USD” relates to the United States Dollar currency; “USDm” means one million United States Dollars; and “USDbn” means one billion United States Dollars.
2.2
Statements about the Delisting Purchase Offer and the Offer Document

The Bidder has not authorized third parties to make statements about the Delisting Purchase Offer or the Offer Document. If third parties nevertheless make such statements, these will be attributable neither to the Bidder nor to the persons acting jointly with the Bidder within the meaning of Sec. 2 para. 5 sentence 1 and sentence 3 WpÜG.
2.3
Status and source of the information contained in the Offer Document

All representations, opinions, stated intentions, forward-looking statements and other information contained in the Offer Document are based upon the Bidder’s and Novartis AG’s knowledge as of the time of publication of the Offer Document.
The information regarding MorphoSys and its three (3) subsidiaries, namely (i) MorphoSys US Inc., with its registered office in Boston, Massachusetts, United States, (ii) Constellation Pharmaceuticals, Inc., with its registered office in Boston, Massachusetts, United States, and (iii) Constellation Securities Corporation, with its registered office in Boston, Massachusetts, United States (collectively, the “MorphoSys Group” or the “MorphoSys Group Companies”) contained in the Offer Document is based on information furnished by MorphoSys or upon publicly available documents and records on file with the SEC and other public sources. In particular, the annual report of MorphoSys for the financial year 2023, which may be downloaded from the internet at www.morphosys.com/en/investors/financial-information, has been used for preparation of the Offer Document. The Bidder did not conduct any further due diligence prior to submitting the Delisting Purchase Offer, except for the due diligence in the context of the Previous Takeover Offer (as defined below in Sec. 6.7.1 of the Offer Document).
The Bidder did not separately verify the accuracy and completeness of information accessible to the public. The summary information in Sec. 3 of the Offer Document should be considered in conjunction with the annual report of MorphoSys for the financial year 2023 and other publicly available information, without limiting the declaration of assumption of responsibility in Sec. 25 of the Offer Document.
None of the Bidder, Novartis AG or any of its or their Affiliates assume any responsibility for the accuracy or completeness of the information in this Offer Document concerning MorphoSys or its subsidiaries, whether furnished by MorphoSys or contained in such documents and records, or for any failure by MorphoSys to disclose events that may have occurred or that may affect the significance or accuracy of any such information that is unknown to the Bidder, Novartis AG or any of its or their Affiliates or assigns.
2.4
Forward-looking statements and intentions

The Offer Document contains statements of historical fact and/or “forward looking statements”, including with respect to the delisting of MorphoSys and the acquisition of MorphoSys by the Bidder and

Novartis AG. Forward-looking statements can generally be identified by words such as “potential,” “can,” “will,” “plan,” “may,” “could,” “would,” “expect,” “anticipate,” “look forward,” “believe,” “committed,” “investigational,” “pipeline,” “launch,” or similar terms, or by express or implied discussions regarding the ability of the Bidder, Novartis AG and MorphoSys to complete the transactions contemplated by the Delisting Agreement or the Business Combination Agreement (as defined below under Sec. 6.9 of the Offer Document), the expected timetable for completing the Delisting, the benefits sought to be achieved in the Delisting and the acquisition of MorphoSys, the potential effects of the Delisting and the acquisition of MorphoSys on the Bidder, Novartis AG and MorphoSys, the potential marketing approvals, new indications or labeling for the product candidates MorphoSys is developing, including pelabresib, or regarding expected benefits and success of, or potential future revenues from such products. Such forward-looking statements are based on Novartis AG’s and the Bidder’s (or a person’s acting jointly with the Bidder within the meaning of Sec. 2 para. 5 sentence 1 and sentence 3 WpÜG) current beliefs and expectations regarding future events and are subject to significant known and unknown risks and uncertainties. Such risks and uncertainties include, but are not limited to: the risk of shareholder litigation relating to the Delisting and the acquisition of MorphoSys, including resulting expense or delay; the possibility that the Delisting will not be completed in the expected timeframe or at all; potential adverse effects to the businesses of the Bidder and Novartis AG or MorphoSys during the pendency of the Delisting and as a result of the acquisition of MorphoSys, such as employee departures or distraction of management from business operations; the potential that the expected benefits and opportunities of the Delisting, if completed, and the acquisition of MorphoSys may not be realized or may take longer to realize than expected; and risks related to the integration of MorphoSys into Novartis AG subsequent to the closing of the Delisting and the timing of such integration. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those set forth in the forward-looking statements. A further list and descriptions of these risks uncertainties and other factors can be found in the current Form 20-F filed by Novartis AG with the SEC (“Novartis Form 20-F”). This Novartis Form 20-F is available on the internet at www.sec.gov/ix?doc=/Archives/edgar/data/0001114448/000137036824000004/nvs-20231231.htm. The risk factors referred to in the legend can be found in section 3.D of the Novartis Form 20-F. The risks include potential inability to achieve key commercial priorities and successfully launch new products, inability to successfully prioritize, integrate and execute the research and development programs for new products or new indications for existing products, and inability to identify, implement and/or realize the expected benefits from external business opportunities.
Forward-looking statements are not guarantees of performance, and the actual results of Novartis AG, the Bidder or persons acting jointly with the Bidder within the meaning of Sec. 2 para. 5 sentence 1 and sentence 3 WpÜG may differ materially from those expressed, projected or implied in or by the forward-looking statements.
Novartis AG, the Bidder and the persons acting jointly with the Bidder within the meaning of Sec. 2 para. 5 sentence 1 and sentence 3 WpÜG expressly disclaim — subject to Sec. 2.6 of the Offer Document — any obligation or undertaking to update the forward-looking statements contained in the Offer Document to reflect any change in their expectations or any change in events, conditions, or circumstances on which such statements are based unless required to do so by applicable law.
It is possible that the Bidder may change its intentions and evaluations expressed in the Offer Document after the publication of the Offer Document.
2.5
Conversion rates

2.5.1
Conversion rates used in the Offer Document

For the purpose of the Delisting Purchase Offer, in particular (but not limited to) Sec. 14 and Sec. 15 of the Offer Document, and notwithstanding the provisions in Sec. 15.2 of the Offer Document which shall prevail, the Bidder has carried out its calculations on the fixed conversion rate of EUR 0.9236 per USD 1.00.
2.5.2
Additional USD-EUR exchange rate information

The following tables set forth, for the periods indicated, information concerning the exchange rates for USD per EUR. The Bidder has provided these rates solely for convenience and these translations should not be construed as a representation that EUR amounts actually represent these USD amounts or that EUR amounts could have been, or could be, converted into USD at those rates or at any other rate. The Bidder did not use these rates in the preparation of the financial statements included in the Offer Document. Fluctuations in the exchange rate between USD and EUR will affect the USD equivalent of the EUR price of the MorphoSys Shares traded on the FSE and are likely to affect the market price of MorphoSys ADSs traded on the Nasdaq.
As used in the Offer Document, the term “Noon Buying Rate” refers to the rate of exchange for USD, expressed in EUR per USD, as announced by the Federal Reserve Bank of New York for customs purposes as the rate in The City of New York for cable transfers in foreign currencies.
The table below shows the average Noon Buying Rates in The City of New York for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York for EUR per USD for the last five fiscal years. The average is computed using the noon buying rate on the last business day of each month during the period indicated.
Year ended 31 December	Average Rate
2023	0.9238
2022	0.9526
2021	0.8489
2020	0.8727
2019	0.8943
The following table shows the Noon Buying Rates for USD in EUR for the last (6) six months.
Month ended	Low	High
June 2024	0.9183	0.9362
May 2024	0.9192	0.9363
April 2024	0.9204	0.9409
March 2024	0.9137	0.9267
February 2024	0.9204	0.9328
January 2024	0.9111	0.9523
December 2023	0.8998	0.9306
On 28 June 2024, the Noon Buying Rate was EUR 0.9336 per USD 1.00.
2.6
No updates

The Bidder will update the Offer Document (also with regard to any changed intentions of the Bidder) only to the extent required pursuant to either the WpÜG or the U.S. Offer Rules and permitted under both the WpÜG and the U.S. Offer Rules. Updates to the Offer Document may cause the extension of the Acceptance Period.
3.
SUMMARY OF THE OFFER

The following summary contains an overview of certain information contained in the Offer Document. It is supplemented by the information and statements reflected elsewhere in the Offer Document and is to be read in connection with them. With regard to defined terms, the definitions contained in the Offer Document (in some cases set out further below) apply. This summary does not contain all information that could be relevant to the MorphoSys Securityholders. All MorphoSys Securityholders should therefore carefully read the entire Offer Document.

Bidder:	Novartis BidCo AG Lichtstrasse 35 4056 Basel Switzerland Telephone: +41 61 324 1111
Target Company:	MorphoSys AG Semmelweisstr. 7 82152 Planegg Federal Republic of Germany Telephone: +49 89-89927-0
Subject of the Delisting Purchase Offer:	Acquisition of all MorphoSys Shares not held directly by the Bidder, including all ancillary rights, in particular the right to dividends, existing at the time of the settlement of the Delisting Purchase Offer.
Offer Price:	EUR 68.00 per MorphoSys Share.
Acceptance Period:	4 July 2024 through 2 August 2024, 24:00 hours (Frankfurt am Main local time) / 18:00 hours (New York local time).
No offer conditions:	The agreements entered into between the Bidder and the MorphoSys Securityholders accepting the Delisting Purchase Offer are not subject to any offer conditions.
ISIN:	MorphoSys Shares: ISIN DE0006632003. MorphoSys ADSs: ISIN US6177602025. Tendered MorphoSys Shares: ISIN DE000A40ESD9
Acceptance of the Delisting Purchase Offer for MorphoSys Shares:	Acceptance of the Delisting Purchase Offer is to be declared in writing or in text form by the respective MorphoSys Shareholder during the Acceptance Period to the Custodian Bank (as defined in Sec. 13.1.2 of the Offer Document). It will not become valid until timely booking of the MorphoSys Shares for which the Delisting Purchase Offer has been accepted during the Acceptance Period into ISIN DE000A40ESD9 (any such MorphoSys Shares, the “Tendered MorphoSys Shares”).
Until the settlement of the Delisting Purchase Offer pursuant to the terms of the Offer Document, the Tendered MorphoSys Shares for which the declaration of acceptance has taken effect will remain in the securities account of the MorphoSys Shareholder accepting the Delisting Purchase Offer.

Acceptance of the Delisting Purchase Offer for MorphoSys Shares represented by MorphoSys ADSs:	Acceptances of the Delisting Purchase Offer for MorphoSys Shares represented by MorphoSys ADSs can be declared to the ADS Tender Agent (as defined in Sec. 13.2.1 of the Offer Document) using the procedure described in Sec. 13.2 of the Offer Document or by surrendering MorphoSys ADSs to receive MorphoSys Shares to tender in the Delisting Purchase Offer as described in Sec. 13.3 of the Offer Document.
Costs of Acceptance:
Acceptance of the Delisting Purchase Offer according to the provisions in Sec. 13.1.6 of the Offer Document shall be, in principle, free of any charges, costs and banking or brokers’ commissions for the accepting MorphoSys Shareholders, other than payment of any applicable fees, charges or expenses of the Custodian Banks and the costs for transmitting the Declaration of Acceptance to the relevant Custodian Bank. Any exchange, sales taxes or stamp duty resulting from the acceptance of the Delisting Purchase Offer will not be borne by the Bidder.
According to the provisions in Sec. 13.2.6 of the Offer Document, MorphoSys ADS Holders who hold their MorphoSys ADS through a broker or other securities intermediary and whose broker or other securities intermediary accepts the Bidder’s Delisting Purchase Offer on the MorphoSys ADS Holders behalf, may be charged a fee. MorphoSys ADS Holders who accept the Bidder’s Delisting Purchase Offer to acquire the MorphoSys Shares represented by their MorphoSys ADSs directly will not be charged brokerage fees. Any stock exchange tax, sales tax or stamp tax, resulting from acceptance of the Delisting Purchase Offer will not be borne by the Bidder. The fee to be paid to the ADS Depositary for the cancellation of the MorphoSys ADSs (USD 0.05 per MorphoSys ADS) will be borne by the Bidder. The amount paid by the ADS Tender Agent to tendering MorphoSys ADS Holders will also be net of any other applicable fees and expenses and any required withholding in respect of U.S. income tax.

Right of Withdrawal:
MorphoSys Securityholders who accept the Delisting Purchase Offer during the Acceptance Period may withdraw their declared acceptance in respect of their tendered MorphoSys Securities at any time until the end of the Acceptance Period without having to give any reason. MorphoSys Securityholders who have exercised their right of withdrawal may re-accept the Delisting Purchase Offer prior to the end of the Acceptance Period as described in the Offer Document.
Notwithstanding this, the following statutory withdrawal rights exist prior to the end of the Acceptance Period:
•
In the event of an amendment of the Delisting Purchase Offer pursuant to Sec. 21 para. 1 WpÜG, MorphoSys Securityholders may, at any time until the end of the Acceptance Period, withdraw from the contracts entered into as a result of acceptance of the Delisting Purchase Offer if and to the extent that they have accepted the Delisting Purchase Offer prior to the publication of the amendment of the Delisting Purchase Offer (pursuant to Sec. 21 para. 4 WpÜG); and

•
In the event of a Competing Offer pursuant to Sec. 22 para. 1 WpÜG (as defined in Sec. 5.2 of the Offer Document), MorphoSys Securityholders may, at any time until the end of the Acceptance Period, withdraw from the contracts entered into as a result of acceptance of the Delisting Purchase Offer if and to the extent that they have accepted the Delisting Purchase Offer prior to publication of the offer document for the Competing Offer (Sec. 22 para. 3 WpÜG).

Additional information regarding rights of withdrawal is included in Sec. 17 of the Offer Document.

Stock Exchange Trading:
There will be no trading of Tendered MorphoSys Shares on a stock exchange.
MorphoSys Shares represented by MorphoSys ADSs that are tendered in the Delisting Purchase Offer may also not be traded. MorphoSys ADSs that are tendered in the Delisting Purchase Offer and the MorphoSys Shares represented thereby will be blocked until the Delisting Purchase Offer is consummated or terminated or the tendered ADSs are withdrawn.
MorphoSys Shares that were not tendered in the Delisting Purchase Offer may continue to be traded under ISIN DE0006632003 on the regulated market (Prime Standard) of the FSE or on the open market (Freiverkehr) until the Delisting enters into effect. However, it should be taken into consideration that the Delisting could affect the MorphoSys Shares and the MorphoSys Shareholders as described in more detail in Sec. 9.1 of the Offer Document, e.g., a more limited tradability of the MorphoSys shares and, accordingly, the possibility of price losses.

Publications:
The Offer Document, the publication of which was permitted by BaFin on 4 July 2024, is published on 4 July 2024 in German by way of (i) announcement on the internet at www.novartis.com/investors/morphosys-acquisition/delisting-purchase-offer and (ii) keeping available copies of the Offer Document free of charge at Deutsche Bank Aktiengesellschaft, TAS, Post-IPO Services, Taunusanlage 12, 60325 Frankfurt am Main, Germany (requests to obtain a copy of the Offer Document to be made via e-mail to dct.tender-offers@db.com or by fax to +49 69 910 38794 indicating a valid mailing address). The announcement about keeping available copies of the Offer Document free of charge in the Federal Republic of Germany and the internet address at which the publication of the Offer Document occurs will be published on 4 July 2024 in the German Federal Gazette (Bundesanzeiger).
In the United States, the corresponding announcement will be made in The New York Times (U.S. Edition). In addition, the Bidder intends to mail the English translation of the Offer Document to all MorphoSys ADS Holders.
Further, the Offer Document is published by including an English language version of the Offer Document as part of the Schedule TO (as defined in Sec. 1.5 of the Offer Document). The English language version of the Offer Document, which has not been reviewed by BaFin, has also been made available at

www.novartis.com/investors/morphosys-acquisition/ delisting-purchase-offer.

All announcements and publications in relation to the Delisting Purchase Offer required under the WpÜG are published on the internet at www.novartis.com/investors/morphosys-acquisition/delisting-purchase-offer (in German together with an English translation).
Announcements and publications in relation to the Delisting Purchase Offer required under the WpÜG are also published in German in the German Federal Gazette (Bundesanzeiger). In addition, the Schedule TO (as defined in Sec. 1.5 of the Offer Document) that the Bidder and Novartis AG have filed with the SEC, of which the Offer Document forms a part, exhibits to the Schedule TO and other information that the Bidder has filed electronically with the SEC may be obtained free of charge at the SEC’s website at
https://www.sec.gov/edgar/browse/?CIK=11144485, at the Bidder’s website at www.novartis.com/investors/morphosys-acquisition/delisting-purchase-offer.

Settlement:	With regard to the Tendered MorphoSys Shares, payment of the Offer Price will be effected without undue delay, at the latest on the fourth (4th) Banking Day after publication of the tender results after the end of the Acceptance Period pursuant to Sec. 23 para. 1 no. 2 WpÜG, in accordance with Sec. 13.1.5 of the Offer Document.
Settlement of MorphoSys Shares represented by MorphoSys ADSs
The Bidder shall, with respect to the MorphoSys Shares represented by MorphoSys ADSs properly tendered for sale during the Acceptance Period and not validly withdrawn, pay the Offer Price to the ADS Tender Agent’s cash account in Germany via Clearstream without undue delay, however no later than on the fourth (4th) Banking Day, following the publication of the tender results pursuant to Sec. 23 para. 1 no. 2 WpÜG after the expiration of the Acceptance Period.
Upon crediting of the Offer Price to the ADS Tender Agent’s cash account in Germany via Clearstream, the Bidder will have fulfilled its obligation to pay the Offer Price with respect to the MorphoSys Shares represented by MorphoSys ADSs properly tendered for sale. It is the ADS Tender Agent’s responsibility to transfer without undue delay the Offer Price to the MorphoSys ADS Holders that tendered into the Delisting Purchase Offer. For details see Sec. 13.2 of the Offer Document.

Certain U.S. Federal Income Tax Considerations
The receipt of the Offer Price in respect of MorphoSys Securities pursuant to the Delisting Purchase Offer will generally be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or non-U.S. income or other tax laws.
All MorphoSys Securityholders are urged to consult their tax advisors as to the particular tax consequences to them of the

5
Last accessed on 3 July 2024.

Delisting Purchase Offer.
See Sec. 20.1 and Sec. 13.2.6 of the Offer Document for a more detailed discussion of certain U.S. federal income tax considerations that may be relevant to tendering MorphoSys Securityholders.

Certain German Tax Consequences
The receipt of the Offer Price in respect of MorphoSys Securities pursuant to the Delisting Purchase Offer will typically be a taxable transaction for German income tax purposes and may also be a taxable transaction under applicable non-German tax laws.
All MorphoSys Securityholders are urged to consult their own tax advisors as to the particular tax consequences to them of the Delisting Purchase Offer.
See Sec. 20.2 of the Offer Document for a more detailed discussion of material German tax consequences for tendering MorphoSys Securityholders.

4.
OFFER

4.1
Offer Price

Subject to the terms set forth in the Offer Document, the Bidder hereby offers to acquire all MorphoSys Shares (including all MorphoSys Shares represented by MorphoSys ADSs) not held directly by the Bidder (ISIN DE0006632003) against payment of a cash consideration in the total amount of
EUR 68.00
per MorphoSys Share
(the “Offer Price”).
The Offer Price per MorphoSys Share applies to all MorphoSys Shares including all ancillary rights existing at the time of the settlement of the Delisting Purchase Offer, in particular the right to receive dividends.
4.2
Acceptance of the Delisting Purchase Offer

MorphoSys Shareholders may accept the Delisting Purchase Offer as is set out in detail in Sec. 13.1 of the Offer Document. MorphoSys ADS Holders may accept the Delisting Purchase Offer by (i) surrendering their MorphoSys ADSs to receive MorphoSys Shares as is set out in detail in Sec. 13.3 of the Offer Document or (ii) instructing the ADS Tender Agent to tender the MorphoSys Shares underlying their MorphoSys ADSs in the Delisting Purchase Offer as is set out in detail in Sec. 13.2 of the Offer Document.
The Bidder has entered into the Non-Tender Agreement and the Security Blockage Agreement (as defined under Sec. 8.3 of the Offer Document) with Novartis BidCo Germany in which Novartis BidCo Germany agreed not to accept the Delisting Purchase Offer in respect of a total of 34,337,809 MorphoSys Shares (corresponding to approximately 91.04% of the share capital and approximately 91.17% of the voting share capital of MorphoSys).
4.3
Settlement of the Delisting Purchase Offer

With respect to the Tendered MorphoSys Shares (as defined in Sec. 3 of the Offer Document), the settlement of the Delisting Purchase Offer will occur as is set out in detail in Sec. 13.1 of the Offer Document without undue delay following, but in any event no later than on the fourth (4th) Banking Day following the publication of the tender results after the end of the Acceptance Period pursuant to Sec. 23 para. 1 no. 2 WpÜG (i.e., on 13 August 2024 subject to any extension of the Acceptance Period as described under Sec. 5.2 of the Offer Document).

5.
ACCEPTANCE PERIOD

5.1
Duration of the Acceptance Period

The period for acceptance of the Delisting Purchase Offer for the MorphoSys Shares (including MorphoSys Shares represented by MorphoSys ADSs) begins upon publication of the Offer Document on 4 July 2024. It ends on
2 August 2024,
24:00 hours Frankfurt am Main local time and
18:00 hours New York local time, respectively.
5.2
Extension of the Acceptance Period

In the circumstances set out below, the period for acceptance of the Delisting Purchase Offer will in each case be extended automatically as follows:
(a)
The Bidder may amend the Delisting Purchase Offer until one business day (Arbeitstag) in the Federal Republic of Germany before expiry of the Acceptance Period in accordance with Sec. 21 WpÜG. In the event of an amendment of the Delisting Purchase Offer pursuant to Sec. 21 WpÜG, the Acceptance Period pursuant to Sec. 5.1 of the Offer Document will be automatically extended by two (2) weeks if publication of the amended Delisting Purchase Offer occurs within the last two (2) weeks before expiry of the Acceptance Period (Sec. 21 para. 5 WpÜG). In that event, the Acceptance Period will be extended until 16 August 2024, 24:00 hours Frankfurt am Main local time / 18:00 hours New York local time. This applies even if the amended Delisting Purchase Offer violates statutory provisions.

(b)
If a competing offer is launched by a third party in accordance with Sec. 22 para. 1 WpÜG (a “Competing Offer”) during the Acceptance Period and if the Acceptance Period expires prior to expiry of the acceptance period of the Competing Offer, the Acceptance Period will automatically be extended to correspond to the expiry of the acceptance period of the Competing Offer (Sec. 22 para. 2 WpÜG). This applies even if the Competing Offer is amended or prohibited or violates statutory provisions.

(c)
If a general meeting (Hauptversammlung) of MorphoSys is convened in connection with the Delisting Purchase Offer following publication of the Offer Document, the Acceptance Period will be extended to ten (10) weeks beginning with publication of the Offer Document in accordance with Sec. 16 para. 3 WpÜG (i.e., until 12 September, 24:00 hours Frankfurt am Main local time / 18:00 hours (New York local time).

The period for acceptance of the Delisting Purchase Offer, including all extensions of such period resulting from provisions of the WpÜG is referred to as the “Acceptance Period” in the Offer Document.
The Bidder will publish any extension of the Acceptance Period in accordance with Sec. 22 of the Offer Document. With regard to the right of withdrawal in the event of an amendment to the Delisting Purchase Offer or the launch of a Competing Offer, please refer to Sec. 17 of the Offer Document.
On 3 July 2024, the Bidder has obtained relief from the requirements of Rule 14e-1(b) under the U.S. Exchange Act from the Staff in order to permit the extension of the period for acceptance in compliance with German Offer and Delisting Rules by two (2) weeks and not by ten (10) U.S. Working Days in case of an amendment to the Delisting Purchase Offer (see Sec. 21 of the Offer Document for further details).
5.3
No additional acceptance period

There will be no additional acceptance period pursuant to Sec. 16 para. 2 WpÜG, which would allow for acceptance of the Delisting Purchase Offer within two (2) weeks after the expiry of the Acceptance Period.
6.
DESCRIPTION OF THE BIDDER, ITS SHAREHOLDER STRUCTURE AND NOVARTIS

6.1
Legal basis and capital structure of the Bidder

The Bidder is a stock corporation (Aktiengesellschaft) established under the laws of Switzerland with registered office in Basel, Switzerland and being registered with the commercial register office

(Handelsregisteramt) of the Canton of Basel-City under company number CHE-477.907.492. The current business address of the Bidder is Lichtstrasse 35, 4056 Basel, Switzerland (tel. +41 61 324 1111). The share capital of the Bidder amounts to CHF 100,000.00 which is divided into 100,000 registered shares. The corporate purpose of the Bidder includes, inter alia, to acquire, hold and manage participations of any kind.
6.2
Governing body

The following section lists the names, positions as well as current and material mandates during the past five years of current members of the Bidder’s board of directors (Verwaltungsrat).
Daniel Andreas Weiss
Chair since February 2024 | Nationality: Swiss
Daniel Andreas Weiss, CFA, first joined Novartis in 1999 as a portfolio manager and has held positions of increasing responsibility since, including Head of Capital Markets and Deputy Group Treasurer.
Professional experience
•
Global Head Treasury of Novartis (since March 2021)

Education
•
Licentiatus rerum politicarum (Master’s Degree in Economics and Business Administration), University of Basel, Switzerland

Bertrand Richard René Bugnon
Board member since February 2024 | Nationality: Swiss/Italian
Bertrand Richard René Bugnon first joined Novartis in 1997 and has since served in various senior management positions, including most recently as Country Chief Financial Officer Switzerland.
Professional experience
•
Head International Treasury of Novartis (since February 2022)

Education
•
Doctor rerum politicarum, Economy, University of Fribourg, Switzerland

Christian Rehm, Ph.D.
Board member since February 2024 | Nationality: Swiss
Christian Rehm, Ph.D., first joined Novartis in November 2010 as Head Capital Markets Legal.
Professional experience
•
Head Corporate and Finance Legal of Novartis (since May 2015)

•
Lecturer for capital markets law at the University of St. Gallen, Switzerland (since September 2011, located at Dufourstrasse 50, 9000 St. Gallen, Switzerland)

Education
•
Licentiatus iuris (lic. iur.) degree, University of Zurich, Switzerland

•
Doctorate in law (Ph.D.), University of Zurich, Switzerland

•
Master of Laws (LL.M.), University of California, Davis Law School, United States

•
Executive MBA degree, University of St. Gallen, Switzerland

•
Bar examination, Switzerland

6.3
Bidder’s shareholder structure

6.3.1
Direct shareholding in the Bidder

The sole shareholder of the Bidder is Novartis Pharma AG, a stock corporation (Aktiengesellschaft) incorporated under the laws of Switzerland, with registered office at Lichtstrasse 35, 4056 Basel, Switzerland, (tel. +41 61 324 1111) registered with the commercial register office (Handelsregisteramt) of the Canton of Basel-City under company number CHE-106.052.527 (“Novartis Pharma”).
The following section lists the names, positions as well as current and material mandates during the past five years of current members of Novartis Pharma’s board of directors.
Joerg Reinhardt, Ph.D.
Chair since 2013 | Nationality: German
For more information on Joerg Reinhardt, see his full biography below under “Novartis AG” below.
Karen L Hale
Board member since 2021 | Nationality: American
Prior to joining Novartis, Karen Hale held a succession of senior roles from 2013 through 2021 at AbbVie Inc., including vice president, deputy general counsel and chief ethics and compliance officer.
Professional experience
•
Chief Legal Officer of Novartis (since May 2021)

•
Vice-President, Deputy General Counsel of AbbVie Inc., US (from January 2019 to May 2021, located at 1 N. Waukegan Road North Chicago, 60064 Illinois; the principal business of which is pharmaceutical research and development)

Education
•
Bachelor’s degree in economics, Duke University, United States

•
Juris Doctor (J.D.), William & Mary Law School, United States

•
Bar examination, Illinois and Virginia

Harry Kirsch
Board member since 2013 | Nationality: German/Swiss
Harry Kirsch first joined Novartis in 2003 as Head Financial Global Primary Care. He became CFO of Novartis Pharma Europe in 2008 and CFO of the former Novartis Pharmaceuticals Division in 2010.
Professional experience
•
Chief Financial Officer of Novartis (since 2013)

Education
•
Diploma degree in industrial engineering and economics, University of Karlsruhe, Germany

6.3.2
Indirect shareholding in the Bidder

The sole shareholder of Novartis Pharma AG, and group parent company is Novartis AG, a stock corporation (Aktiengesellschaft) incorporated under the laws of Switzerland, with registered office at Lichtstrasse 35, 4056 Basel, Switzerland (tel. +41 61 324 1111), registered with the commercial register office (Handelsregisteramt) of the Canton of Basel-City under company number CHE-103.867.266 (“Novartis AG” and together with its direct and indirect subsidiaries, “Novartis”). Novartis AG is a publicly listed company whose stock trades on the SIX Swiss Exchange under the ticker symbol “NOVN” and on the New York Stock Exchange in the form of American Depositary Shares under the ticker symbol “NVS”. Novartis AG is not controlled by any of its shareholders.
The following section lists the names, positions and current and material mandates during the past five years of current members the Novartis AG board of directors (Verwaltungsrat).
Joerg Reinhardt, Ph.D.
Chair since 2013 | Chair of the Science & Technology Committee | Nationality: German
In the Bidder’s opinion, Joerg Reinhardt is a proven expert of the healthcare industry whose career spans nearly 40 years. After receiving his doctorate in pharmaceutical sciences, Mr. Reinhardt joined Sandoz Pharma Ltd., a predecessor to Novartis, in 1982. He held a number of senior leadership positions at Novartis, including Chief Operating Officer and Head of the Vaccines and Diagnostics Division. Additionally, he led Bayer HealthCare AG as chair of the board of management and the executive committee from 2010 to 2013.
Mandates
•
Senate member, Helmholtz Association of German Research Centers, Germany (current mandate, located at Spreepalais am Dom Anna-Louisa-Karsch-Straße 2 10178 Berlin, Germany, the principal business of which is scientific research)

•
Chair of the board of trustees, Institute of Molecular and Clinical Ophthalmology Basel (IOB), Switzerland (current mandate, located at Mittlere Strasse 91, 4031 Basel, Switzerland, the principal business of which is ophthalmological research)

•
Chair of the board of trustees, Novartis Foundation, Switzerland (since 2012, located at Lichtstrasse 35 4056 Basel Switzerland, the principal business of which is a not-for-profit effort to address the world’s most pressing health challenges)

•
Board member, Swiss Re AG, Switzerland (since 2017, located at Mythenquai 50, 8002 Zurich, Switzerland, the principal business of which is reinsurance)

Education
•
Doctorate in pharmaceutical sciences, Saarland University, Germany

Simon Moroney, D.Phil.
Vice-Chair since 4 March 2022 | Independent Non-Executive Director | Chair of the Compensation Committee | Science & Technology Committee Member | Board member since 2020 | Nationality: German/New Zealander
As co-founder and CEO of MorphoSys, in the Bidder’s opinion, Simon Moroney played a central role in establishing the company as a force in the field of therapeutic antibodies, with one of the broadest pipelines of drug candidates in the industry. Mr. Moroney holds both a doctorate and a Master’s degree in chemistry.
Professional experience
•
Co-founder and CEO, MorphoSys, Germany (from 1992 to 2019, the principal business of which is biopharmaceuticals)

Mandates
•
Chair of the board of directors and the remuneration and nomination committee, Biotalys NV, Belgium (current mandate, located at Buchtenstraat 11, 9051 Gent, Belgium, the principal business of which is biotechnologies)

Education
•
Doctorate in chemistry, University of Oxford, UK

•
Master’s degree in chemistry, University of Waikato, New Zealand

Nancy C. Andrews, M.D., Ph.D.
Independent Non-Executive Director | Risk Committee Member | Science & Technology Committee Member | Board member since 2015 | Nationality: American/Swiss
Nancy C. Andrews has extensive experience as a physician, scientist, professor and senior administrator at leading academic institutions and hospitals. Her distinguished career spans more than 30 years, with leadership roles at both Harvard Medical School and the Duke University School of Medicine. Since 2023, Dr. Andrews is professor in residence of pediatrics at Harvard Medical School and is credited with conducting research that led to advances in understanding iron biology and iron diseases.
Professional experience
•
Professor in residence of pediatrics, Harvard Medical School, US (from 2023, located at 25 Shattuck St, Boston, MA 02115)

•
Executive vice president and chief scientific officer, Boston Children’s Hospital, US (from 2021, located at 300 Longwood Ave, Boston, MA 02115)

•
Dean emerita, Duke University School of Medicine, and vice chancellor emerita for academic affairs, Duke University, US (from 2017, located at Duke University Medical Center Greenspace, Durham, NC 27710)

•
Professor of pediatrics, pharmacology and cancer biology, Duke University, US (from 2007 to 2021, located at 2138 Campus Drive, PO Box 90586, Durham, NC 27708)

Mandates
•
Board member, Maze Therapeutics Inc., US (current mandate, located at 171 Oyster Point Blvd, Suite 300, South San Francisco, CA 94080, the principal business of which is genetic research)

•
Board member and chair of the science and technology committee, Charles River Laboratories International Inc., US (current mandate, located at 251 Ballardvale St, Wilmington, MA, 01887, the principal business of which is pharmaceuticals)

•
Home secretary (since July 2023) and council member, National Academy of Sciences, US (located at: 500 Fifth St., N.W., Washington, D.C. 20001, the principal purpose of which is the promotion of the sciences)

•
Former council member (from 2013 to 2019) and member, National Academy of Medicine, US (located at 500 5th Street NW, Washington, DC 20001, the principal purpose of which is supporting those in the health and medical fields)

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Fellow (since April 2007) and former chair (from 2017 to 2023), American Academy of Arts and Sciences, US (located at 136 Irving Street, Cambridge, MA 02138, the principal purpose of which is providing scholarship in the arts and sciences)

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Member of the executive committee of the corporation, Massachusetts Institute of Technology, US (from 2019 to 2022, 77 Massachusetts Avenue, Cambridge MA 02139, the principal business of which is to make decisions for MIT)

•
Member of the scientific management review board, National Institutes of Health, US (from 2014 to 2019, located at 9000 Rockville Pike, Bethesda, Maryland 20892, the principal purpose of which is to develop and distribute biomedical and public health research for the U.S. government)

•
Board member and former chair, Burroughs Wellcome Fund, US (from 2011 to 2019, located at 21 T. W. Alexander Drive, Research Triangle Park, NC 27709, the principal purpose of which is independent biomedical research)

Education
•
Doctor of medicine, Harvard Medical School, US

•
Doctorate in biology, Massachusetts Institute of Technology, US

•
Master’s and bachelor’s degrees in molecular biophysics and biochemistry, Yale University, US

Ton Buechner
Independent Non-Executive Director | Chair of the Risk Committee | Audit and Compliance Committee Member | Board member since 2016 | Nationality: Dutch/Swiss
Ton Buechner is an engineer by training who started his career in the oil and gas construction industry.
Professional experience
Before becoming the CEO of Sulzer AG, he held several divisional leadership roles at the company and worked in markets including Asia. Mr. Buechner most recently served as CEO and chair of the executive board of AkzoNobel NV, where he introduced, in the Bidder’s opinion, industry-leading ESG policies.
Mandates
•
Chair of the board of directors and the sustainability committee, Swiss Prime Site AG, Switzerland (current mandate, located at Alpenstrasse 15, 6300 Zug, Switzerland, the principal business of which is real estate)

•
Chair of the board of directors and the strategy and sustainability committee, Burckhardt Compression AG, Switzerland (current mandate, located at Franz-Bruckhardt-Strasse 5, P.O. Box 3352, 8404 Winterthur, Switzerland; tel.: +41 52 261 55 00, the principal business of which is compression solutions)

•
Member of advisory committee to the Ministry of Economic Affairs and Climate Policy (“Adviescommissie Maatwerkafspraken Verduurzaming Industrie”), Netherlands (current mandate, located at Bezuidenhoutsweg 73, 2594 AC The Hague, Netherlands, the principal business of which is advising on economic affairs and climate policy)

•
Member of the presidential and shareholder committees (from 2014 to 2020) and member of the supervisory board (from 2014 to 2018), Voith GmbH & Co. KGaA, Germany, (located at St. Pöltener Straße 43, 89522 Heidenheim, Germany, the principal business of which is mechanical engineering)

Education
•
Master of business administration, IMD business school, Switzerland

•
Master’s degree in civil engineering, Delft University of Technology, Netherlands

Patrice Bula
Lead Independent Director since 4 March 2022 | Chair of the Governance, Sustainability and Nomination Committee | Member of the Compensation Committee | Board member since 2019 | Nationality: Swiss
Patrice Bula has 40 years of global management experience and is, in the Bidder’s opinion, a leader in the consumer goods industry across established and emerging markets. He has served in various senior roles at Nestlé SA, including as general manager of its businesses in China, Germany and South Africa. Most recently, he successfully led the Nestlé Group’s brand strategies, digital marketing transformation and Nespresso business.
Professional experience
•
Executive vice president and head of strategic business units, marketing, sales and Nespresso, Nestlé SA, Switzerland (from 2011 to 2021, located at Avenue Nestlé 55, 1800 Vevey, Switzerland; tel.: +41 21 924 1111), the principal business of which is manufacturing and marketing food products)

Mandates
•
Chair, European Pizza Group Topco Sarl, Luxembourg (current mandate, located at 19, rue de Bitbourg, 1273 Luxembourg, Luxembourg, the principal business of which is frozen pizza)

•
Chair, Froneri Lux Topco Sarl, Luxembourg (current mandate, located at 19, rue de Bitbourg, 1273 Luxembourg, Luxembourg, the principal business of which is ice cream and frozen foods)

•
Board member and vice chair, Schindler AG, Switzerland (current mandate, located at Seestrasse 55, 6052 Hergiswil, Switzerland, the principal business of which is manufacturing and installing elevators, escalators and moving walkways)

•
Board member and chair of the ESG committee, New Tiger LLC, US (current mandate, located at 433 West Van Buren Street Chicago, IL 60607, the principal business of which is consumer beverages)

•
Co-chair (2020 from to 2021) and board member (from 2015 to 2021), Cereal Partners Worldwide SA, Switzerland (Nestlé representative) (located at Avenue de la Gottaz 36 Case Postale 2184 Morges, 1110 Switzerland, the principal business of which is producing and selling ready-to-eat breakfast cereals)

•
Board member, Froneri Lux Topco Sarl, Luxembourg (Nestlé representative) (from 2016 to 2020)

•
Board member, Bobst Group SA, Switzerland (from 2017 to 2019, located at Case Postale Lausanne, 1001 Switzerland, the principal business of which is manufacturing printing presses and packaging producing machinery)

•
Chair, Blue Bottle Coffee Inc., US (Nestlé representative) (from 2017 to 2019, located at 476 9th Street, Oakland, CA 94607, the principal business of which is coffee roasting and retail)

•
Chair, Nestlé Nespresso SA, Switzerland (Nestlé representative) (from 2011 to 2019, located at Route du Lac 3, 1094 Paudex, Switzerland), the principal business of which is coffee capsules and machines)

•
Board member, Hsu Fu Chi Food Companies, China (Nestlé representative) (from 2011 to 2019, located at Zhouwu Industrial District Dongcheng Dongguan, 523118 China, the principal business of which is manufacturing sweet foods)

Education
•
Program for executive development, IMD business school, Switzerland

•
Master’s degree in economic sciences, HEC Lausanne, Switzerland

Elizabeth (Liz) Doherty
Independent Non-Executive Director | Chair of the Audit and Compliance Committee | Risk Committee Member | Audit Committee Financial Expert | Board member since 2016 | Nationality: British/Irish
Elizabeth (Liz) Doherty is an expert in finance and accounting who has broad operational experience in international consumer and retail businesses.
Professional experience
She began her career in internal audit at Unilever PLC and has held senior finance and accounting roles there and at other companies including Tesco PLC and Reckitt Benckiser Group PLC.
Mandates
•
Board member and chair of the audit committee, Corbion NV, Netherlands (current mandate, located at Piet Heinkade 127 1019 GM, Amsterdam, Netherlands, the principal business of which is lactic acid food preservation solutions)

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Member of the supervisory board and chair of the audit committee, Royal Philips NV (current mandate located at Amstelplein 2, 1096 BC Amsterdam, Netherlands, the principal business of which is healthcare technology)

•
Advisor, Affinity Petcare SA and GB Foods SA, Spain (from 2017 to 2023, located at Placa Europa 42, 08902 Hospitalet de Llobregat, Barcelona, Spain, the principal business of which is pet food and food supplies, respectively)

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Board member, Dunelm Group PLC, UK (from 2013 to 2019, located at Watermead Business Park, Syston, Leicestershire LE7, United Kingdom 1AD, the principal business of which is to sell home furnishings)

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Board member, HM Courts & Tribunals Service, UK (from 2015 to 2019, located at 102 Petty France, London SW1, United Kingdom, the principal responsibility of which is the administration of criminal, civil and family courts and tribunals in England and Wales)

•
Board member, Ministry of Justice, UK (from 2015 to 2019, located at 102 Petty France, London SW1, United Kingdom, the principal responsibility of which is the UK justice system)

Education
•
Fellow, Chartered Institute of Management Accountants, UK

•
Bachelor’s degree in liberal studies in science (physics), University of Manchester, UK

Bridgette Heller
Independent Non-Executive Director | Audit and Compliance Committee Member | Compensation Committee Member | Governance, Sustainability and Nomination Committee Member | Board member since 2020 | Nationality: American
Bridgette Heller has proven experience in the standalone divisions of companies such as Johnson & Johnson, Merck & Co. Inc. and Danone SA, and has served on the audit committees of ADT Corp. and Tech Data Corp. During her career, she has overseen the performance of CFOs and made decisions on strategic R&D priorities. Ms. Heller is, in the Bidder’s opinion, an advocate for diversity, equity and inclusion, and travelled globally to reinforce Danone’s commitment to infant and maternal health, inclusive diversity, an equitable workforce for women, and sustainable communities. She is co-founder and CEO of the Shirley Proctor Puller Foundation, an education and youth empowerment nonprofit, and devotes much of her time to strengthening education and sustainability in an underserved community in the US.
Professional experience
•
Co-founder and CEO, Shirley Proctor Puller Foundation, US (from 2019, located at 4133 Cortez Way, South St. Petersburg, FL 33712, the principal business of which is advocating for student literacy)

•
EVP and president of specialized nutrition, Danone SA, Netherlands (from 2017 to 2019, located at 17, boulevard Haussmann 75009 Paris, France, the principal business of which is food products)

•
EVP of early life nutrition, Danone SA, Netherlands (from 2016 to 2019, located at 17, boulevard Haussmann 75009 Paris, France, the principal business of which is food products)

Mandates
•
Board member, Integral Ad Science Inc., US (current mandate, located at 12 E 49th St Floor 20, New York, New York 10017, US, the principal business of which is digital advertising)

•
Board member, Aramark, US (current mandate, located at 2400 Market Street, Philadelphia, PA, 19103, the principal business of which is food services)

•
Board member, Dexcom Inc., US (current mandate, located at 6340 Sequence Drive, San Diego, CA, 92121, the principal business of which is glucose monitoring systems)

•
Board member, Newman’s Own Inc., US (current mandate, located at 1 Morningside Drive, North Westport, CT 06880, the principal business of which is food services)

•
Member of the board of trustees, Northwestern University, US (current mandate, located at 633 Clark Street, Evanston, IL 60208, the principal business of which is education)

•
Member of the advisory board, Kellogg School of Management at Northwestern University, US (current mandate)

•
Board member, Shirley Proctor Puller Foundation, US (current mandate, located at 4133 Cortez Way, South St. Petersburg, FL 33712, the principal business of which is advocating for student literacy)

•
Board member, Newman’s Own Foundation, US (current mandate, located at 1 Morningside Drive, North Westport, CT 06880, the principal business of which is food services)

•
Board member, Tech Data Corp., US (from 2016 to 2020, located at 5350 Tech Data Drive, Clearwater, FL 33760, the principal business of which is IT products)

Education
•
Master’s degree in marketing and management policy, Kellogg School of Management at Northwestern University, US

•
Bachelor’s degree in economics and computer studies, Northwestern University, US

Daniel Hochstrasser
Independent Non-Executive Director | Audit and Compliance Committee Member | Governance, Sustainability and Nomination Committee Member | Board member since 4 March 2022 | Nationality: Swiss
Daniel Hochstrasser is an independent dispute resolution specialist practicing in Zurich, Switzerland. Until the end of 2022, he has been leading Bär & Karrer’s arbitration practice for 15 years. He frequently represented parties in complex disputes arising from matters such as M&A transactions, industrial and infrastructure projects, and license, distribution and development agreements, particularly in the pharmaceutical industry. In addition, he led the firm as senior partner from 2011 until 2021. He has published extensively on arbitration and litigation, and lectures at the University of Zurich and the University of St. Gallen in Switzerland.
Professional experience
•
Attorney-at-law, Daniel Hochstrasser AG, Switzerland (since January 2023, located at Schulhausstrasse 42, 8002 Zurich, Switzerland, the principal business of which is legal services)

•
Attorney-at-law and partner, Bär & Karrer AG, Switzerland (from 1993 to December 2022, located at Brandschenkestrasse 90 8002 Zurich, Switzerland, the principal business of which is legal services)

•
Senior partner and chair of the board of directors, Bär & Karrer AG, Switzerland (from 2011 to 2021)

Mandates
•
Chair of the board of directors, Daniel Hochstrasser AG, Switzerland (current mandate)

•
Member (from 2015 to 2021) and vice president (since 2021), ICC Court of Arbitration, France (current mandate, located at 33-43 avenue du President Wilson, 75116 Paris, France, the principal business of which is legal services)

•
Member of the Ethics Court, Zurich Bar Association, Switzerland (since 2004, located at Kasinostrasse 2, Postfach, 8401 Winterhur, Switzerland, the principal business of which is legal services)

•
Board member, Finland Arbitration Institute, Finland (since 2020, located at P.O. Box 1000 FI-00101 Helsinki, Finland (Alvar Aallon katu 5 C), the principal business of which is legal services)

•
Chair of the board of directors, Bär & Karrer AG, Switzerland (from 2011 to 2021)

Education
•
Master of laws (LL.M.), Cornell Law School, US

•
Bar examination, Switzerland

•
Licentiatus iuris, University of Zurich, Switzerland

Frans van Houten
Independent Non-Executive Director | Audit and Compliance Committee Member | Science & Technology Committee Member | Board member since 2017 | Nationality: Dutch
Frans van Houten is, in the Bidder’s opinion, passionate about purpose-driven innovation, entrepreneurship and business transformation to drive customer value and competitiveness. Under his leadership as CEO of Royal Philips, the company transformed into a leading health technology solutions company, leveraging data and informatics to improve healthcare provider results, and became, in the Bidder’s opinion, a forerunner across ESG dimensions, having become carbon neutral in its operations since 2020 and recycling over 90% of its waste. Mr. van Houten was an initiator of the World Economic Forum Compact for Responsive and Responsible Leadership as well as founder and co-chair of the Platform to Accelerate the Circular Economy.
Professional experience
•
Advisor, Royal Philips NV, Netherlands (from October 2022 to April 2023)

•
CEO and chair of the executive committee and the board of management, Royal Philips NV, Netherlands (from 2011 to October 2022)

Mandates
•
Member of the supervisory board, Affidea Group, Netherlands (current mandate, located at Zuid Hollandlaan 72596 AL The Hague, Netherlands, the principal business of which is medical services)

•
Board member, Absci Corporation, US (current mandate, located at 18105 SE Mill Plain Boulevard, Vancouver, WA 98683, the principal business of which is generative AI drug creation)

•
Board member, Synthesis Health Inc. US (current mandate, located at 23501 Cinco Ranch Boulevard, STE H120 PMB 662, Katy, TX 77494, the principal business of which is health imaging)

•
Chair, Castor EDC, Netherlands (current mandate, located at Fred. Roeskestraat 115, 1076 EE Amsterdam, Netherlands, the principal business of which is a clinical trials platform)

•
Member of the steering committee, European Round Table for Industry (ERT), Belgium (from 2014 to November 2022, located at Boulevard Brand, Whitlocklaan 165, 1200 Brussels, Belgium, the principal business of which is promoting competitiveness and prosperity in Europe)

•
Vice chair and member of the supervisory board, Philips Lighting, Netherlands (from 2016 to 2017, located at High Tech Campus 7, 5656 AE Eindhoven, Netherlands, the principal business of which is lighting)

Education
•
Master’s degree in economics and business management, Erasmus University Rotterdam, Netherlands

•
Bachelor’s degree in economics, Erasmus University Rotterdam, Netherlands

Ana de Pro Gonzalo
Independent Non-Executive Director | Audit and Compliance Committee Member | Risk Committee Member | Board member since 4 March 2022 | Nationality: Spanish
Since starting her career at Arthur Andersen, Ana de Pro Gonzalo has worked across a variety of industries, ranging from construction and real estate to engineering and telecommunications. With deep expertise in finance, capital markets and technology, she has held executive positions at several multinational companies. Most recently, she spent 10 years as chief financial officer of Amadeus IT Group, a leading software provider for the global travel and tourism industry.

Professional experience
•
Chief Financial Officer, Amadeus IT Group SA, Spain (from 2010 to 2020, located at Salvador de Madariaga 1, 28027 Madrid, Spain, the principal business of which is global travel and tourism technology)

Mandates
•
Member of the supervisory board and chair of the Audit Committee, STMicroelectronics NV, Netherlands (current mandate, located at WTC Schiphol Airport, Schiphol Boulevard 265, Schiphol Airport, Netherlands, 1118BH, the principal business of which is semiconductor technology)

•
Board member, Mobico Group PLC, UK (since 2019, located at National Express House, Mill Lane, Digbeth, Birmingham, UK B5 6DD, the principal business of which is sustainable mobility solutions)

•
Board member, Indra Sistemas SA, Spain (from 2020 to 2022, located at Avenida de Bruselas, 35, Alcobendas, Madrid, the principal business of which is providing proprietary solutions in the transport and defence markets)

Education
•
General management program (PDG), IESE Business School, Spain

•
Bachelor’s degree in business studies, Complutense University of Madrid, Spain

Charles L. Sawyers, M.D.
Independent Non-Executive Director | Governance, Sustainability and Nomination Committee Member | Science & Technology Committee Member | Board member since 2013 | Nationality: American
Charles L. Sawyers is, in the Bidder’s opinion, a highly accomplished expert and leader in cancer research. As a physician and prominent scientist, in the Bidder’s opinion, he has a deep understanding of the benefits of drugs for patients and society at large, and the importance of access to medicines. Dr. Sawyers co-developed the Novartis cancer drug Gleevec/ Glivec and has received numerous honors and awards, including the Lasker-DeBakey Clinical Medical Research Award.
Professional experience
•
Chair of the human oncology and pathogenesis program, Memorial Sloan Kettering Cancer Center, US (from 2006, located at 1275 York Avenue, New York, NY 10065, the principal business of which is cancer treatment and research)

•
Professor of medicine, and professor of cell and developmental biology (2011 — present), Weill Cornell Graduate School of Medical Sciences, US (from 2008, located at 1300 York Avenue Box 65, New York, NY 10065, the principal business of which is education)

•
Investigator, Howard Hughes Medical Institute, US (from 2008, located at 4000 Jones Bridge Road, Chevy Chase, MD 20815; the principal business of which is biomedical research)

Mandates
•
Member, National Academy of Medicine, US (current mandate, located at 500 Fifth Street, NW, Washington, DC, the principal business of which is scientific advancement)

•
Member, National Academy of Sciences, US (current mandate, located at 2101 Constitution Ave, NW, Washington, DC, the principal business of which is the promotion of science)

•
Investigator, Howard Hughes Medical Institute, US (current mandate, located at 4000 Jones Bridge Road, Chevy Chase, MD 20815, the principal business of which is biomedical research)

•
Member, National Cancer Advisory Board, US (from 2012 to 2020, located at 9609 Medical Center Drive, Bethesda, MD 20892, the principal business of which is to advise government on issues affecting the United States cancer program)

Education
•
Doctor of medicine, Johns Hopkins University School of Medicine, US

•
Bachelor’s degree, Princeton University, US

William T. Winters
Independent Non-Executive Director | Compensation Committee Member | Governance, Sustainability and Nomination Committee Member | Board member since 2013 | Nationality: British/American
William T. Winters has extensive leadership experience in the financial sector. He began his career at JPMorgan Chase & Co. in 1983 and has held management roles across several market areas and in corporate finance. Mr. Winters founded Renshaw Bay LLP, an alternative asset management firm, and now serves as CEO of Standard Chartered PLC, where he is leading a digital transformation of the global bank.
Professional experience
•
CEO, Standard Chartered PLC, UK (from 2015, located at 1 Basinghall Avenue, London, UK EC2V 5DD, the principal business of which is banking)

Mandates
•
Board member, Standard Chartered Bank PLC, UK (current mandate, located at 1 Basinghall Avenue, London, UK EC2V 5DD, the principal business of which is banking)

Education
•
Master of business administration, Wharton School of the University of Pennsylvania, US

•
Bachelor’s degree in international relations, Colgate University, US

John D. Young
Independent Non-Executive Director | Risk Committee Member | Science & Technology Committee Member | Board member since 7 March 2023 | Nationality: British/American
A scientist by training, John D. Young has over 35 years of experience in the healthcare industry and will bring a wealth of experience in leadership, strategy, business development and commercialization of innovative medicines to the Novartis Board of Directors. He joined Pfizer in 1987 as a sales representative and held positions of increasing seniority across the company, including as a member of Pfizer’s executive leadership team from 2012. As Pfizer’s group president and chief business officer from 2019 until 2022, John also played an integral role in the development and delivery of the Pfizer-BioNTech COVID-19 vaccine.
Professional experience
•
Senior advisor to the CEO, Pfizer, US (from January to June 2022, located at 66 Hudson Boulevard, East New York, NY 10001, the principal business of which is biopharmaceuticals)

•
Group president and chief business officer, Pfizer, US (from 2019 to 2022, located at 66 Hudson Boulevard, East New York, NY 10001, the principal business of which is biopharmaceuticals)

Mandates
•
Board member, Johnson Controls International, Ireland (current mandate, located at Block 9A, Beckett Way, Park West Business Park, Dublin, County Dublin 12, Ireland, the principal business of which is building technology and software services)

•
Board member, Arvinas Inc, US (current mandate, located at 5 Science Park, 395 Winchester Avenue, New Haven, CT 06511, the principal business of which is biotechnology)

•
Board member, Imbria Pharmaceuticals, US (current mandate, located at 265 Franklin Street, Suite 1702, Boston, MA 02116, the principal business of which is pharmaceuticals)

•
Board member, Haleon, UK (from 2022 to February 2023, located at The Heights Building 5, First Floor, The Heights Weybridge, Surrey, UK KT13 0NY, the principal business of which is consumer healthcare)

•
Board member, GSK Consumer Health Joint Venture, UK (from 2019 to 2022, located at GSK House, 980 Great West Road, Brentford, Middlesex, UK TW8 9GS, the principal business of which is consumer healthcare)

•
Board member, Biotechnology Innovation Organization (BIO), US (from 2018 to 2021, located at 1201 New York Avenue NW, Suite 1300m Washington, DC 20005, the principal business of which is biotechnology)

•
US bio-pharmaceutical representative, UK Government Life Sciences Council, UK (from 2007 to 2021, located at 1 Victoria Street, London, UK SW1H 0ET, the principal business of which is advocate for research and the use of technology in healthcare services)

Education
•
Master of business administration, University of Strathclyde, UK

•
Bachelor’s degree in biological sciences, University of Glasgow, UK

During the last five (5) years, none of Novartis AG, Novartis Pharma, the Bidder or, after due inquiry of Novartis AG, Novartis Pharma and the Bidder, any of the persons listed in Sec. 6.2 or Sec. 6.3 of the Offer Document: (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), and/or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree, or final order enjoining such person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.
The following chart illustrates the current shareholder structure of the Bidder as described above:
6.4
Information about Novartis

Novartis is specialized in the research, development, manufacturing, distribution, and commercialization and sale of innovative medicines, with a focus on four core therapeutic areas: cardiovascular, renal and metabolic; immunology; neuroscience; and oncology, as well as established brands. The consolidated financial statements for the current and prior years are reported as follows:
(a)
Continuing operations

Continuing operations include the research, development, manufacturing, distribution, and commercialization and sale of innovative medicines, with a focus on four core therapeutic areas: cardiovascular, renal and metabolic; immunology; neuroscience; and oncology, as well as established brands.

(b)
Discontinued operations

Discontinued operations include the Sandoz generic pharmaceuticals and biosimilars business (the Sandoz Division) and certain corporate activities attributable to Sandoz’s business, as well as certain expenses related to the spin-off.
During the financial year that ended 31 December 2023, Novartis achieved net sales from continuing operations of USDbn 45.44 (corresponding to approximately EURbn 41.97) and net income from continuing operations amounted to USDbn 8.57 (corresponding to approximately EURbn 7.92) according to the consolidated income statements of Novartis as of and for the financial year ended 31 December 2023 and prepared in accordance with IFRS Accounting Standards as issued by the IASB.
As of 31 December 2023, the number of Novartis’ full-time equivalent employees (FTE) amounted to 76,057.
6.5
Persons acting jointly with the Bidder

The entities set forth in Annex 1 are persons acting jointly with the Bidder within the meaning of Sec. 2 para. 5 sentence 3 WpÜG.
The entities listed in Part 1 of Annex 1 are entities controlling the Bidder (“Bidder Parent Companies”).
The entities listed in Part 2 of Annex 1 are direct and indirect subsidiaries of the Bidder and therefore persons acting jointly with the Bidder within the meaning of Sec. 2 para. 5 sentence 3 WpÜG.
The entities listed in Part 3 of Annex 1 are (indirect) subsidiaries of Novartis AG and Novartis Pharma (except for the Bidder and its direct and indirect subsidiaries), which are not controlling the Bidder, and each of these entities are deemed to be persons acting jointly with the Bidder within the meaning of Sec. 2 para. 5 sentence 3 WpÜG. None of the entities listed in Part 3 of Annex 1 actually coordinate their conduct with the Bidder, directly or indirectly, with regard to the acquisition of MorphoSys Shares or with regard to their exercise of voting rights resulting from MorphoSys Shares on the basis of an agreement or in any other manner within the meaning of Sec. 2 para. 5 sentence 1 WpÜG.
Beyond this, there are no other persons acting jointly with the Bidder within the meaning of Sec. 2 para. 5 WpÜG.
6.6
MorphoSys Shares currently held by the Bidder or by persons acting jointly with the Bidder and their subsidiaries; attribution of voting rights

At the time of the publication of the Offer Document, the Bidder does not directly hold any MorphoSys Shares. However, at the time of the publication of the Offer Document, Novartis BidCo Germany, a subsidiary of the Bidder and a person acting jointly with the Bidder, directly holds 34,337,809 MorphoSys Shares; corresponding to approximately 91.04% of the share capital and approximately 91.17% of the voting share capital of MorphoSys (see Sec. 6.7.4 of the Offer Document). Pursuant to Sec. 30 para. 1 sentence 1 no. 1, sentence 3, Sec. 2 para. 6 WpÜG, the voting rights attached to the MorphoSys Shares directly held by Novartis BidCo Germany are attributed to the Bidder and to the Bidder Parent Companies.
Further, at the time of publication of the Offer Document, MorphoSys holds 53,685 MorphoSys Shares as treasury shares to which no voting or dividend rights are attached.
Furthermore, at the time of the publication of the Offer Document, none of the Bidder, persons acting jointly with the Bidder within the meaning of Sec. 2 para. 5 WpÜG or their subsidiaries hold MorphoSys Shares or voting rights based on MorphoSys Shares and no voting rights based on MorphoSys Shares are attributable to them pursuant to Sec. 30 WpÜG.
None of the Bidder, persons acting jointly with the Bidder within the meaning of Sec. 2 para. 5 WpÜG or their subsidiaries hold, directly or indirectly, voting rights in relation to MorphoSys to be disclosed pursuant to Sec. 38 and/or Sec. 39 German Securities Trading Act (Wertpapierhandelsgesetz) (“WpHG”).

6.7
Information about securities transactions

With the exception of the acquisitions described in this Sec. 6.7, neither the Bidder nor the persons acting jointly with the Bidder within the meaning of Sec. 2 para. 5 WpÜG nor any of their subsidiaries have acquired or entered into any agreement for the acquisition of MorphoSys Shares during the period beginning six (6) months prior to the publication of the decision to launch the Delisting Purchase Offer pursuant to Sec. 10 para. 1 sentence 1, para. 3 WpÜG in conjunction with Sec. 39 para. 2 sentence 3 no. 1 BörsG (i.e. on 20 June 2024) and ending with the publication of the Offer Document on 4 July 2024.
6.7.1
Previous Takeover Offer

On 5 February 2024, the Bidder announced its decision to launch a voluntary public takeover offer to the MorphoSys Securityholders (the “Previous Takeover Offer”). The offer document for the Previous Takeover Offer was published on 11 April 2024. The offer consideration was EUR 68.00 per MorphoSys Share. The acceptance period of the Previous Takeover Offer expired on 13 May 2024, 24:00 hours (Frankfurt am Main local time) and 18:00 hours (New York local time). The additional acceptance period pursuant to Sec. 16 para. 2 sentence 1 WpÜG expired on 30 May 2024, 24:00 hours (Frankfurt am Main local time) and 18:00 hours (New York local time). For more information on the Previous Takeover Offer, see Sec. 8.1.1 of the Offer Document below.
Until the expiry of the additional acceptance period, 29,336,378 MorphoSys Shares (approximately 77.78% of the share capital and approximately 77.89% of the voting share capital in MorphoSys) were tendered into the Previous Takeover Offer. The Bidder acquired the 25,610,813 MorphoSys Shares tendered during the acceptance period of the Previous Takeover Offer upon settlement on 23 May 2024 and the 3,725,565 MorphoSys Shares tendered during the additional acceptance period of the Previous Takeover Offer upon settlement on 10 June 2024, each at a price of EUR 68.00 per MorphoSys Share.
6.7.2
Prior acquisitions by the Bidder on the stock exchange

In addition to the MorphoSys Shares acquired in the Previous Takeover Offer, in the period between 12 April 2024 and 16 April 2024, the Bidder acquired a total of 4,360,100 MorphoSys Shares (that corresponds to approximately 11.56% of the share capital and approximately 11.57% of the voting share capital in MorphoSys) on the stock exchange.
These acquisitions were made as follows, with the date of the respective acquisitions referring to the date on which the corresponding purchase agreements were concluded:
Date (trading day)	Number of MorphoSys Shares acquired	Highest purchase price per MorphoSys Share in EUR
12 April 2024	2,023,370	67.95
15 April 2024	1,267,646	67.95
16 April 2024	1,069,084	67.95
Total / highest purchase price	4,360,100	67.95
To make these acquisitions, the Bidder had obtained exemptive relief under Rule 14e-5 of the U.S. Exchange Act from the SEC permitting it (or financial institutions on its behalf) to make purchases of MorphoSys Shares in open market transactions, privately negotiated transactions, or otherwise outside of the Previous Takeover Offer, from and after the date of announcement of the Previous Takeover Offer and during the Previous Takeover Offer, outside of the United States, subject to certain conditions.
6.7.3
Prior over the counter acquisitions by the Bidder

Further, the Bidder purchased on 10 June 2024 121,331 MorphoSys Shares over the counter at a price equal to the Offer Price. On 16 June 2024, the Bidder purchased further 520,000 MorphoSys Shares at a price equal to the Offer Price over the counter. In total, the Bidder acquired in the period between 10 June 2024 and 16 June 2024, 641,331 MorphoSys Shares (that corresponds to approximately 1,7% of the share capital and of the voting share capital in MorphoSys) over the counter. These acquisitions were made as follows, with the date of the respective acquisitions referring to the date on which the corresponding purchase agreements were concluded:

Date	Number of MorphoSys Shares acquired	Highest purchase price per MorphoSys Share in EUR
10 June 2024	121,331	68.00
16 June 2024	520,000	68.00
Total / Highest purchase price	641,331	68.00
To make these acquisitions, the Bidder had obtained exemptive relief under Rule 14e-5 of the U.S. Exchange Act from the SEC permitting it (or financial institutions on its behalf) to make purchases of MorphoSys Shares in open market transactions, privately negotiated transactions, or otherwise outside of the Previous Takeover Offer, from and after the date of announcement of the Previous Takeover Offer and during the Previous Takeover Offer, outside of the United States, subject to certain conditions.
6.7.4
Transfer of the MorphoSys Shares to Novartis BidCo Germany

On 19 June 2024, the Bidder transferred all of the 29,336,378 MorphoSys Shares that had been tendered by the end of the additional acceptance period of the Previous Takeover Offer and transferred to the Bidder upon its completion (Sec. 6.7.1 of the Offer Document above), as well as the further 5,001,431 MorphoSys Shares that the Bidder had acquired on the stock exchange and over the counter (see Sec. 6.7.2 and Sec. 6.7.3 of the Offer Document above), i.e. in total 34,337,809 MorphoSys Shares, free of charge to Novartis BidCo Germany (the “Contribution”). On 21 June 2024, BaFin had permitted voting rights from the transferred MorphoSys Shares to be disregarded in the calculation of the proportion of voting rights pursuant to Sec. 36 no. 3 WpÜG. Hence, Novartis BidCo Germany was not obligated to launch a mandatory public takeover offer addressed to the MorphoSys Securityholders following the Contribution.
As a result of the Previous Takeover Offer, the purchases of MorphoSys Shares outside of the Previous Takeover Offer and the Contribution, the Bidder indirectly holds 34,337,809 MorphoSys Shares (approximately 91.04% of the share capital and approximately 91.17 % of the voting share capital of MorphoSys at the time) through Novartis BidCo Germany as of the date of the Offer Document.
6.8
Possible future acquisitions of MorphoSys Shares

The Bidder and its Affiliates or brokers (acting as agents of the Bidder or its Affiliates) may acquire, or make arrangements to acquire, MorphoSys Shares other than in the course of the Delisting Purchase Offer, via the stock exchange at market prices or outside the stock exchange on negotiated terms during the period in which the Delisting Purchase Offer remains open for acceptance or afterwards, provided that (i) such acquisitions or arrangements to acquire (if made during the pendency of the Delisting Purchase Offer) are made outside of the United States, and (ii) such acquisitions or arrangements to acquire comply with the applicable statutory provisions, in particular the WpÜG and, to the extent applicable, the U.S. Offer Rules. This also applies to other securities convertible into, exchangeable for or exercisable for shares of MorphoSys. If the Bidder or any of its Affiliates or brokers (acting as agents of the Bidder or its Affiliates) acquire or agree on a purchase price for MorphoSys Shares at a purchase price higher than the Offer Price, the Offer Price will be adjusted to such higher purchase price if such acquisition or the arrangement to acquire is made prior to the publication of the announcement pursuant to Sec. 23 para. 1 sentence 1 no. 2 WpÜG, and an additional payment claim in respect of Tendered MorphoSys Shares arises in the amount of the difference between the Offer Price and the higher purchase price paid or agreed upon outside the Delisting Purchase Offer if such acquisition or arrangement to acquire is made or agreed, as applicable, outside the stock exchange within one year after the announcement pursuant to Sec. 23 para. 1 sentence 1 no. 2 WpÜG, unless it is made or agreed in connection with a legal obligation to grant compensation to Morphosys Shareholders or with the acquisition of the assets of MorphoSys or part thereof by way of merger (Verschmelzung), division (Spaltung) or transfer of assets (Vermögensübertragung).
To the extent such acquisitions or arrangement to acquire should occur, information about them, including the number and price of the acquired MorphoSys Shares, will be published according to the applicable statutory provisions, especially Sec. 23 para. 2 WpÜG in conjunction with Sec. 14 para. 3 sentence 1 WpÜG, in the German Federal Gazette (Bundesanzeiger) and on the internet at www.novartis.com/investors/morphosys-acquisition/delisting-purchase-offer.

In addition, the financial advisors of the Bidder may also act in the ordinary course of trading in securities of MorphoSys, which may include purchases or agreements to purchase such securities.
6.9
Other relevant transactions

During the past two (2) years, Novartis AG and MorphoSys have engaged in ordinary course collaboration and global licensing arrangements of certain MorphoSys’ assets. The aggregate value of such transactions during the past two (2) years was approximately USDm 24.5. On 5 February 2024, Novartis AG, the Bidder and MorphoSys entered into a Business Combination Agreement (the “Business Combination Agreement”) regarding the Previous Takeover Offer by the Bidder to acquire all MorphoSys Shares (including all MorphoSys Shares represented by MorphoSys ADSs) for a cash consideration of EUR 68.00 per MorphoSys Share (representing a total transaction value of approximately EURbn 2.7). In connection with the series of transactions required to achieve the acquisition of 100% of the MorphoSys Shares, MorphoSys, Novartis AG, and the Bidder have also entered into the DPSA, CA and QAA (each defined in Sec. 8.1.4 of the Offer Document), and Delisting Agreement (described in Sec. 8.2 of the Offer Document).
Except as set forth in the Offer Document under Sec. 6.7 above, none of the persons listed in Sec. 6.2 or Sec. 6.3 of the Offer Document has effected any transaction in respect of any MorphoSys Shares during the sixty (60)-day period preceding the date of the Offer Document.
Except as set forth in the Offer Document, there have been no transactions or business relationships that would require reporting under the rules and regulations of the SEC applicable to the Delisting Purchase Offer between Novartis AG, the Bidder, or any of their Affiliates or — after due inquiry and to the best knowledge and belief of Novartis AG and the Bidder — any of the persons listed in Sec. 6.2 or Sec. 6.3 of the Offer Document, on the one hand, and MorphoSys or any of its executive officers, members of the management board or supervisory board and/or affiliates (verbundene Unternehmen) within the meaning of German stock corporation law (each a “MorphoSys Affiliate”), on the other hand.
Except as set forth in the Offer Document in Sec. 8.1 through Sec. 8.3 and Sec. 9.6.2 of the Offer Document, there have been no contacts, negotiations, or transactions between Novartis AG or any of its subsidiaries or, after due inquiry and to the best knowledge and belief of Novartis AG and Bidder, any of the persons listed in Sec. 6.2 or Sec. 6.3 of the Offer Document, on the one hand, and MorphoSys or any MorphoSys Affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer, or other acquisition of any class of MorphoSys’ securities, an election of members of the management board or supervisory board, or a sale or other transfer of a material amount of assets of MorphoSys during the past two (2) years.
7.
DESCRIPTION OF MORPHOSYS

7.1
Legal basis

MorphoSys is a stock corporation (Aktiengesellschaft) established under the laws of Germany, with registered office in Planegg, Germany, registered with the commercial register of the local court (Amtsgericht) of Munich under HRB 121023. MorphoSys has its statutory seat at Semmelweisstr. 7, 82152 Planegg, Germany.
The statutory purpose of MorphoSys is the identification, research, optimization, development, application, commercialization and marketing and distribution of technologies, processes and products in the field of pharmaceuticals, active pharmaceutical ingredients and corresponding intermediates and the provision of related services. The financial year of MorphoSys is the calendar year.
7.2
Capital structure

7.2.1
Registered share capital, significant shareholders, historic stock exchange prices, Authorized and Conditional Capital

Number of MorphoSys Shares and listings
The share capital registered at the time of the publication of the Offer Document in the commercial register for MorphoSys amounts to EUR 37,655,137.00 and is divided into 37,655,137 no-par value bearer shares, each representing a notional interest in the share capital of EUR 1.00.

According to the publication of the total number of voting rights in MorphoSys pursuant to Sec. 41 WpHG on 2 April 2024, the total number of voting rights based on MorphoSys Shares amounted to 37,716,423 on 31 March 2024. The corresponding increase of the share capital from EUR 37,655,137.00 by EUR 61,286.00 to EUR 37,716,423.00 is due to the issue of subscription shares from the Conditional Capital 2016-III (as defined below). Pursuant to Sec. 201 of the German Stock Corporation Act (Aktiengesetz — “AktG”), the management board of MorphoSys (the “Management Board”) will file an application for the registration of the issuance of the subscription shares with the commercial register by no later than at the end of January 2025.
Since 31 March 2024 no new MorphoSys Shares have been issued. Therefore, at the time of publication of the Offer Document, MorphoSys’ share capital amounts to EUR 37,716,423.00 and is divided into 37,716,423 no-par value bearer shares, each representing a notional interest in the share capital of EUR 1.00.
Each MorphoSys Share entitles to one vote and has full voting and dividend rights. There are no other classes of shares.
The MorphoSys Shares are admitted to trading on the regulated market (regulierter Markt) with additional post-admission obligations (Prime Standard) of the FSE under ISIN DE0006632003 and are tradable via the Exchange Electronic Trading system (“XETRA”) of Deutsche Börse AG, Frankfurt am Main, Germany (“Deutsche Börse”). In addition, the MorphoSys Shares are traded on the regulated unofficial market (so called sub-segment Berlin Second Regulated Market) of the Berlin Stock Exchange (Wertpapierbörse Berlin) as well as on the unregulated market on the stock exchanges of Dusseldorf, Hamburg, Hanover, Munich and Stuttgart as well as via Tradegate Exchange.
Since 19 April 2018, the MorphoSys Shares have been registered, and the MorphoSys ADSs have been admitted to trading on the Nasdaq.
Significant shareholders
To the knowledge of the Bidder, 3% or more of the voting rights from issued MorphoSys Shares are to be economically attributed to no person other than the shareholders listed below except for the Bidder itself (see above Sec. 6.3 of the Offer Document). The percentage values shown in the table below are based on the amount of voting rights and instruments last notified to MorphoSys by the respective shareholder as per the indicated reference date pursuant to Sec. 33 et. seqq. WpHG in relation to the share capital of MorphoSys issued as of the time of publication of the Offer Document. It should be noted that the number of voting rights and instruments last notified could have changed since such notification was submitted without requiring the relevant shareholder to submit a new voting rights notification if no notifiable threshold have been reached or crossed. The information presented derives from publicly available information (status: 3 July 2024, 16:00 hours Frankfurt am Main local time).
Direct or indirect holdings in MorphoSys
Shareholders	Share(1)
Novartis BidCo Germany AG	91.04%
Blackrock, Inc.	4.81%
Matthew Halbower	4.52%
Barclays Capital Securities Limited	4.49%
Bank of America Corporation	4.24%
UBS Group AG	4.12%
The Goldman Sachs Group, Inc.	3.91%
Morgan Stanley	3.47%

(1)
Including voting rights attributable to instruments within the meaning of Sec. 38 WpHG.

As of the date of publication of the Offer Document, MorphoSys currently holds 53,685 MorphoSys Shares in treasury (eigene Aktien).

Historic stock exchange prices
The table below sets forth, for the calendar periods indicated, the high and low German closing prices (all stock exchanges, including the XETRA electronic trading system of the FSE) for the MorphoSys Shares, and the high and low closing prices per MorphoSys ADS as reported on the Nasdaq.
	Price of a MorphoSys Share in EUR		Price of a MorphoSys ADS in USD
	High	Low	High	Low
2022
1st Quarter	34.26	21.55	9.73	5.87
2nd Quarter	26.91	17.27	7.39	4.52
3rd Quarter	24.03	16.54	6.14	4.14
4th Quarter	23.35	12.05	5.74	3.21
2023
1st Quarter	19.33	13.21	5.22	3.56
2nd Quarter	28.00	14.46	7.74	3.95
3rd Quarter	31.13	25.83	8.60	6.72
4th Quarter	35.40	16.09	9.90	4.55
2024
1st Quarter	67.22	30.75	18.18	8.60
2nd Quarter	69.35	65.65	19.34	17.36

(Source: Bloomberg as of 30 June 2024)
Authorized Capital
The Management Board, with the approval of the supervisory board of MorphoSys (the “Supervisory Board”), is authorized to increase the share capital of MorphoSys in one or several tranches up until 16 May 2028 by up to EUR 6,846,388.00 against cash and/or non-cash contributions by issuing up to 6,846,388 new MorphoSys Shares (the “Authorized Capital 2023-I”). The shareholders of MorphoSys are generally entitled to subscription rights; however, the subscription rights may, with the Supervisory Board’s consent, be excluded in certain specified cases, which are in line with market practice.
The Management Board is further authorized to increase MorphoSys’ share capital with the approval of the Supervisory Board, in each case in one or several tranches:
(a)
by up to EUR 41,552.00 until 18 May 2026 (the “Authorized Capital 2021-III”), and

(b)
by up to EUR 1,978,907.00 until 17 May 2027 (the “Authorized Capital 2022-I”),

in each case by issuing a corresponding number of new MorphoSys Shares against cash or non-cash contribution. In each case, subscription rights are excluded. The authorized capital may in each case be used to grant MorphoSys Shares to directors, officers and employees of MorphoSys US Inc. under a restricted stock unit program.
Conditional Capital
According to the articles of association of MorphoSys, its share capital is conditionally increased (i) by up to EUR 2,475,437.00 (the “Conditional Capital 2016-I”) and (ii) by up to EUR 3,289,004.00 (the “Conditional Capital 2021-I”), in each case solely to be used for granting new MorphoSys Shares to holders of conversion or option rights. The conditional capital increase may only be carried out to the extent that the holders of conversion or option rights exercise their conversion or option rights or fulfill conversion obligations arising from such bonds.

Furthermore, according to the articles of association of MorphoSys, its share capital is conditionally increased (i) by up to EUR 416,297.00 (the “Conditional Capital 2016-III”) and (ii) by up to EUR 507,668.00 (the “Conditional Capital 2020-I”), in each case for the sole purpose of fulfilling certain subscription rights. The conditional capital increase may only be carried out to the extent that holders of specified subscription rights exercise their right to subscribe for MorphoSys Shares. As a result of the aforementioned issuance of subscription shares from the Conditional Capital 2016-III, the remaining Conditional Capital 2016-III amounts to EUR 355,011.00.
7.2.2
Convertible Bonds

On 16 October 2020, MorphoSys issued unsubordinated, unsecured convertible bonds maturing on 16 October 2025 (ISIN DE000A3H2XW6) with an interest rate of 0.625% per annum (the “Convertible Bonds”). As of the date of the publication of the Offer Document, an aggregate principal amount of EUR 262,100,000.00 of the Convertible Bonds is outstanding.
The terms and conditions of the Convertible Bonds (the “Terms and Conditions”) provided for a right of the bondholders to convert their Convertible Bonds into MorphoSys Shares subject to the successful completion of the Previous Takeover Offer, thereby allowing, but not requiring, the bondholders to tender the underlying MorphoSys Shares during the additional acceptance period pursuant to Sec. 16 para. 2 WpÜG of the Previous Takeover Offer (the “Conditional Conversion Right”). The bondholders had to submit the conditional conversion notice, i.e., the notice to exercise their Conditional Conversion Right, by the last day of the acceptance period pursuant to Sec. 16 para. 1 WpÜG of the Previous Takeover Offer. In accordance with the Terms and Conditions, the Previous Takeover Offer was successfully completed on 16 May 2024, i.e., the day on which the Bidder (i) published an announcement pursuant to Sec. 23 para. 1 sentence 1 no. 2 WpÜG according to which the Previous Takeover Offer has been accepted for a number of ordinary shares which corresponds at least to such number of ordinary shares as are necessary to provide control, and (ii) published an announcement according to which all offer conditions (including any minimum acceptance thresholds) have been satisfied (except for such offer conditions that have been validly waived and such offer conditions the satisfaction of which may remain pending upon the expiration of the acceptance period).
In addition to this Conditional Conversion Right, which can no longer be exercised at the time of publication of the Offer Document, the holders of the Convertible Bonds continue to be entitled to exercise the original conversion right (the “Conversion Right”) in accordance with the Terms and Conditions. According to these, the holders of the Convertible Bonds may, in principle, convert each Convertible Bond in full, but not in part, into new MorphoSys shares at the conversion price on any business day during the conversion period as defined in more detail in the Terms and Conditions, i.e. also in the period between the publication of this Offer Document and the expiry of the Acceptance Period, in line with the procedure described in the Terms and Conditions. The adjusted conversion price under the Convertible Bonds currently amounts to EUR 118.7045 and, thus, contains a premium of approximately 74.656% compared to the Offer Price.
Under the Terms and Conditions, further adjustments to the conversion price would only be made in the case of (i) (another) change of control or (ii) a corporate event (e.g. a stock split, a rights issue, a distribution etc.). Neither Novartis nor MorphoSys will announce, cause or implement either of those events or measures before the end of the Acceptance Period.
In case all holders of the Convertible Bonds were to convert their Convertible Bonds into MorphoSys Shares, a maximum number of 2,208,004 new MorphoSys Shares would be issued. However, because the conversion price is, even after the conversion price adjustment, with a premium of approximately 74.656% substantially higher than the Offer Price per MorphoSys Share under this Delisting Purchase Offer, it is expected that holders of Convertible Bonds will refrain from executing their Conversion Right.
In accordance with the Terms and Conditions, the acquisition of control by the Bidder, i.e., the acquisition of at least 30% of the voting rights in MorphoSys within the meaning of Sec. 29 para. 2, 30 WpÜG, has also triggered the right of the bondholders to request an early redemption of their Convertible Bonds at par plus accrued but unpaid interest (the “Early Redemption Right I”). In accordance with the Terms and Conditions, MorphoSys must without undue delay after becoming aware of an acquisition of control, give notice to the bondholders of the acquisition of control and must fix the so-called control record date, i.e., a business day that is not less than forty (40) and not more than sixty (60) days after the date on which the notice of the acquisition of control is published. In its notice concerning the acquisition of control by the Bidder on 23 May 2024, MorphoSys determined 22 July 2024 as the control record date with respect to the acquisition of control by the Bidder.
In addition, in accordance with the Terms and Conditions, the acquisition of control by Novartis BidCo Germany has triggered the right of the bondholders to request an early redemption of their Convertible Bonds at par plus accrued but unpaid interest (the “Early Redemption Right II”). The acquisition of control by Novartis BidCo Germany occurred on 19 June 2024 due to the contribution of 34,337,809 MorphoSys Shares to Novartis BidCo Germany by the Bidder. In its notice of the acquisition of control by Novartis BidCo Germany on 20 June 2024, MorphoSys determined 8. August 2024 as the control record date with respect to the acquisition of control by Novartis BidCo Germany.
For the purpose of exercising the Early Redemption Right I and the Early Redemption Right II, each bondholder may at its option, upon giving notice to the principal paying agent at least ten (10) days prior to the respective control record date, declare all or only some of its Convertible Bonds not previously converted or redeemed to be due, such declaration to take effect on the respective control record date.
7.2.3
Stock Option Programs / Equity Plans

MorphoSys is party to the following long term incentive schemes:
(a)
Several stock option programs for the members of the Management Board, members of management bodies of MorphoSys Affiliates and selected senior managers and employees of MorphoSys and MorphoSys Affiliates, under which subscription rights for MorphoSys Shares are granted to the beneficiaries. These stock option programs entitle the relevant beneficiaries, subject to the achievement of certain performance targets and the expiry of a four (4) year waiting period, to acquire newly issued MorphoSys Shares at a certain exercise price whereby one (1) option to purchase MorphoSys Shares (each, a “Stock Option”) entitles the relevant beneficiary to the subscription of one (1) MorphoSys Share (collectively, the “Stock Option Programs”).

(b)
Several performance share unit programs for the members of the Management Board as well as selected senior managers and employees of MorphoSys and MorphoSys Affiliates, under which Performance Share Units are granted to the beneficiaries, which, subject to the achievement of certain performance targets and the expiry of a four (4)-year waiting period, entitle such beneficiaries to a payment claim against MorphoSys corresponding to MorphoSys Share price at the end of the waiting period which is generally settled in cash (collectively, the “Performance Share Unit Programs”). MorphoSys will also be party to a Performance Share Unit Program for 2024 (the “2024 Performance Share Unit Program”).

(c)
Several restricted stock unit programs for senior managers and employees (including directors and officers) of MorphoSys Affiliates in the United States, under which Restricted Stock Units are granted to the beneficiaries, which, subject to the achievement of certain performance targets and the expiry of a three (3)-year waiting period, entitle such beneficiaries to a cash payment claim against MorphoSys which is generally settled in MorphoSys Shares, whereby one (1) Restricted Stock Unit entitles such beneficiaries to the issuance of one (1) MorphoSys Share (collectively, the “Restricted Stock Unit Programs”). MorphoSys will also be party to a Restricted Stock Unit Program for 2024 (the “2024 Restricted Stock Unit Program”).

The Stock Option Programs, the Performance Share Unit Programs (including the 2024 Share Unit Program and the Restricted Stock Unit Programs (including the 2024 Restricted Stock Unit Program) are collectively referred to as the “Incentive Plans”; and the 2024 Performance Share Unit Program and the 2024 Restricted Stock Unit Program are collectively referred to as the “2024 Incentive Plans”.
The aggregate economic value of Performance Share Units and Restricted Share Units issued under the 2024 Incentive Plans were required to not exceed the economic value of the awards granted under the Performance Share Unit Program for 2023 and the Restricted Share Unit Program for 2023, in the aggregate, adjusted to reflect a 3.5% salary budget increase.

As of the date of publication of the Offer Document (i) 244,876 Stock Options were granted and outstanding under the Incentive Plans, (ii) 940,734 restricted stock units (each a “Restricted Stock Unit”) were granted and outstanding under the Incentive Plans, and (iii) 2,166,902 performance share units (each, a “Performance Share Unit”) were granted and outstanding under the Incentive Plans. There is no entitlement for the issuance of MorphoSys Shares under the Restricted Stock Unit and MorphoSys will not issue MorphoSys Shares under these programs until the expiry of the Acceptance Period.
7.3
Overview of the business activities of the MorphoSys Group

Pursuant to MorphoSys own statements, MorphoSys Group’s mission is to develop and commercialize innovative therapies for patients. MorphoSys is a global biopharmaceutical company. Its activities are focused on hematology and oncology diseases. The MorphoSys Group aims to realize intermediate and long-term growth through its focus on proprietary development and commercialization of innovative cancer medicines. The MorphoSys Group’s priority is on its lead development candidate pelabresib; and bringing pelabresib to the market as well as continuing to develop tulmimetostat. MorphoSys is now primarily advancing the clinical development of its own compounds, with further antibody candidates being clinically developed by partners. During the clinical phases, decisions are made on a case-by-case basis as to whether and at what point a partnership for further development and commercialization should be pursued. Drug candidates can be either fully out-licensed, developed on a proprietary basis, or developed with a partner (co-development).
Geographically, MorphoSys Group’s employees are based at its locations in Germany and the United States. In total, MorphoSys Group maintains two (2) development locations in Planegg, Germany and Boston, United States that specialize in the development and commercialization of certain medicines.
MorphoSys Group’s revenues decreased from EURm 278.3 in fiscal year 2022 by EURm 40, or 14%, to EURm 238.3 in fiscal year 2023. This decrease was mainly due to revenues which MorphoSys Group generated in 2022 from out-licensing agreements with Human Immunology Biosciences and Novartis AG. In the financial year 2023, MorphoSys Group generated 89% or EURm 211.5 of its commercial revenues from product sales and with biopharmaceutical companies in the United States and 11% or EURm 26.8 from customers primarily located in Europe (excluding Germany) and Asia. MorphoSys Group’s cost of sales increased from EURm 48.6 in fiscal year 2022 by EURm 9.8, or 20.2%, to EURm 58.4 in fiscal year 2023. The increase was mainly due to impairments in the amount of EURm 11.9 (2022: EURm 0.0), relating to the recognition of the inventory obsolescence reserve and scrapping of inventories. MorphoSys Group’s operating loss increased from EURm 220.7 in fiscal year 2022 by EURm 31.8, or 15.6%, to EURm 252.5 in fiscal year 2023. MorphoSys Group’s consolidated net loss increased from EURm 151.1 in fiscal year 2022 by EURm 38.6, or 25.5%, to EURm 189.7 in fiscal year 2023. The higher consolidated net loss in 2023 was mainly the result of decreased finance income resulting from changes in plan assumptions of financial assets and financial liabilities from collaborations. MorphoSys Group’s cash and cash equivalents and other financial assets decreased from EURm 907.2 as of 31 December 2022 by EURm 226.7, or 25.0%, to EURm 680.5 as of 31 December 2023.
As of 31 December 2023, MorphoSys Group had 524 employees.
7.4
Governing bodies

The Management Board members of MorphoSys are:
•
Arkadius Pichota, Chief Executive Officer (Vorstandsvorsitzender); and

•
Lukas Gilgen, Chief Financial Officer (Finanzvorstand).

Pursuant to the articles of association, the Supervisory Board consists of six (6) members and is currently composed of the following four persons:
•
Heinrich Moisa, chairperson of the Supervisory Board (Aufsichtsratsvorsitzender);

•
Romain Lege, deputy chairperson of the Supervisory Board (stellvertretender Aufsichtsratsvorsitzender);

•
Silke Mainka, Supervisory Board member (Aufsichtsratsmitglied); and

•
Sharon Curran, Supervisory Board member (Aufsichtsratsmitglied).

7.5
Persons acting jointly with MorphoSys

According to the information available to the Bidder at the time of publication of the Offer Document, MorphoSys has the three (3) direct and indirect subsidiaries as outlined in Annex 2 which are deemed to be persons acting jointly with MorphoSys pursuant to Sec. 2 para. 5 sentence 2 in conjunction with sentence 3 WpÜG:
Pursuant to Sec. 2 para. 5 sentence 2 sentence 3 WpÜG, the Bidder and the persons acting jointly with the Bidder (with the exception of MorphoSys) are also deemed to be persons acting jointly with MorphoSys (see Sec. 6.5 of the Offer Document in conjunction with Annex 1).
According to information available to the Bidder as of the date of publication of the Offer Document, there are no other persons that are deemed to be persons acting jointly with MorphoSys pursuant to Sec. 2 para. 5 sentence 2 WpÜG except for the companies outlined above.
7.6
Information on the statements of the Management Board and the Supervisory Board of MorphoSys

According to Sec. 27 para. 1 WpÜG, the Management Board and the Supervisory Board are each required to issue a joint reasoned statement (begründete Stellungnahme) pursuant to Sec. 27 WpÜG on the Delisting Purchase Offer and all amendments thereof (the “Joint Reasoned Statement”). The Management Board and the Supervisory Board must publish the Joint Reasoned Statement in each case without undue delay, and in any event within two (2) weeks from the publication of the Offer Document and any amendments by the Bidder pursuant to Sec. 27 para. 3 WpÜG and Sec. 14 para. 3 sentence 1 WpÜG. In addition, MorphoSys is preparing and filing a Schedule 14D-9 (as defined in Sec. 1.6 of the Offer Document) with the SEC on the same date which the Joint Reasoned Statement is published, as described in Sec. 1.6 of the Offer Document. Once filed, these documents will be available at no charge on the SEC’s website at www.sec.gov/edgar/browse/?CIK=13402436. A copy of Schedule 14D-9 (once it becomes available) also may be obtained free of charge at www.novartis.com/investors/morphosys-acquisition/delisting-purchase-offer, at MorphoSys’ website at www.morphosys.com/en/investors/Novartis-TakeoverOffer, or by contacting MorphoSys’ investor relations department at telephone +49 89 89927 404.
The Bidder expects that the Joint Reasoned Statement will reflect that the Management Board and the Supervisory Board, after having duly reviewed and analyzed the Delisting Purchase Offer (including the Offer Document), acting in good faith and in accordance with their duties, (i) regard the Offer Price as fair from a financial perspective, adequate (angemessen) pursuant to Sec. 39 para. 3 sentence 2 BörsG in conjunction with Sec. 31 para. 1 WpÜG, and attractive, (ii) determined that the Delisting Purchase Offer and the other transactions contemplated by the Delisting Agreement are in the best interest of MorphoSys, (iii) welcome and support the Delisting Purchase Offer, and (iv) recommend to the MorphoSys Securityholders to tender their MorphoSys Securities in the Delisting Purchase Offer.
8.
BACKGROUND OF THE OFFER

8.1
General Background of the Delisting Purchase Offer

8.1.1
Previous Takeover Offer

The Bidder is already a controlling shareholder of MorphoSys. As a result of the settlement of the Previous Takeover Offer (see above under Sec. 6.7.1 of the Offer Document), the Bidder has acquired an interest in MorphoSys of approximately 77.78% of the share capital and 77.89% of the voting share capital of MorphoSys. Taking into account parallel purchases on the stock exchange in the period from 12 April 2024 to 16 April 2024 (see Sec. 6.7.2 of the Offer Document), the Bidder held approximately 89.34% of the share capital and approximately 89.47% of the voting share capital of MorphoSys after completion of the Previous Takeover Offer, i.e., on 10 June 2024. The Previous Takeover Offer occurred in implementation of the Business Combination Agreement (see Sec. 8.1.2 of the Offer Document) and was directed at the

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Last accessed on 3 July 2024.

acquisition of a strategic interest by Novartis in MorphoSys. The Business Combination Agreement provides, inter alia, that, immediately following the settlement of the Previous Takeover Offer, the Bidder will take all necessary steps for the Delisting (see Sec. 8.1.2(c) of the Offer Document).
The Previous Takeover Offer was settled on 23 May 2024 regarding the MorphoSys Shares tendered during the acceptance period and on 10 June 2024 regarding the MorphoSys Shares tendered during the additional acceptance period.
On 20 June 2024, the Business Combination Agreement was specified with regard to the Delisting by the Delisting Agreement (see below Sec. 8.2 of the Offer Document).
8.1.2
Business Combination Agreement

The following sets forth a description of certain provisions of the Business Combination Agreement, which was entered into in connection with the Previous Takeover Offer and is filed as Exhibit (d)(1) to the Schedule TO filed with the SEC in connection with the Delisting Purchase Offer. This summary of the Business Combination Agreement has been included to provide investors with information regarding provisions of the Business Combination Agreement that are relevant to the Delisting Purchase Offer. For a more comprehensive description of the terms of the Business Combination Agreement, including provisions that applied during the Previous Takeover Offer but no longer apply following consummation of the Previous Takeover Offer (the “Previous Offer Closing”), please refer to the Offer Document filed in connection with the Previous Takeover Offer, which was approved by BaFin on 11 April 2024 (in German) (the “Previous Offer Document”). German and English language versions of the Previous Offer Document are available at www.novartis.com/investors/morphosys-acquisition. The English language version of the Previous Offer Document, which has not been reviewed by BaFin, was also filed with the SEC as Exhibit (a)(1)(A) to the Schedule TO filed on 11 April 2024. The below summary of the terms of the Business Combination Agreement relevant to the Delisting Purchase Offer is not intended to provide any other factual disclosures about Novartis AG, the Bidder, MorphoSys, or MorphoSys Affiliates.
(a)
Post-Offer corporate governance

In the Business Combination Agreement, the Bidder, Novartis AG and MorphoSys set forth the intention to implement post-offer corporate governance. According to the Business Combination Agreement, MorphoSys was required, to the extent permitted by law, to use reasonable efforts to ensure that the relevant number of members of the Supervisory Board resigned from office and that representatives of Novartis AG were appointed by court to the Supervisory Board. The current members of the Supervisory Board are listed in Sec. 7.4 of the Offer Document.
(b)
Future cooperation

In the Business Combination Agreement, the Bidder, Novartis AG and MorphoSys also set forth certain intentions for a combination of Novartis’ and MorphoSys Group’s operations which are summarized in more detail in connection with the relevant intentions in Sec. 9 of the Offer Document.
(c)
Delisting

The Business Combination Agreement provides that, immediately following the consummation of the Previous Takeover Offer, the Bidder will take all necessary steps to achieve, as soon as is reasonably possible, the Delisting, and MorphoSys will take all necessary steps under applicable laws (including the rules and policies of Nasdaq) to enable a delisting of the MorphoSys Shares and the MorphoSys ADSs from Nasdaq as well as the deregistration of the MorphoSys Shares under the U.S. Exchange Act, it being understood by Novartis AG and the Bidder that this obligation may require the Bidder to pursue a delisting procedure in accordance with Sec. 39 BörsG. As described in Sec. 9.1 of the Offer Document, to facilitate the Delisting Application by MorphoSys and the Delisting, the Bidder has prepared and published the Delisting Purchase Offer pursuant to Sec. 39 para. 2 sentence 3 no. 1 BörsG.
(d)
Legal Integration Measures

The Business Combination Agreement provides that, upon a reasonable request by the Bidder, MorphoSys will, subject to its fiduciary duties and insofar as legally permissible, use best efforts and take,

subject to cost reimbursement by Novartis AG, all reasonable preparatory actions that are required to be taken to prepare (i) a squeeze-out pursuant to the AktG or the WpÜG, (ii) the conclusion of an enterprise agreement within the meaning of Secs. 291 et seq. AktG, (iii) a legal transformation under the German Transformation Act (Umwandlungsgesetz) (“UmwG”) and/or Council Regulation (EC) No 2157/2001 of 8 October 2001 on the Statute for a European company (SE) and/or (iv) any other restructuring or reorganization of the MorphoSys Group (each, a “Legal Integration Measure”), in each case, proposed by the Bidder. This includes, subject to its fiduciary duties and insofar as legally permissible, engaging appraisers, filing for the appointment of auditors, entering into negotiations on the legal documentation of such Legal Integration Measure.
(e)
Employee Remuneration and Incentives

The Business Combination Agreement provides that, after the settlement of the Previous Takeover Offer, the parties will review MorphoSys’ existing remuneration system for the Management Board as well as the long-term incentive program for the Management Board and MorphoSys Group employees, and MorphoSys will consider the impact of the takeover based on the Previous Takeover Offer and/or the Delisting on the participation of the Management Board and the MorphoSys Group’s employees in the existing Incentive Plans in consultation with Novartis AG and the Bidder.
(f)
Modification of Remuneration System and Incentive Plans

The Business Combination Agreement provides that, promptly after the settlement of the Previous Takeover Offer and the Delisting, Novartis AG and the Bidder will procure and take, subject to applicable law, all actions and do all actions that are required or desirable for the cancellation of (i) the existing remuneration system for the Management Board, (ii) any caps provided for in the terms and conditions of the Incentive Plans for Management Board members which apply to the payouts under such Incentive Plans; and (iii) any caps provided for in the Incentive Plans for other MorphoSys Group employees (such modifications, the “Remuneration Modifications”). The Business Combination Agreement also provides, that MorphoSys shall use its best efforts, subject to applicable law, to defer the settlement of any Incentive Plans (subject to the different treatment for the 2024 Incentive Plans, as described in Sec. 7.2.3 of the Offer Document) to a point in time shortly after both (i) the Delisting has occurred and (ii) the Remuneration Modifications have been implemented, but in any event as may be necessary to ensure compliance with Sec. 409A of the Code (the “Settlement Deferral”).
In light of the appointment of Jean-Paul Kress and Lucinda Crabtree as members of the Management Board having ended on 6 June 2024, the Business Combination Agreement has been partially terminated by Novartis AG and the Bidder on 20 June 2024 with regard to the provisions relating to the compensation of the former Management Board members as such and being beneficiary for them.
(g)
Settlement of Incentive Plans

The Business Combination Agreement provides that, following the earlier of (i) the date on which the Remuneration Modifications and the Settlement Deferral have occurred, and, to the extent legally permissible, (ii) eleven (11) months following the Previous Offer Closing, Novartis AG and the Bidder will procure and take all actions required or desirable to ensure that, subject to applicable law, MorphoSys settles all of the Incentive Plans under which Stock Options, Restricted Stock Units or Performance Share Units (collectively, the “MorphoSys Incentive Awards”) that remain outstanding as of the Previous Offer Closing (other than MorphoSys Incentive Awards granted under the 2024 Incentive Plans) will be treated as follows:
(i)
Each Stock Option that is outstanding as of the Previous Offer Closing, whether or not vested, and that has a per-share exercise price less than the Offer Price will be settled in exchange for cash consideration (subject to any applicable withholding) equal to (x) the excess of the Offer Price over the applicable per share exercise price of such Stock Option multiplied by (y) the number of MorphoSys Shares subject to such Stock Option (determined at 100% of performance). Each Stock Option that has a per-share exercise price equal to or greater than the Offer Price will be cancelled for no consideration.

(ii)
Each Performance Share Unit that is outstanding as of the Previous Offer Closing, whether or not vested, will be settled for cash consideration (subject to any applicable withholding) equal to

(x) the Offer Price multiplied by (y) the number of MorphoSys Shares subject to such Performance Share Unit (determined at 100% of performance).
(iii)
Each Restricted Stock Unit that is outstanding as of the Previous Offer Closing, whether or not vested, will be settled for cash consideration (subject to any applicable withholding) equal to (x) the Offer Price multiplied by (y) the number of MorphoSys Shares subject to such Restricted Stock Unit (determined at 100% of performance).

The Business Combination Agreement provides that each MorphoSys Incentive Award outstanding as of the Previous Offer Closing granted under the 2024 Incentive Plans will not vest as of the Previous Offer Closing like other MorphoSys Incentive Awards but will be converted into the right to receive an unvested amount in cash equal to the respective amounts for the applicable type of MorphoSys Incentive Award described in Secs. (ii) and (iii) of the Offer Document (determined on the basis of 100% target achievement), vesting, subject to the continued employment of the holder thereof with Novartis AG and its Affiliates (including the MorphoSys Group), on the same vesting schedule (including with respect to any terms providing for acceleration of vesting upon an involuntary termination of employment) and otherwise on substantially the same terms as the corresponding MorphoSys Incentive Award, except (i) for terms rendered inoperative by reason of the transactions contemplated by the Business Combination Agreement, (ii) for such other administrative or ministerial changes as in the reasonable and good faith determination of Novartis AG are necessary to facilitate the administration of the converted awards, and (iii) that no performance-based vesting metrics or criteria will apply from and after the Previous Offer Closing.
MorphoSys will, to the extent necessary, attempt to obtain the consent to the treatment described above of any holder of a MorphoSys Incentive Award who is not entitled, pursuant to the terms of such MorphoSys Incentive Award, to have payment accelerated in the manner set forth above (the “Equity Consents”). If any holder does not so consent, MorphoSys will settle such awards in cash at their originally scheduled settlement times, with the cash amount equal to the cash amounts described above or based on the cash compensation offered in the Delisting Purchase Offer, if required by the applicable Incentive Plan.
MorphoSys will, following the Previous Offer Closing and following both the acceleration of MorphoSys Incentive Awards and the signing of the Equity Consents described above, ensure that no holder of MorphoSys Incentive Awards (subject to limited exceptions in the case that the holder of such MorphoSys Incentive Awards does not sign a consent to accelerate their MorphoSys Incentive Awards as described above) will have any right to acquire any securities of MorphoSys, Novartis AG or the Bidder, or to receive any payment or benefit with respect to any MorphoSys Incentive Award other than as described above.
Any payments with respect to MorphoSys Incentive Awards will be made in accordance with Sec. 409A of the Code (as defined in Sec. 20.1 of the Offer Document).
To the extent that any payment made as described above or otherwise relating to the Takeover would trigger any excise tax to any service provider under Sec. 4999 of the Code for any “disqualified individual” who is a United States taxpayer, MorphoSys will, to the extent legally permissible, use its best efforts to enter into agreements to “gross up” the relevant individuals for the applicable taxes owed, up to a maximum amount of USDm 13.
Novartis AG, the Bidder and MorphoSys have entered into an arrangement (the “Support Arrangement”) to address a situation in which the actions described above relating to the modification of the remuneration system, the provision of the severance payments or the settlement of the Incentive Plans have not occurred as provided in the Business Combination Agreement. Pursuant to the Support Arrangement, in the event that any payment otherwise required to be made to the Management Board members and employees of the MorphoSys Group as described above and in accordance with their respective agreements is not made either as a result of limitation in the existing remuneration system or as a result of limitations in the Incentive Plans, or in the event that MorphoSys does not enter into the gross-up agreements contemplated, Novartis AG is generally obligated to pay the applicable amounts otherwise owed but so limited, less withholding, to each relevant individual.
(h)
Term and Termination

The Business Combination Agreement has a fixed term of three (3) years, except as explicitly provided otherwise in the Business Combination Agreement.

The Business Combination Agreement may be terminated with immediate effect, (a) by MorphoSys, for failure by the Bidder and Novartis AG to perform, in all material respects, the covenants or other obligations to be performed by them under the Business Combination Agreement, and such breach or failure to perform is non-curable or, if curable, has not been cured within ten (10) Business Days after such breach or failure to perform has been made known to the Bidder and Novartis AG by MorphoSys; and (b) by the Bidder (acting in its own name and on behalf of Novartis AG) for failure by MorphoSys to perform, in all material respects, the covenants or other obligations to be performed by it under the Business Combination Agreement, and if such breach or failure to perform is non-curable or, if curable, has not been cured within ten (10) Business Days after such breach or failure to perform has been made known by the Bidder.
The right to terminate the Business Combination Agreement for cause (aus wichtigem Grund) remains unaffected. Cause will exist where the terminating party, taking into account all circumstances of the specific case and weighing the interests of the parties, cannot reasonably be expected (unzumutbar) to continue the contractual relationship through the remainder of the agreed fixed term (Sec. 314 para. 1 sentence 1 German Civil Code (Bürgerliches Gesetzbuch) (“BGB”)).
(i)
Specific Performance

The Business Combination Agreement provides that, in the event of a breach or non-fulfillment by a party of any undertaking, covenant or other obligation of such party contained in the Business Combination Agreement, the relevant other party is entitled to seek from the party in breach specific performance (Erfüllung) of the breached or non-fulfilled undertaking, covenant or other obligation and to be put into the position it would have been in, if the breach had not occurred. The relevant party may in its sole discretion, seek, instead of specific performance, to be compensated for losses — as determined in accordance with the principles to determine losses pursuant to Secs. 249 through 254 BGB (allgemeine Grundsätze der Schadensermittlung) — suffered by it as a result of the relevant breach and the failure of the party in breach to satisfy a claim for specific performance. The relevant party may change its election between seeking specific performance and compensation for losses in its sole discretion at any time again until the relevant breach has been cured or it has obtained a legally final and binding decision on the relevant breach in accordance with the dispute resolution procedures set forth in the Business Combination Agreement.
8.1.3
Chronicle of the business contacts following the announcement of the decision to launch the Previous Takeover Offer and prior to the announcement of the decision to launch the Delisting Purchase Offer

The following chronology summarizes the key meetings and events that led to the signing of the Delisting Agreement and the announcement of the decision to launch the Delisting Purchase Offer. This chronology does not purport to catalogue every interaction of or among members of MorphoSys’ Management Board and executive committee, members of the Supervisory Board, Novartis AG, MorphoSys’ representatives, Novartis AG’s representatives and other parties.
On 11 April 2024, pursuant to the Business Combination Agreement, the Bidder commenced the Previous Takeover Offer, following the filing of the Previous Offer Document. From 12 April 2024, through 04:09 hours. (local time New York) on 16 April 2024, the Bidder purchased 4,360,100 MorphoSys Shares via the stock exchange.
On 13 May 2024, the acceptance period for the Previous Takeover Offer expired. On 17 May 2024, the additional acceptance period for the Previous Takeover Offer commenced. On 23 May 2024, the Previous Takeover Offer was settled regarding the MorphoSys Shares tendered during the acceptance period until the end of 13 May 2024, during which the Bidder acquired 25,610,813 MorphoSys Shares for an aggregate price of EUR 1,741,535,284. As a result, as of 23 May 2024, the Bidder had acquired a total of 29,970,913 MorphoSys Shares, representing approximately 79.46% of the share capital and approximately 79.58% of the voting share capital of MorphoSys.
On 23 May 2024, the members of the Supervisory Board Marc Cluzel, George Golumbeski, Krisja Vermeylen, Michael Brosnan and Andrew Cheng resigned with immediate effect from their offices on the Supervisory Board. On the same day, the Management Board filed an application with the local court

(Amtsgericht) of Munich, Germany, for the court appointment of the new members of the Supervisory Board. On 4 June 2024, the local court of Munich appointed Heinrich Moisa, Romain Lege and Silke Mainka as members of the Supervisory Board until the end of the annual general meeting of MorphoSys, which decides on the discharge for the financial year 2023. On 6 June 2024, the newly composed Supervisory Board held its constituent meeting and resolved to appoint Arkadius Pichota and Lukas Gilgen to the Management Board, as new Chief Executive Officer and new Chief Financial Officer, respectively. The membership of the previous Management Board members Jean-Paul Kress and Lucinda Crabtree ended on this day.
On 24 May 2024, three agreements were entered into between the MorphoSys Group and Novartis companies described below in Sec. 8.1.4 of the Offer Document, providing for a framework for collaboration during the period between the settlement of the Previous Takeover Offer and the legal effectiveness of the Merger Squeeze-Out (as defined below under Sec.9.2.1 of the Offer Document), as set out below in Sec. 8.1.4 of the Offer Document.
On 30 May 2024, the additional acceptance period for the Previous Takeover Offer expired. On 10 June 2024, the Previous Takeover Offer was settled regarding the MorphoSys Shares tendered during the additional acceptance period, during which the Bidder acquired 3,725,565 MorphoSys Shares for an aggregate price of EUR 253,338,420. As a result, as of 10 June 2024, the Bidder acquired a total of 33,696,478 MorphoSys Shares, corresponding to approximately 89.34% of the share capital and approximately 89.47% of the voting share capital of MorphoSys.
On 20 June 2024 the Bidder and MorphoSys concluded the SLFA (as defined and described below under Sec.8.1.5 of the Offer Document).
On 20 June 2024, the Bidder and MorphoSys entered into the Delisting Agreement (see Sec. 8.2 of the Offer Document). On the same day, the Bidder published the announcement of the decision to launch the Delisting Purchase Offer pursuant to Sec. 10 para. 1 sentence 1 WpÜG in conjunction with Sec. 39 para. 2 sentence 3 no. 1 BörsG. For more information on the chronicle of the business contacts prior to the announcement of the decision to launch the Previous Takeover Offer, see Sec. 8.1.2 of the Previous Offer Document.
8.1.4
Further agreements in the Interim Period

On 24 May 2024, three agreements were entered into between certain MorphoSys Group and Novartis companies, providing for a framework for collaboration during the period between the settlement of the Previous Takeover Offer and the legal effectiveness of the Merger Squeeze-Out (as defined in Sec. 9.2.1 below (the “Interim Period”), as set out in more detail below.
(a)
Development and Pre-Commercialization Support Agreement

MorphoSys and Novartis Pharma entered into a Development and Pre- Commercialization Support Agreement (the “DPSA”), which governs, during the Interim Period, the joint development activities for pelabresib and tulmimetostat, as well as the pre-commercialization preparation for the launch of pelabresib.
The parties to the DPSA agree to perform specified activities, as allocated between them, within agreed timelines and budgets according to an agreed development plan and agreed overview of pre-commercialization accountabilities and deliverables, with joint approval required for additional work or plan changes, and with MorphoSys. generally taking the lead on publication, regulatory and patent activities, in each case, subject to the governance mechanisms described in the paragraph below. In addition, subject to the terms of the DPSA, Novartis Pharma has direct access to patient-level raw data for independent assessment, has the ability to provide additional database management resources and has the right to interact directly with trial investigators.
The DPSA provides for the establishment of various governance committees, in particular the Joint Development Steering Committee (the “JDSC”) and the Joint Commercial Steering Committee (the “JCSC”), both consisting of equal representation from Novartis Pharma on the one hand and MorphoSys and on the other hand. The JDSC oversees development activities, while the JCSC oversees pre-commercialization activities. Both committees have the authority to amend the development plan and the overview of pre-commercialization accountabilities and deliverables and budgets (as applicable). Decisions within these committees are generally unanimous, with the exception of: (i) certain development activities with respect to pelabresib, certain amendments to the overview of pre-commercialization accountabilities and deliverables, or matters subject to the QAA (as defined in Sec. 8.1.4(c) below), which, in each case, may be decided by Novartis Pharma; and (ii) certain safety-related actions in clinical trials, which may be decided by the sponsor of the relevant trial.
(b)
Cooperation Agreement

In addition, MorphoSys, Novartis AG and the Bidder entered into a Cooperation Agreement, which sets out the principles and key areas of cooperation between Novartis and MorphoSys during the Interim Period (the “CA”). The CA provides for a consultation and cooperation mechanism for management decisions in certain specified areas, with decision-making rights remaining with MorphoSys. In addition, the CA gives Novartis certain information rights, including with respect to financial reporting.
(c)
Quality Assurance Agreement

In addition, MorphoSys and Novartis Pharma entered into a Quality Assurance Agreement (the “QAA”). The QAA provides that MorphoSys shall comply with certain defined quality standards with respect to good manufacturing practice, good laboratory practice, good development practice, good clinical practice and good distribution practice in the performance of activities related to the DPSA and the CA.
8.1.5
Shareholder Loan Facility Agreement

On 20 June 2024 the Bidder and MorphoSys concluded an agreement on a loan facility up to EURm 500 by the Bidder as the shareholder of MorpoSys (Shareholder Loan Facility Agreement, the “SLFA”). The SLFA has a term until 31 December 2026 at the latest and has the purpose to provide MorphoSys with the financial resources required following the completion of the Previous Takeover Offer. The conclusion of the SLFA is part of the fulfilment of the obligation of the Bidder under the BCA.
8.1.6
Economic and strategic background of the Delisting

The Bidder and MorphoSys share the steadfast commitment to develop and deliver transformative medicines that address the dire needs of cancer patients. The Bidder seeks to obtain exclusive, worldwide rights to develop and commercialize pelabresib, the asset at the forefront of MorphoSys’ promising oncology pipeline, which, in the Bidder’s opinion, has the potential to shift the treatment paradigm in myelofibrosis and further expand into other myeloid diseases, as well as tulmimetostat, an early-stage investigational dual inhibitor of EZH2 and EZH1 for solid tumors or lymphomas. Following the settlement of the Previous Takeover Offer, the Delisting is a further step to achieve this goal.
8.2
Delisting Agreement

As described in Sec. 1.1, MorphoSys and the Bidder entered into the Delisting Agreement on 20 June 2024, which sets forth their mutual understanding and their intentions with respect to the Delisting.
8.2.1
Supporting the Delisting

The Delisting Agreement states that the Bidder, the Management Board and the Supervisory Board believe that the Delisting is in MorphoSys’ best interest. It further states that the Bidder and MorphoSys believe that the broader public equity capital market is no longer a favorable environment for MorphoSys’ future strategy and that it is appropriate from a strategic and financing perspective to pursue the Delisting and subsequently to terminate the inclusion of the MorphoSys Shares in the regulated unofficial market of the Berlin Stock Exchange (Wertpapierbörse Berlin) as well as on the unregulated market on the stock exchanges of Dusseldorf, Hamburg, Hanover, Munich and Stuttgart as well as via Tradegate Exchange, to the extent that such inclusion was effected at the request of MorphoSys, and that MorphoSys will enable a delisting of the MorphoSys Securities from Nasdaq as well as the deregistration of the MorphoSys Securities under the U.S. Exchange Act.
8.2.2
Delisting Purchase Offer

The Delisting Agreement sets out the Bidder’s obligation to announce the Delisting Purchase Offer, to prepare and submit the Offer Document to BaFin and to publish it in accordance with the relevant provisions of the WpÜG, and to file with the SEC a tender offer statement on Schedule TO with respect to the Delisting Purchase Offer.
In addition, the Delisting Agreement provides that the Management Board and the Supervisory Board, subject to their fiduciary duties, will prepare and publish the Joint Reasoned Statement, which shall reflect that the Management Board and the Supervisory Board, after having duly reviewed and analyzed the Delisting Purchase Offer (including the Offer Document), acting in good faith and in accordance with their duties, (i) regard the Offer Price as fair from a financial perspective, adequate (angemessen) pursuant to Sec. 31 para. 1 WpÜG, and attractive, (ii) determined that the Delisting Purchase Offer and the Delisting are in the best interest of MorphoSys, (iii) welcome and support the Delisting Purchase Offer and (iv) recommend to the MorphoSys Securityholders to tender their MorphoSys Securities into the Delisting Purchase Offer.
The Delisting Agreement also provides for MorphoSys’ obligation to prepare and file a Schedule 14D-9 with the SEC as described in more detail in Sec. 1.6 above.
8.2.3
Delisting

The Delisting Agreement provides that the Management Board shall file the Delisting Application (as defined in Sec. 1.1 of the Offer Document and further described in Sec 9.1 of the Offer Document) no later than one (1) week prior to the expiry of the Acceptance Period, i.e. by 26 July 2024, with the management body (Geschäftsführung) of the FSE to effect the Delisting at the end of the Acceptance Period at the earliest and in accordance with any timing requirements imposed by BaFin or the FSE. MorphoSys and the Bidder have undertaken to promptly take all steps required for the filing the Delisting Application subject to their fiduciary duties and effectuating the Delisting as soon as practicable following the filing of the Delisting Application.
Furthermore, MorphoSys has undertaken to use their reasonable best efforts to promptly take all steps required for the termination of the inclusion of the MorphoSys Shares in the sub-segment Berlin Second Regulated Market as regulated unofficial market of the Berlin Stock Exchange (Wertpapierbörse Berlin) as well as on the unregulated open market (Freiverkehr) on the stock exchanges of Dusseldorf, Hamburg, Hanover, Munich and Stuttgart, as well as on Tradegate Exchange, insofar as this inclusion took place at the request of MorphoSys, with effect at the earliest at the time of Delisting.
In addition, MorphoSys has undertaken to promptly take all necessary steps under applicable laws (including the rules and policies of Nasdaq) to enable a delisting of the MorphoSys Securities from Nasdaq as well as the deregistration of the MorphoSys Shares under the U.S. Exchange Act. Further, MorphoSys will refrain from filing any application for any listing of MorphoSys Shares on any regulated market (regulierter Markt) of any stock exchange or taking any action to directly cause, explicitly support or explicitly approve the inclusion of MorphoSys Shares for trading in the open market (Freiverkehr) of any stock exchange.
8.2.4
Effectiveness, Term and Termination

The Delisting Agreement has been effective since the day of its execution on 20 June 2024, has a fixed term of eighteen (18) months, and provides for customary termination rights.
8.3
Non-tender agreement and Security Blockage Agreement regarding MorphoSys Shares

On 26 June 2024, the Bidder and Novartis BidCo Germany entered into a non-tender agreement (the “Non-Tender Agreement”), pursuant to which Novartis BidCo Germany irrevocably and unconditionally agreed (i) not to tender, in whole or in part, its directly held 34,337,809 MorphoSys Shares in a delisting purchase offer made by the Bidder to MorphoSys Shareholders until the end of the Acceptance Period pursuant to Sec. 16 para. 1 WpÜG, (ii) not to otherwise sell, transfer or otherwise dispose of any MorphoSys Shares held by it and not to assign any shareholder rights attaching to such MorphoSys Shares, and to hold them until the end of the term of the Non-Tender Agreement.
In the Non-Tender Agreement, Novartis BidCo Germany has further undertaken to pay a contractual penalty to the Bidder in the amount of the Offer Price per share in the event that it tenders shares contrary to the aforementioned obligation. It was also agreed that any claim for payment of this contractual penalty would be offset against Novartis BidCo Germany’s claim against the Bidder for payment of the offer consideration and, if this is not possible, would be waived in the amount of such claim for payment of the offer consideration. The term of the Non-Tender Agreement is until the expiration of the Acceptance Period unless the Bidder previously terminates the Non-Tender Agreement by issuing a notice of cancellation for good cause (aus wichtigem Grund) to Novartis BidCo Germany.
In addition, the Bidder, Novartis BidCo Germany and UBS Switzerland AG, Zurich, Switzerland, have entered on 27 June 2024 into a security blockage agreement (the “Security Blockage Agreement”), pursuant to which Novartis BidCo Germany has irrevocably and unconditionally instructed UBS Switzerland AG, Zurich, Switzerland, (i) not to transfer the 34,337,809 MorphoSys Shares credited to its securities account to any other securities account or sub-custody account of Novartis BidCo Germany or any third party with UBS Switzerland AG, Zurich, Switzerland, or to another custodian bank without the prior written consent of the Bidder, (ii) not to transfer such MorphoSys Shares to MorphoSys or any third party, (iii) not to execute any sell orders for such MorphoSys Shares and (iv) not to assist, execute or otherwise facilitate the transfer or other disposition of such MorphoSys Shares.
9.
INTENTIONS OF THE BIDDER, NOVARTIS PHARMA AND NOVARTIS AG

The intentions described below are the uniform intentions of the Bidder, Novartis Pharma and Novartis AG as of the date of the publication of the Offer Document. Neither the Bidder nor Novartis Pharma nor Novartis AG have the intention to deviate from the intentions laid out in Sec. 9.1 to 9.7 of the Offer Document.
9.1
Delisting

The Bidder intends to effect the Delisting jointly with MorphoSys. To this end, MorphoSys has undertaken in the Delisting Agreement to file the Delisting Application with the FSE concerning MorphoSys Shares no later than one (1) week prior to the expiry of the Acceptance Period. To facilitate the Delisting Application by MorphoSys and the Delisting, the Bidder has prepared and published the Delisting Purchase Offer pursuant to Sec. 39 para. 2 sentence 3 no. 1 BörsG.
If the management of the FSE accepts the Delisting Application by the Management Board of MorphoSys, it will revoke the admission of the MorphoSys Shares to trading on the regulated market (regulierter Markt) of the FSE. Also going forward MorphoSys will not apply for admission of MorphoSys Shares to trading on the regulated market (regulierter Markt) or on the open market (Freiverkehr) on the FSE or another organized trading platform.
If the management of the FSE grants the Delisting Application, the listed MorphoSys Shares which were not tendered during the Acceptance Period will be traded on the regulated market (regulierter Markt) of the FSE under ISIN DE0006632003 until the revocation decision becomes effective. Pursuant to Sec. 46 para. 3 of the Exchange Rules for the FSE (Börsenordnung für die Frankfurter Wertpapierbörse) a revocation of admission to trading in accordance with Sec. 39 para. 2 sentence 3 no. 1 BörsG will become effective within three (3) FSE Trading Days after publication of the revocation decision by the management board of the FSE. It is currently assumed that the Delisting will come into effect in August 2024, but not before the end of the Acceptance Period.
The Delisting may, in particular, have the following consequences for the MorphoSys Shares and the MorphoSys Shareholders:
a)
In the event of the Delisting, trading of the MorphoSys Shares on the regulated market (regulierter Markt) of the FSE will end. The Bidder assumes that the management of the Berlin Stock Exchange

(Wertpapierbörse Berlin) will terminate the inclusion of the MorphoSys Shares in the sub-segment Berlin Second Regulated Market of the Berlin Stock Exchange (Wertpapierbörse Berlin) pursuant to Sec. 17 para. 2 sentence 1 in conjunction with Sec. 17 para. 1 of the terms and conditions for the Berlin Open Market (Geschäftsbedingungen für den Freiverkehr an der Wertpapierbörse Berlin) shortly after the revocation of the admission to trading on the regulated market (regulierter Markt) of the FSE and has also undertaken in the Delisting Agreement to use its reasonable best efforts to take all steps required for the termination of such inclusion (see Sec. 8.2.3 of the Offer Document). The MorphoSys Shares are not admitted to trading on another regulated market within the Federal Republic of Germany or the European Union or the European Economic Area. Therefore, MorphoSys Shareholders will not have access to a regulated market for MorphoSys Shares, which may detrimentally affect the ability to trade MorphoSys Shares.
b)
Upon Delisting, trading of the MorphoSys Shares on XETRA, the electronic trading system of the FSE, will end at the same time.

c)
In the Delisting Agreement, MorphoSys has undertaken not to apply for the inclusion of MorphoSys Shares to trading on the open market (Freiverkehr) of any stock exchange and to use promptly all reasonable best efforts to end existing inclusions no earlier than when the Delisting comes into effect where such inclusion occurred upon application by MorphoSys. Even if MorphoSys Shares should remain or become included in open market trading at a stock exchange, these markets may not have any sufficient liquidity to enable normal trading activities with MorphoSys Shares.

d)
It cannot be ruled out that the Delisting Application will adversely affect the stock exchange price of MorphoSys Shares in the future, for example after settlement of the Delisting Purchase Offer, and that there is a possibility of price losses.

e)
Upon consummation of the Delisting, several transparency and trading provisions will no longer apply to the trade with MorphoSys Shares, in particular Sec. 33 et seqq. and Sec. 48 et seqq. WpHG, Art. 17 to 19 of Regulation (EU) No. 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (Market Abuse Regulation) and certain other provisions of the AktG, the German Commercial Code (Handelsgesetzbuch) and the Rules of the FSE (Börsenordnung für die Frankfurter Wertpapierbörse). This will result in a significantly lower level of protection for MorphoSys Shareholders. In particular, there will no longer be semi-annual and quarterly reports and respective press conference calls conducted by MorphoSys. The reporting will be limited to the annual reporting for shareholders of German stock corporations prior to the annual general meeting. In addition, MorphoSys will no longer be required to publish a declaration of compliance with the recommendations of the German Corporate Governance Code (Deutscher Corporate Governance Kodex) pursuant to Sec. 161 AktG.

In addition, the Bidder intends in the course of the Delisting (see above under Sec.8.2.3 of the Offer Document) to effect together with MorphoSys in August 2024 the delisting of the MophoSys Securities from Nasdaq as well as the deregistration of the MorphoSys Shares under the U.S. Exchange Act.
9.2
Future business activity and strategy, assets and future obligations of MorphoSys

9.2.1
Future business activity and strategy

The Bidder, Novartis Pharma and Novartis AG intend to further strengthen their position in oncology and hematology, developing and commercializing innovative medicines that transform the lives of cancer patients. The financial resources of the Bidder, Novartis Pharma and Novartis AG, their additional scientific expertise and strong global commercial infrastructure provide a great benefit to MorphoSys Group as they help accelerate the development and commercialization potential of pelabresib at a greater speed and scale and to further the development of tulmimetostat.
The willingness of Novartis AG and the Bidder to enter into the Business Combination Agreement and, subsequently, the Delisting Agreement, and to agree to the Delisting Purchase Offer (including the Offer Price) was predicated on, among other things, the acquisition of 100% of the MorphoSys Shares. The

Delisting Purchase Offer is intended to be, following the Previous Takeover Offer, a further step to achieve the acquisition of 100% of the MorphoSys Shares. Additionally, Novartis BidCo Germany announced to the Management Board on 20 June 2024 its intention to carry out a merger squeeze-out pursuant to Sec. 62 para. 5 UmwG, Sec. 327a et seq. AktG (the “Merger Squeeze-Out”, see Sec. 9.6.2 of the Offer Document). Currently, the conduct of the business operations of MorphoSys based upon the business strategy currently implemented or further developed in the future as well as the final determination of the strategy for MorphoSys’ business and its implementation — subject to required approvals by the Supervisory Board — remain the responsibility of the Management Board. All integration measures taken or proposed by the Bidder will be at arm’s length.
By entering into the DPSA, the CA and the QAA with MorphoSys and MorphoSys US Inc., the Bidder, Novartis Pharma and Novartis AG intend to fully support MorphoSys in its strategy and to explore opportunities to ensure that the development and commercialization of pelabresib and tulmimetostat is successful and to enable MorphoSys Group to fully benefit from the resources and know-how of the Bidder, Novartis Pharma and Novartis AG. The Bidder, Novartis Pharma and Novartis AG intend to trust in MorphoSys to use, subject to compliance by MorphoSys with all applicable laws, best efforts to take all actions and conduct all activities (including providing access to all data, results and other relevant information of the members of the MorphoSys Group) reasonably requested by the Bidder, Novartis Pharma and Novartis AG in connection with the drafting, preparation, filing and submission of any regulatory permit or other regulatory filing or submission with respect to any MorphoSys product, including pelabresib.
9.2.2
Assets and future obligations

Until the legal effectiveness of the Merger Squeeze-Out, the Bidder, Novartis Pharma and Novartis AG intend not to take any actions relating to, initiate or otherwise support the distribution of an extraordinary dividend (Sonderdividende), the change of the existing dividend policy (Dividendenpraxis) of MorphoSys or other distributions (e.g., through share buy-backs). Any dividend policy will duly consider the financial needs of MorphoSys in light of its business strategy currently implemented or further developed in the future by the Management Board.
The Bidder, Novartis Pharma and Novartis AG intend to continue to provide the MorphoSys Group with the financial resources required to continue its business as contemplated to be conducted by Novartis AG.
The Bidder, Novartis Pharma and Novartis AG have no intentions which would result in an increase of MorphoSys Group’s current indebtedness outside the ordinary course of business.
9.2.3
Company name

Until the legal effectiveness of the Merger Squeeze-Out, the Bidder, Novartis Pharma and Novartis AG intend to continue to use the current name MorphoSys as the corporate name of MorphoSys and its subsidiaries (for the subsidiaries, subject to customary pre- and suffixes to distinguish them from MorphoSys). However, under the Business Combination Agreement, the Bidder, Novartis Pharma and Novartis AG may consider, following the consummation of the Previous Takeover Offer, (i) rebranding the MorphoSys products to align with product names and branding customarily used by Novartis, including indicating that such MorphoSys products are sold by Novartis AG or (ii) requiring all trademarks and other branding of the MorphoSys Group or any MorphoSys product to include a mark or other designation indicating that the MorphoSys Group is a part of Novartis AG’s affiliated group. However, the Bidder, Novartis Pharma and Novartis AG have no such intention.
9.3
Headquarters of MorphoSys

Until the legal effectiveness of the Merger Squeeze-Out, the Bidder, Novartis Pharma and Novartis AG intend to maintain the registered office and the administrative headquarters of MorphoSys in Planegg. Additionally, in consideration of the complementary nature of the products and technologies of MorphoSys, the Bidder, Novartis Pharma and Novartis AG also continue to intend to maintain the R&D capability in this location.

9.4
Employees and employment conditions

The Bidder acknowledges that the dedicated workforce of the MorphoSys Group is the foundation for the current and future success of the MorphoSys Group and that the current and future success of MorphoSys depends on the creativity and performance of MorphoSys Group’s workforce and their potential for innovation both of which heavily rely on the competence and the commitment of the employees of MorphoSys.
The Bidder, Novartis Pharma and Novartis AG maintain their intention to support the Management Board in maintaining and developing an attractive and competitive framework to retain a highly qualified employee base and in the continued effort to attract talents. The Bidder, Novartis Pharma and Novartis AG intend to continue to use best efforts to retain the MorphoSys Group’s talents amongst its employees. They believe they can properly incentivize such employees consistently with its incentivization of similarly situated employees of Novartis AG and its subsidiaries and further believes it can provide such employees a welcoming and stimulating workplace and an opportunity to align their individual strengths and goals with corresponding opportunities with the MorphoSys Group as well as potentially across Novartis’ global operations.
The Business Combination Agreement provides that, after the settlement of the Previous Takeover Offer, the parties will review MorphoSys’ existing remuneration system for the Management Board as well as the long-term incentive program for the Management Board and MorphoSys Group employees, and MorphoSys will consider the impact of the takeover based on the Previous Takeover Offer and/or the Delisting on the participation of the Management Board and the MorphoSys Group’s employees in the existing Incentive Plans in consultation with Novartis AG and the Bidder. The Bidder, Novartis Pharma and Novartis AG intend to implement the provisions of the Business Combination Agreement in its current form related to the modification of remuneration system as described in detail in Sec. 8.1.2(f) of the Offer Document (for the avoidance of doubt: after partial termination of the Business Combination Agreement by Novartis AG and the Bidder on 20 June 2024; see in detail Sec. 8.1.2(f) of the Offer Document).
The Bidder, Novartis Pharma and Novartis AG have no further intentions regarding employees and conditions of employment. In particular, the Bidder, Novartis Pharma and Novartis AG have no intentions regarding any employee representation at the level of the MorphoSys Group.
9.5
Members of the Management Board and the Supervisory Board of MophoSys

The Bidder, Novartis Pharma and Novartis AG intend to continue to be represented on the Supervisory Board in a manner that reflects their participation after completion of the Previous Takeover Offer. The Bidder, Novartis Pharma and Novartis AG intend to continue to have their current court-appointed representatives Heinrich Moisa, Romain Lege und Silke Mainka (see Sec. 7.4 of the Offer Document) also be appointed to the Supervisory Board of MophoSys by the next general meeting of MorphoSys.
Furthermore, the Bidder, Novartis Pharma and Novartis AG intend to appoint one (1) further representative, Christian Diehl, to the Supervisory Board of MophoSys, following a corresponding resolution of the general meeting of MophoSys.
9.6
Structural measures

The Management Board will continue to manage MorphoSys independently and in its own responsibility. The Bidder, Novartis Pharma and Novartis AG intend not to implement any further Legal Integration Measures, other than as described below in Sec. 9.6.1 and 9.6.2 of the Offer Document.
9.6.1
Termination of the ADS Deposit Agreement

MorphoSys intends to terminate the amended and restated deposit agreement among MorphoSys, the ADS Depositary (as defined in Sec. 13.2.2(e)(iii) of the Offer Document) and owners and holders of MorphoSys ADSs, dated as of 18 April 2018 (the “ADS Deposit Agreement”), pursuant to which the ADS Depositary maintains an ADS facility for the MorphoSys Shares, following the completion of the Delisting. When the ADS Deposit Agreement is terminated, holders of MorphoSys ADSs will only have the right to receive MorphoSys Shares underlying MorphoSys ADSs upon surrender of MorphoSys ADSs and payment of applicable fees of the ADS Depositary. At any time after the date of termination, which shall be at least ninety (90) days following dissemination to MorphoSys ADS Holders of a notice of termination, the ADS Depositary may sell the remaining deposited MorphoSys Shares held under the ADS Deposit Agreement and hold the proceeds of such sale for the benefit of holders of MorphoSys ADSs that have not been surrendered.
9.6.2
Merger Squeeze-Out

As announced by MorphoSys by way of ad hoc announcement on 20 June 2024, Novartis BidCo Germany notified the Management Board by letter dated 20 June 2024 of its intention to merge MorphoSys as transferring entity into Novartis BidCo Germany as acquiring entity. Novartis BidCo Germany proposed to enter into negotiations on a merger agreement with the Management Board.
In connection with the merger of MorphoSys into Novartis BidCo Germany, Novartis BidCo Germany also made a formal request pursuant to Sec. 62 para. 5 sentence 8 UmwG in conjunction with Sec. 327a para. 1 sentence 1 AktG on 20 June 2024 to initiate the procedure for the transfer of the shares of the minority shareholders of MorphoSys to BidCo Germany against payment of an adequate cash compensation and to ensure that the necessary resolution of the annual general meeting on the Merger Squeeze-Out is passed at the annual general meeting of MorphoSys, which is expected to take place in August 2024.
The management of Novartis BidCo Germany will prepare a report in which, in particular, the type and amount of the cash compensation will be explained. Furthermore, the underlying valuation of MorphoSys in the determination of the cash compensation (the “Squeeze-Out-Valuation”) would have to be audited by a court-appointed expert auditor. The latter would have to prepare a written audit report on the results of its audit. The valuation must take into account the circumstances at the time the resolution on the Merger Squeeze-Out was passed by MorphoSys’ annual general meeting.
The Squeeze-Out-Valuation must be based on the “Principles for the Performance of Business Valuations (IDW S 1)” published by the Institut der Wirtschaftsprüfer in Deutschland e.V. (in the currently valid version 2008, as of April 2, 2008) (these principles the “IDW S 1 Standard”) and the “Best Practice Recommendations for Business Valuations” published by Deutsche Vereinigung für Finanzanalyse und Asset Management e.V. (“DFVA”) (as of December 2012) (together with the IDW S 1 Standard the “Valuation Method”).
Based on the currently ongoing valuation, performed by ValueTrust Financial Advisors Deutschland GmbH (“ValueTrust”) on behalf of the Bidder, the Bidder is of the opinion that the value of MorphoSys’ equity according to the Valuation Method falls below the value of MorphoSys equity determined on the basis of the Offer Price (in each case on a fully diluted basis) by more than one third.
The Bidder is therefore of the opinion that it is highly unlikely that the Squeeze-Out cash compensation per MorphoSys Share to be granted in connection with the implementation of the Merger Squeeze-Out will be higher than the Offer Price per MorphoSys Share. Notwithstanding the foregoing, the Bidder reemphasizes that the Squeeze-Out Valuation performed by ValueTrust and the derivation of the adequate cash compensation will be subject to an audit by a court-appointed, independent auditor.
9.7
Intentions with regard to the business activities of the Bidder, Novartis Pharma and Novartis AG

Except for the effects on the assets, financial position, and results of the Bidder and Novartis AG set forth in Sec. 15 of the Offer Document and the consequences described in Sec. 8 and Sec. 9 of the Offer Document (in particular Sec. 9.2.2 of the Offer Document), the Bidder, Novartis Pharma and Novartis AG have no intentions, to the extent they are affected by the Delisting Purchase Offer, regarding their respective registered offices or the location of material parts of the business, their business activities, the use of their assets, their future obligations, their employees and their representatives, the members of their boards, or their essential employment conditions.
10.
EXPLANATION OF THE ADEQUACY OF THE OFFER PRICE

10.1
Minimum offer price

In accordance with Sec. 39 para. 3 sentence 2 BörsG in conjunction with Sec. 31 para. 1 and para. 7 WpÜG as well as Sec. 4 and Sec. 5 WpÜG Offer Regulation, in the case of the Delisting Purchase Offer, the

Bidder is required to offer MorphoSys Shareholders adequate consideration for their MorphoSys Shares. In doing so, the consideration may not be less than a minimum value to be determined according to these provisions. According to these provisions, the minimum price to be offered to the MorphoSys Shareholders must be equal to the higher of the following values (a) and (b):
(a)
Pursuant to Sec. 39 para. 3 sentence 2 BörsG in conjunction with Sec. 31 para. 1 and para. 7 WpÜG and Sec. 4 WpÜG Offer Regulation, the consideration must be at least equal to the highest consideration provided or agreed for the acquisition of MorphoSys Shares by the Bidder, a person acting jointly with the Bidder within the meaning of Sec. 2 para. 5 sentence 1 and sentence 3 WpÜG or their subsidiaries within the last six (6) months prior to the publication of the Offer Document (the “Pre-Acquisition Period”).

(b)
Pursuant to Sec. 39 para. 3 sentence 2 BörsG in conjunction with Sec. 31 para. 1 and para. 7 WpÜG and Sec. 5 WpÜG Offer Regulation, the consideration must be at least equal to the volume weighted average domestic stock exchange price of the MorphoSys Shares during the last six (6) months prior to the publication of the decision to launch the Delisting Purchase Offer pursuant to Sec. 39 para. 2 sentence 3 no. 1 BörsG in conjunction with Sec. 10 para. 1 sentence 1, para. 3 WpÜG on 20 June 2024 (the “Six-Month Average Price”).

Therefore, in accordance with Sec. 39 para. 2 sentence 3 no. 1 BörsG in conjunction with Sec. 31 para. 1 and para. 7 WpÜG as well as Sec. 4 and 5 WpÜG Offer Regulation, the minimum offer price per MorphoSys Share amounts to EUR 68.00.
10.2
Prior Acquisitions

As described in Sec. 6.7.1 to Sec. 6.7.3 of the Offer Document, the Bidder acquired 34,337,809 MorphoSys Shares, corresponding to approximately 91.04% of the share capital and approximately 91.17% of the voting share capital of MorphoSys, upon settlement of the Previous Takeover Offer, including purchases of MorphoSys Shares outside of the Previous Takeover Offer, which took place within the Pre-Acquisition Period. The highest consideration agreed and paid for any of these previous acquisitions amounted to EUR 68.00 per MorphoSys Share.
Therefore, the consideration offered to MorphoSys Shareholders must amount to at least EUR 68.00 per MorphoSys Share pursuant to Sec. 39 para. 3 sentence 2 BörsG in conjunction with Sec. 31 para. 1 and para. 7 WpÜG and Sec. 4 WpÜG Offer Regulation.
10.3
Six-Month Average Price

The minimum price described in Sec. 10.1 of the Offer Document is determined based on the Six-Month Average Price of MorphoSys Shares pursuant to Sec. 39 para. 3 sentence 2 BörsG in conjunction with Sec. 31 para. 1 and para. 7 WpÜG and Sec. 5 WpÜG Offer Regulation.
On 20 June 2024, the Bidder announced its decision to launch the Delisting Purchase Offer. The volume weighted Six-Month Average Price until and including the reference date 19 June equals EUR 55.12 per MorphoSys Share as communicated with BaFin by letter dated 28 June 2024. Therefore, the consideration offered to MorphoSys Shareholders must amount to at least EUR 55.12 per MorphoSys Share pursuant to Sec. 39 para. 3 sentence 2 BörsG in conjunction with Sec. 31 para. 1 and para. 7 WpÜG and Sec. 5 WpÜG Offer Regulation.
10.4
Offered Offer Price

The Bidder offers an Offer Price of EUR 68.00 in cash for each MorphoSys Share (see Sec. 3 of the Offer Document).
10.5
Economic adequacy of the Offer Price

The Offer Price of EUR 68.00 per MorphoSys Share equals the offer price for the Previous Takeover Offer and the highest consideration in which the Bidder, or any person acting jointly with the Bidder within the meaning of Sec. 2 para. 5 WpÜG or their subsidiaries, agreed and paid in the Pre-Acquisition Period for acquisitions outside the Previous Takeover Offer for each MorphoSys Share. Therefore, the consideration meets the requirements of Sec. 39 para. 3 sentence 2 BörsG in conjunction with Sec. 31 para. 1 and 7 WpÜG and Sec. 4 WpÜG Offer Regulation.
From the Bidder’s perspective, the Previous Takeover Offer was deemed attractive by the other MorphoSys Shareholders. The Previous Takeover Offer was accepted for 29,336,378 MorphoSys Shares, i.e., about 77.78% of the share capital and approximately 77.89% of the voting share capital of MorphoSys.
Furthermore, in determining the Offer Price, the Bidder also took into account historical stock exchange prices for MorphoSys Shares. The stock exchange price is a widely accepted factor and constitutes a suitable basis for assessing the adequacy of the consideration of listed shares like the MorphoSys Shares. MorphoSys Shares are admitted to trading on the regulated market (regulierter Markt) with additional post-admission obligations (Prime Standard) of the FSE. In addition, the MorphoSys Shares are traded on the regulated unofficial market (sub-segment Berlin Second Regulated Market) of the Berlin Stock Exchange (Wertpapierbörse Berlin) as well as on the unregulated market of the stock exchanges in Dusseldorf, Hamburg, Hanover, Munich and Stuttgart as well as via Tradegate Exchange. Trading in MorphoSys Shares is functioning, with sufficient free float and a sufficient trading volume.
Based on the last unaffected stock exchange price of the MorphoSys Shares prior to the publication of the decision to make the Previous Takeover Offer on 5 February 2024, the Offer Price of EUR 68.00 includes the following premiums:
(a)
The stock exchange price (XETRA closing price) on 2 February 2024, the last FSE Trading Day prior to the publication of the decision to launch the Previous Takeover Offer pursuant to Sec. 10 para. 1 sentence 1, para. 3 WpÜG in conjunction with Sec. 29 and Sec. 34 WpÜG, amounted to EUR 42.16 per MorphoSys Share (source: https://www.boerse-frankfurt.de/aktie/morphosys-ag7). Based on this stock exchange price, the Offer Price of EUR 68.00 includes a premium of EUR 25.84 or 61.29%.

(b)
The volume weighted average stock exchange price during the last three (3) months prior to 4 February 2024, the last day prior to the publication of the decision to launch the Previous Takeover Offer pursuant to Sec. 10 para. 1 sentence 1, para. 3 WpÜG in conjunction with Sec. 29 and Sec. 34 WpÜG, amounted to EUR 28.80 per MorphoSys Share as communicated by BaFin with letter on 13 February 2024. Based on this average stock exchange price, the Offer Price of EUR 68.00 includes a premium of EUR 39.20 or 136.11%.

(c)
The volume weighted average stock exchange price during the last month prior to the unaffected 25 January 2024 close, the day before first rumors on a potential takeover of MorphoSys surfaced, amounted to EUR 35.00 per MorphoSys Share (source: S&P Capital IQ Pro). Based on this average stock exchange price, the Offer Price of EUR 68.00 includes a premium of EUR 33.00 or 94.29%. The volume weighted average stock exchange price during the last three (3) months prior to the unaffected 25 January 2024 close, the day before first rumors on a potential takeover of MorphoSys surfaced, amounted to EUR 28.11 per MorphoSys Share (source: S&P Capital IQ Pro). Based on this average stock exchange price, the Offer Price of EUR 68.00 includes a premium of EUR 39.89 or 141.91%.

Apart from those described in the Offer Document, the Bidder has not applied any other valuation methods for the determination of the adequacy of the Offer Price.
Furthermore, the Offer Price of EUR 68.00 per MorphoSys Share exceeds the Six-Month Average Price of the MorphoSys Share of EUR 55.12 (see Sec. 10.3 of the Offer Document). Therefore, it also meets the requirements of Sec. 39 para. 3 sentence 2 BörsG in conjunction with Sec. 31 para. 1 and 7 WpÜG and Sec. 3 sentence 1 WpÜG Offer Regulation.
Subject to their fiduciary duties, the Management Board and the Supervisory Board are obliged to support the Delisting Purchase Offer pursuant to the Delisting Agreement.

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Last accessed on 3 July 2024.

In light of this background, the Bidder is convinced that the Offer Price constitutes an attractive consideration for the acquisition of the MorphoSys Securities and offers an attractive premium for the MorphoSys Securityholders. It should be noted, however, that such premium will only be realized by MorphoSys Securityholders who accept the Delisting Purchase Offer.
The Offer Price for each MorphoSys Share is adequate for the aforementioned reasons.
10.6
No compensation for loss of certain rights

The articles of association of MorphoSys do not provide for the application of Sec. 33b para. 2 WpÜG. The Bidder is therefore not obliged to pay any compensation pursuant to Sec. 33b para. 5 WpÜG.
11.
REGULATORY APPROVALS AND PROCEDURES

BaFin approved the publication of the German version of the Offer Document on 4 July 2024.
No further regulatory approvals, authorizations or procedures are required in connection with the Delisting Purchase Offer or the publication of the Offer Document.
12.
NO OFFER CONDITIONS

The Delisting Purchase Offer satisfies the requirements for a tender offer pursuant to Sec. 39 para. 2 sentence 3 no. 1 BörsG and is, in particular, not subject to any conditions. Therefore, settlement of the Delisting Purchase Offer is not subject to any offer conditions.
13.
ACCEPTANCE AND SETTLEMENT OF THE DELISTING PURCHASE OFFER FOR MORPHOSYS SECURITIES

13.1
Acceptance and Settlement of the Delisting Purchase Offer for MorphoSys Shares

13.1.1
Settlement Agent

The Bidder has appointed Deutsche Bank Aktiengesellschaft, Taunusanlage 12, 60325 Frankfurt am Main, Germany (the “Settlement Agent”) to act as central settlement agent for the Delisting Purchase Offer.
13.1.2
Declaration of acceptance and booking

MorphoSys Shareholders who wish to accept the Delisting Purchase Offer should contact their custodian bank or other custodian investment service provider with registered office or a branch in Germany with any questions they may have regarding acceptance of the Delisting Purchase Offer and the technical aspects of settlement of the Delisting Purchase Offer. Those banks and service providers have been separately informed about the modalities for acceptance and settlement of the Delisting Purchase Offer and are required to inform customers who hold MorphoSys Shares in their securities deposit accounts about the Delisting Purchase Offer and the steps required to accept it.
During the Acceptance Period MorphoSys Shareholders may accept the Delisting Purchase Offer only by:
(a)
a declaration of acceptance of the Delisting Purchase Offer in writing or in text form (the “Declaration of Acceptance”) vis-à-vis their own custodian investment service provider (the “Custodian Bank”); and

(b)
instructing their Custodian Bank to immediately effect the booking of the MorphoSys Shares which are held in their securities deposit account and for which they wish to accept the Delisting Purchase Offer into ISIN DE000A40ESD9 at Clearstream.

The Declaration of Acceptance will only be effective if the Tendered MorphoSys Shares have been booked to ISIN DE000A40ESD9 at Clearstream by no later than 18:00 hours Frankfurt am Main local time / 12:00 hours New York local time on the second (2nd) FSE Trading Day after expiry of the Acceptance Period. Such bookings are to be arranged by the relevant Custodian Bank without undue delay after receipt of the Declaration of Acceptance.

Declarations of Acceptance not received by the respective Custodian Bank within the Acceptance Period, or erroneously or incompletely filled out, will not be regarded as acceptance of the Delisting Purchase Offer and do not entitle the respective MorphoSys Shareholder to receive the Offer Price. Neither the Bidder nor persons acting on its behalf are obliged to notify the respective MorphoSys Shareholder of any deficiencies or errors in the Declaration of Acceptance and assume no liability if such notification is not made.
The Bidder requested relief from the requirements of 14e-11 under the U.S. Exchange Act in order to enable the Bidder to pay the Offer Price as described in Sec. 13.1.5 of the Offer Document (see Sec. 21 of the Offer Document for further details).
13.1.3
Further declarations of the MorphoSys Shareholders upon acceptance of the Delisting Purchase Offer

By making the Declaration of Acceptance pursuant to Sec. 13.1.2 of the Offer Document,
(a)
the accepting MorphoSys Shareholders instruct and authorize their respective Custodian Banks and any intermediate custodians of the relevant Tendered MorphoSys Shares

(i)
to leave the Tendered MorphoSys Shares in the securities deposit accounts of the accepting MorphoSys Shareholders for the time being, but to cause their booking to ISIN DE000A40ESD9 at Clearstream;

(ii)
to instruct and authorize Clearstream to make the Tendered MorphoSys Shares available to the Settlement Agent in its account at Clearstream for transfer of title to the Bidder without undue delay following expiry of the Acceptance Period;

(iii)
to instruct and authorize Clearstream to transfer the Tendered MorphoSys Shares (ISIN DE000A40ESD9), in each case including any ancillary rights, in particular the right to share in profits, existing at the time of the settlement of the Delisting Purchase Offer, to the Bidder concurrently and contemporaneously against payment of the Offer Price for the relevant Tendered MorphoSys Shares to the account of the relevant Custodian Bank at Clearstream in accordance with the terms of the Delisting Purchase Offer;

(iv)
to instruct and authorize any intermediate custodians of the relevant Tendered MorphoSys Shares and Clearstream to make available to the Bidder or to the Settlement Agent all information required for declarations or publications by the Bidder pursuant to the WpÜG, in particular to notify on each FSE Trading Day during the Acceptance Period the number of MorphoSys Shares booked to ISIN DE000A40ESD9; and

(v)
to forward the Declaration of Acceptance and, where applicable, the declaration of withdrawal to the Settlement Agent upon request;

(b)
the accepting MorphoSys Shareholders instruct and authorize their respective Custodian Banks and the Settlement Agent, in each case under exemption from the prohibition of self-contracting pursuant to Sec. 181 BGB, to take all steps and to make and to receive all necessary or expedient declarations for the settlement of the Delisting Purchase Offer in accordance with the Offer Document and in particular to effect the transfer of title to the Tendered MorphoSys Shares to the Bidder in accordance with para. (a) above; and

(c)
the accepting MorphoSys Shareholders declare that

(i)
unless otherwise expressly stated in writing or in text form in the Declaration of Acceptance, they accept the Delisting Purchase Offer for all MorphoSys Shares which are held in their securities deposit accounts with the Custodian Bank at the time they declare their acceptance of the Delisting Purchase Offer;

(ii)
at the time of transfer of title to the Bidder, they are the sole holders of title to the MorphoSys Shares in respect of which they are accepting the Delisting Purchase Offer and such shares are free from rights and claims of third parties; and

(iii)
they are transferring their Tendered MorphoSys Shares to the Bidder concurrently and contemporaneously (Zug um Zug) against payment of the Offer Price to the account of the relevant Custodian Bank with Clearstream without undue delay following the expiry of the Acceptance Period.

In the interest of a smooth and prompt settlement of the Delisting Purchase Offer, the instructions, declarations, mandates, powers and authorizations listed in Sec. 13.1.2 to Sec. 13.1.3 of the Offer Document are issued irrevocably by the accepting MorphoSys Shareholders. They will lapse only in the event of a valid withdrawal in accordance with Sec. 17 of the Offer Document from the contract concluded as a result of acceptance of the Delisting Purchase Offer.
13.1.4
Legal consequences of acceptance

Upon acceptance of the Delisting Purchase Offer, a contract for the sale of the Tendered MorphoSys Shares to the Bidder will come into existence between the accepting MorphoSys Shareholders and the Bidder, in each case subject to the terms of the Delisting Purchase Offer. This contract is subject to German law. Subject to the terms of the Delisting Purchase Offer, transfer of title to the Bidder will be effected upon settlement of the Delisting Purchase Offer. Furthermore, by accepting the Delisting Purchase Offer, the accepting MorphoSys Shareholders issue and grant the instructions, authorizations, mandates and powers referred to in Sec. 13.1.3(a) and Sec. 13.1.3(b) of the Offer Document and make the declarations listed in Sec. 13.1.3(c) of the Offer Document.
The Bidder requested relief from the requirements of 14I(c) under the U.S. Exchange Act in order to enable the Bidder to pay the Offer Price as described in Sec. 13.1.5 of the Offer Document (see Sec. 21 of the Offer Document for further details).
13.1.5
Settlement of the Delisting Purchase Offer and payment of the purchase price after expiry of the Acceptance Period

Payment of the Offer Price will be effected to the relevant Custodian Bank concurrently and contemporaneously (Zug um Zug) against transfer of the Tendered MorphoSys Shares to the account of the Settlement Agent at Clearstream. The Settlement Agent will transfer the Offer Price for the Tendered MorphoSys Shares through Clearstream to the relevant Custodian Bank without undue delay, but no later than on the fourth (4th) Banking Day following publication of the tender results after the end of the Acceptance Period pursuant to Sec. 23 para. 1 no. 2 WpÜG.
Upon payment of the Offer Price to the relevant Custodian Bank, the Bidder has fulfilled its obligation to pay the Offer Price. It will be the responsibility of the Custodian Banks to credit the Offer Price to the relevant MorphoSys Shareholder without undue delay.
13.1.6
Costs and Expenses

The acceptance of the Delisting Purchase Offer in principle shall be free of costs and expenses of the Custodian Banks for the MorphoSys Shareholders who hold their MorphoSys Shares in a securities deposit account in the Federal Republic of Germany (except for the costs for transmitting the Declaration of Acceptance to the relevant Custodian Bank). For this purpose, the Bidder will pay to the Custodian Banks a compensation which has been separately communicated to them and which includes a market-standard custodian bank commission. For the avoidance of doubt, the Bidder wishes to point out that it cannot, however, issue binding instructions to the Custodian Banks on what costs and expenses the Custodian Banks charge for the acceptance of the Delisting Purchase Offer.
However, any additional costs and expenses charged by Custodian Banks or foreign investment service providers and any expenses incurred outside of the Federal Republic of Germany must be borne by the respective MorphoSys Shareholder. Any exchange, sales taxes or stamp duty resulting from the acceptance of the Delisting Purchase Offer will not be borne by the Bidder.
13.1.7
Trading of the Tendered MorphoSys Shares

It is not intended to organize or to apply for a listing of the Tendered MorphoSys Shares for trading on the regulated market (regulierter Markt) of the FSE or another stock exchange. MorphoSys Shareholders who have accepted the Delisting Purchase Offer will therefore no longer be able to trade their Tendered MorphoSys Shares on the stock exchange once the MorphoSys Shares have been rebooked into ISIN DE000A40ESD9. The Bidder assumes that the management of the Berlin Stock Exchange (Wertpapierbörse Berlin) will terminate the inclusion of the MorphoSys Shares in the sub-segment Berlin Second Regulated Market of the Berlin Stock Exchange (Wertpapierbörse Berlin) pursuant to Sec. 17 para. 2 sentence 1 in conjunction with Sec. 17 para. 1 of the terms and conditions for the Berlin Open Market (Geschäftsbedingungen für den Freiverkehr an der Wertpapierbörse Berlin) shortly after the revocation of the admission to trading on the regulated market (regulierter Markt) of the FSE.
However, MorphoSys Shares that have not been tendered into the Delisting Purchase Offer may still be traded on the regulated market (regulierter Markt) of the FSE under the ISIN DE0006632003 and over the counter until the effectiveness of the Delisting.
13.2
Acceptance and Settlement of the Delisting Purchase Offer for MorphoSys Shares represented by MorphoSys ADSs

The following terms only apply to MorphoSys ADS Holders who intend to accept the Delisting Purchase Offer for MorphoSys Shares represented by MorphoSys ADSs.
MorphoSys ADS Holders that have tendered their MorphoSys ADSs in accordance with this Sec. 13.2 of the Offer Document will not be able to trade tendered MorphoSys ADSs. In the period between the expiry of the Acceptance Period and the settlement of the Delisting Purchase Offer, they may also not withdraw their acceptance of the Delisting Purchase Offer.
13.2.1
General and ADS Tender Agent

The acceptance of the Delisting Purchase Offer by MorphoSys ADS Holders for MorphoSys Shares represented by MorphoSys ADSs can only be made through The Bank of New York Mellon (the “ADS Tender Agent”) as tender agent. The acceptance notice can be sent to the ADS Tender Agent by mail or courier to the below addresses:
Registered, Certified or Express Mail The Bank of New York Mellon Attn: Voluntary Corporate Actions, COY: MPSB P.O. Box 43011 Providence, RI 02940-3011 United States	By Overnight Courier The Bank of New York Mellon Attn: Voluntary Corporate Actions, COY: MPSB 150 Royal Street, Suite V Canton, MA 02021 United States
E-Mail (for notices of guaranteed delivery only): canoticeofguarantee@computershare.com
MorphoSys ADS Holders may accept the Delisting Purchase Offer irrespective of whether the total number of ADS tendered by them is an integral multiple of four (i.e. the Delisting Purchase Offer may be readily accepted for one, two or three ADSs).
13.2.2
Acceptance of the Delisting Purchase Offer

The procedure that can be used by MorphoSys ADS Holders, which is described in greater detail below, depends on whether the MorphoSys ADS Holder (i) is a registered holder of MorphoSys ADSs in certificated form evidenced by an MorphoSys ADR, (ii) is a registered holder of MorphoSys ADSs in uncertificated form (i.e., without an MorphoSys ADR) or (iii) holds MorphoSys ADSs in a securities account with a broker or other securities intermediary that is a direct or indirect participant in The Depository Trust Company (“DTC”).
(a)
Declaration of acceptance for MorphoSys ADSs evidenced by MorphoSys ADRs

Registered MorphoSys ADS Holders whose MorphoSys ADSs are evidenced by MorphoSys ADRs may accept the Delisting Purchase Offer for the MorphoSys Shares represented by such

MorphoSys ADSs by ensuring that the following materials are received by the ADS Tender Agent at the address set forth above prior to the expiration of the Acceptance Period:
(i)
the MorphoSys ADRs evidencing the MorphoSys ADSs;

(ii)
a properly completed and signed letter of transmittal for the MorphoSys ADSs (the “ADS Letter of Transmittal”), or a facsimile copy with an original manual signature, with a medallion signature guarantee, if required by the instructions to the ADS Letter of Transmittal; and

(iii)
any other documents required by the ADS Letter of Transmittal.

If a MorphoSys ADR is registered in the name of a person other than the signatory of the ADS Letter of Transmittal, the MorphoSys ADR must be endorsed or accompanied by an appropriate stock power. The MorphoSys ADR or stock power must be signed exactly as the name or names of the registered owner or owners appear on the MorphoSys ADR, and the signature(s) on the MorphoSys ADR or stock power must be medallion guaranteed.
Further important information regarding the ADS Letter of Transmittal can be found below under para. (e).
The method of submission of the MorphoSys ADR is at the option and risk of the accepting MorphoSys ADS Holder. If sent by mail, properly insured registered mail with return receipt requested is recommended. In all cases, sufficient time should be allowed to ensure timely delivery. No acknowledgement of receipt of documents will be given by, or on behalf of, the Bidder.
(b)
Declaration of acceptance for MorphoSys ADSs in uncertificated form

MorphoSys ADS Holders who hold MorphoSys ADSs in uncertificated form not evidenced by MorphoSys ADRs may accept the Delisting Purchase Offer for the MorphoSys Shares represented by such MorphoSys ADSs by ensuring that the following materials are received by the ADS Tender Agent at the address set forth above prior to the expiration of the Acceptance Period:
(i)
a properly completed and signed ADS Letter of Transmittal, or a facsimile copy with an original manual signature, with a medallion signature guarantee if required by the instructions to the ADS Letter of Transmittal; and

(ii)
any other documents required by the ADS Letter of Transmittal.

If the MorphoSys ADSs being tendered are registered in the name of a person other than the signatory of the ADS Letter of Transmittal, a transfer form with respect to the MorphoSys ADSs must be submitted; the transfer form must be signed exactly as the name or names of the registered owner or owners appear on the register of MorphoSys ADS holders, and the signature(s) on the transfer form must be medallion guaranteed.
Further important information regarding the ADS Letter of Transmittal can be found below under para. (e).
(c)
Declaration of acceptance for MorphoSys ADSs held in a securities account with a broker or other securities intermediary

MorphoSys ADS Holders whose MorphoSys ADSs are held in a securities account with a broker or other securities intermediary that is a direct or indirect participant in DTC may accept the Delisting Purchase Offer for their MorphoSys Shares represented by such MorphoSys ADSs by initiating the following:
(i)
a book-entry transfer of the MorphoSys ADSs to the designated account at DTC prior to the expiration of the Acceptance Period and a confirmation regarding the book-entry (the “Book-Entry Confirmation”) received by the ADS Tender Agent prior to the expiration of the Acceptance Period pursuant to the procedures described below; and

(ii)
the delivery to the ADS Tender Agent of an Agent’s Message (as defined below).

Within two (2) U.S. Working Days after the publication of the Offer Document, the ADS Tender Agent will designate a securities account at DTC for tenders of MorphoSys ADSs. Any financial institution that is a participant in DTC’s system may make book-entry transfer of MorphoSys ADSs by causing DTC to transfer such MorphoSys ADSs into the designated securities account in accordance with DTC’s procedure for the transfer.
An “Agent’s Message” delivered in lieu of the ADS Letter of Transmittal is a message transmitted by DTC to the ADS Tender Agent as part of a book-entry confirmation. The message states that DTC has received an express acknowledgment from the DTC participant tendering the MorphoSys Shares represented by MorphoSys ADSs that such participant has received and agrees to be bound by the terms of the ADS Letter of Transmittal and that the Bidder may enforce the terms of the ADS Letter of Transmittal against such participant.
MorphoSys Shares represented by MorphoSys ADSs that are held through a broker or other securities intermediary can only be tendered by that securities intermediary. MorphoSys ADS Holders should therefore discuss with their securities broker or other securities intermediary the appropriate procedure and request that the MorphoSys ADSs representing MorphoSys Shares be tendered on their behalf. DTC and brokers and other securities intermediaries will set their own cut-off dates and times to receive instructions to tender MorphoSys ADSs, which will be earlier than the date and time the Acceptance Period ends. MorphoSys ADS Holders should contact their broker or other securities intermediary to determine the cut-off date and time that applies to them.
(d)
Declaration of acceptance by guaranteed delivery

If an MorphoSys ADS Holder wishes to accept the Delisting Purchase Offer but its MorphoSys ADSs are not immediately available and/or if such MorphoSys ADS Holder cannot deliver its MorphoSys ADSs and all other required documents to the ADS Tender Agent prior to the expiration of the Acceptance Period, he may nevertheless accept the Delisting Purchase Offer for the MorphoSys Shares represented by MorphoSys ADSs provided that all of the following conditions listed under clauses (i) through (iii) below are satisfied. The same will apply if the MorphoSys ADS Holder cannot complete the procedure for transfer for MorphoSys ADSs held through a broker or other securities intermediary on a timely basis:
(i)
the tender for sale must be made by or through an institution that is a member of a medallion signature guarantee program or another “Eligible Guarantor Institution” within the meaning of Rule 17Ad-15 under the U.S. Exchange Act (“Eligible Institution”);

(ii)
a properly completed and signed notice of guaranteed delivery, substantially in the form made available by the Bidder, must be received by the ADS Tender Agent prior to the expiration of the Acceptance Period; and

(iii)
within one (1) Nasdaq Trading Day after the date of the signing of such notice of guaranteed delivery, there must be delivered to the ADS Tender Agent, either:

(A)
in the case of a registered holder of MorphoSys ADSs, the MorphoSys ADRs, if applicable, in proper form for transfer and with a properly completed and signed ADS Letter of Transmittal or a manually executed facsimile copy of the same, with a medallion signature guarantee, if required; or

(B)
in the case of MorphoSys ADSs held through a broker or other securities intermediary, a book-entry confirmation that the MorphoSys ADSs have been transferred to the designated account at DTC as described above, together with an Agent’s Message.

The notice of guaranteed delivery may be transmitted by email, delivered by overnight courier or mailed to the ADS Tender Agent. The notice of guaranteed delivery must in all cases include a guarantee by an Eligible Institution in the form set forth in the sample notice of guaranteed delivery provided by the Bidder. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the ADS Tender Agent.
(e)
ADS Letter of Transmittal

MorphoSys ADS Holders should note the following information with respect to form and content of the ADS Letter of Transmittal:
(i)
Signature Guarantees:   In general, signatures on an ADS Letter of Transmittal must be guaranteed by an Eligible Institution. However, signature guarantees are not required in cases where MorphoSys ADSs are tendered either (1) by a registered holder of MorphoSys ADSs who has not completed either the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the ADS Letter of Transmittal or (2) for the account of an Eligible Institution.

(ii)
Partial Tenders:   If fewer than all of the MorphoSys ADSs evidenced by any MorphoSys ADR delivered to the ADS Tender Agent are to be tendered, the MorphoSys ADS Holder thereof should indicate this in the ADS Letter of Transmittal by filling in the number of MorphoSys ADSs tendered in the box entitled “Number of ADSs”. In such case, a new MorphoSys ADR for the remainder of the MorphoSys ADSs represented by the former MorphoSys ADR will be sent to the person(s) signing such ADS Letter of Transmittal (or as such person properly indicates thereon) as promptly as practicable following the date the tendered MorphoSys Shares represented by MorphoSys ADSs are purchased. All MorphoSys Shares represented by MorphoSys ADSs delivered to the ADS Tender Agent will be deemed to have been tendered unless otherwise indicated. In the case of a partial tender, MorphoSys ADSs representing MorphoSys Shares not tendered will not be reissued to a person other than the registered holder.

(iii)
Content:   By signing an ADS Letter of Transmittal the MorphoSys ADS Holder authorizes and instructs the ADS Tender Agent, as agent and attorney-in-fact for the MorphoSys ADS Holder to surrender the MorphoSys ADSs to the Bank of New York Mellon (the “ADS Depositary”) and instruct the ADS Depositary to instruct its German custodian to deliver the underlying MorphoSys Shares to the order of the Bidder. At the same time, the ADS Tender Agent and the ADS Depositary will be exempt from the restrictions on self-dealing pursuant to Sec. 181 BGB. By tendering MorphoSys ADSs representing MorphoSys Shares and signing the ADS Letter of Transmittal, the tendering MorphoSys ADS Holder also irrevocably appoints designees of the Bidder as such holder’s agents and attorneys-in-fact. Each such agent will be fully authorized to exercise such MorphoSys ADS Holder’s rights arising from the MorphoSys ADSs tendered for sale, including the MorphoSys Shares represented by such MorphoSys ADSs, as well as those arising from any other securities or rights represented by such MorphoSys ADSs. Each agent is authorized to issue substitute powers of attorney in the full scope of the power of attorney. All such powers of attorney will be considered to be combined with the rights arising from the MorphoSys ADSs. Such power of attorney will be effective when, and only to the extent that the Bidder accepts the MorphoSys Shares represented by the MorphoSys ADSs tendered by such MorphoSys ADS Holder for payment and simultaneously with (Zug um Zug gegen) the payment of the Offer Price for the relevant number of MorphoSys Shares underlying the tendered MorphoSys ADSs as provided herein.

With this power of attorney, all prior powers of attorney and consents given by such MorphoSys ADS Holder with respect to such MorphoSys ADSs, including the MorphoSys Shares represented by such MorphoSys ADSs, or other securities or rights will, without further action, be revoked as of the time that the power of attorney becomes effective and, following such time, no subsequent powers of attorney may be given by such MorphoSys ADS Holder with respect to its MorphoSys ADSs (and, if given, they will not be deemed valid). The designees of the Bidder will thereby be empowered to exercise all voting and other rights with respect to such MorphoSys ADSs, including the MorphoSys Shares represented by such MorphoSys ADSs, and other securities or rights, in their sole discretion. This will apply, in particular, to any ordinary or extraordinary general meeting of MorphoSys.
13.2.3
Effectiveness of the acceptance of the MorphoSys ADS Holder

In accordance with the power of attorney granted by the ADS Letter of Transmittal, the ADS Tender Agent, as representative of the respective MorphoSys ADS Holder, will designate the underlying MorphoSys Shares as Tendered MorphoSys Shares. The acceptance declared through the ADS Letter of Transmittal will become effective only upon such designation as Tendered MorphoSys Shares. If the acceptance is declared to the ADS Tender Agent prior to the end of the Acceptance Period by one of the procedures described in Sec. 13.2.2 of the Offer Document, the designation of the MorphoSys Shares as Tendered MorphoSys Shares will be deemed to have been timely effected if the designation has been effected no later than 18:00 hours local time Frankfurt am Main, Germany, and 12:00 hours local time New York, United States, respectively, on the second (2nd) FSE Trading Day after the expiration of the Acceptance Period or, in the case of MorphoSys ADSs tendered by guaranteed delivery, the second (2nd) FSE Trading Day following the expiration of the applicable guaranteed delivery period.
13.2.4
Legal consequences of acceptance

Upon acceptance of the Delisting Purchase Offer for MorphoSys Shares represented by MorphoSys ADSs, a contract for the sale and transfer of ownership of the MorphoSys Shares represented by MorphoSys ADSs will come into existence between the respective MorphoSys ADS Holder and the Bidder on the terms set forth in the Offer Document. This contract will be governed by and construed exclusively in accordance with German law.
By accepting the Delisting Purchase Offer, the accepting MorphoSys ADS Holder and the Bidder at the same time agree on the transfer of title to the MorphoSys Shares represented by the tendered MorphoSys ADSs to the Bidder in accordance with the terms set forth in the Offer Document. The ownership of the MorphoSys Shares represented by the tendered MorphoSys ADSs is transferred simultaneously with (Zug um Zug gegen) the payment of the Offer Price for the relevant number of MorphoSys Shares represented by the tendered MorphoSys ADSs into the account of the relevant Custodian Bank with Clearstream.
The transfer of the MorphoSys Shares represented by the tendered MorphoSys ADSs will only take place following the expiration of the Acceptance Period.
Upon transfer of title to the MorphoSys Shares represented by the tendered MorphoSys ADSs to the Bidder, all rights associated with these shares at the time of the settlement of the Delisting Purchase Offer (in particular the dividend entitlement for any dividend having a record date after the date of that transfer) will transfer to the Bidder. Furthermore, by accepting the Delisting Purchase Offer, the accepting MorphoSys ADS Holder irrevocably makes the declarations, instructions, orders and authorizations set out in Sec. 13.2.2 of the Offer Document.
13.2.5
Settlement of the Delisting Purchase Offer and receipt of the Offer Price

The Offer Price owed for MorphoSys Shares represented by MorphoSys ADSs tendered for sale in accordance with the Delisting Purchase Offer will be paid only if the ADS Tender Agent has received prior to the end of the Acceptance Period or the applicable guaranteed delivery period, respectively:
(a)
a properly completed and signed ADS Letter of Transmittal with respect to the MorphoSys ADSs and, if applicable, the MorphoSys ADRs evidencing the MorphoSys ADSs and any other documents required by the ADS Letter of Transmittal; or

(b)
an Agent’s Message with respect to the MorphoSys ADSs.

For purposes of the Delisting Purchase Offer, the Bidder will be deemed to have acquired ownership of the MorphoSys Shares for which the Delisting Purchase Offer was validly accepted and not validly withdrawn and the MorphoSys Shares are considered accepted for payment, if and when the Bidder has concurrently paid the Offer Price for the relevant number of Tendered MorphoSys Shares.

Upon transfer of title to the Tendered MorphoSys Shares to the Bidder, all rights associated with these shares at the time of the settlement of the Delisting Purchase Offer (in particular the dividend entitlement) will transfer to the Bidder.
Subject to the terms of the Delisting Purchase Offer, the Bidder will, with respect to the MorphoSys Shares represented by MorphoSys ADSs properly tendered for sale during the Acceptance Period and not validly withdrawn, pay the Offer Price to the ADS Tender Agent’s cash account in Germany via Clearstream without undue delay, however no later than on the fourth (4th) Banking Day, following the publication of the tender results pursuant to Sec. 23 para. 1 no. 2 WpÜG after the expiration of the Acceptance Period.
Upon crediting of the Offer Price to the ADS Tender Agent’s cash account in Germany via Clearstream, the Bidder will have fulfilled its obligation to pay the Offer Price. It is the ADS Tender Agent’s responsibility to transfer the Offer Price, after deduction of all applicable costs or withholding taxes, to the MorphoSys ADS Holders without undue delay. The ADS Depositary’s cancellation fee of USD 0.05 per MorphoSys ADS will be borne by the Bidder.
The Offer Price will be paid by the ADS Tender Agent in USD. The Offer Price will be converted by the ADS Tender Agent by sale or in any other manner it determines using an exchange rate from EUR to USD determined or assigned by it on the day it effects the conversion.
The ADS Tender Agent may convert currency itself or through any of its Affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made in connection with the Delisting Purchase Offer and the rate that the ADS Tender Agent or its Affiliate receives when buying or selling foreign currency for its own account. The ADS Tender Agent prices its exchange payments at a benchmark rate established by the ADS Tender Agent, adjusted by a spread of 20bps. The ADS Tender Agent has no obligation to provide the most favourable foreign exchange rate available in the market for any foreign exchange transaction. The ADS Tender Agent makes no representation that the exchange rate used or obtained in any currency conversion made in connection with the Delisting Purchase Offer will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to tendering MorphoSys ADS Holders, except that the ADS Tender Agent has agreed to act without gross negligence or willful misconduct. Further information about the methodology used to determine foreign exchange rates used in currency conversions made by the ADS Tender Agent is available upon request to the ADS Tender Agent.
13.2.6
Costs and tax withholding

MorphoSys ADS Holders who hold their MorphoSys ADS through a broker or other securities intermediary and whose broker or other securities intermediary accepts the Bidder’s Delisting Purchase Offer on the MorphoSys ADS Holders behalf, may be charged a fee. MorphoSys ADS Holders who accept the Bidder’s Delisting Purchase Offer to acquire the MorphoSys Shares represented by their MorphoSys ADSs directly will not be charged brokerage fees. Any stock exchange tax, sales tax or stamp tax, resulting from acceptance of the Delisting Purchase Offer will not be borne by the Bidder. The fee to be paid to the ADS Depositary for the cancellation of the MorphoSys ADSs (USD 0.05 per MorphoSys ADS) will be borne by the Bidder. The amount paid by the ADS Tender Agent to tendering MorphoSys ADS Holders will also be net of any other applicable fees and expenses and any required withholding in respect of U.S. income tax. For the avoidance of doubt, the ADS Depositary and the ADS Tender Agent will not be responsible for any non-U.S. stock exchange tax, sales tax or stamp tax or have any duty to make any withholding in respect of non-U.S. income tax resulting from acceptance of the Delisting Purchase Offer.
13.2.7
Stock exchange trading

There will be no stock market trading in MorphoSys ADSs tendered through the ADS Tender Agent. Tendered MorphoSys ADSs will be blocked on the books of the ADS Depositary or DTC until the MorphoSys Shares represented by MorphoSys ADSs are accepted for purchase, or the MorphoSys ADSs are withdrawn, or returned in the case of termination of the Delisting Purchase Offer.

13.2.8
Right of withdrawal

Under the conditions set forth in Sec. 17 of the Offer Document, MorphoSys ADS Holders who have accepted the Delisting Purchase Offer may withdraw their acceptances of the Delisting Purchase Offer. Regarding the exercise and the legal consequences of the right of withdrawal, reference is made to Sec. 17 of the Offer Document.
13.3
Surrendering MorphoSys ADSs to receive MorphoSys Shares to tender in the Delisting Purchase Offer

Should MorphoSys ADS Holders wish to participate in the acceptance and settlement of the Delisting Purchase Offer as it pertains to MorphoSys Shares (as described in Sec. 13.1 of the Offer Document), MorphoSys ADS Holders may tender the underlying MorphoSys Shares in respect of the MorphoSys ADSs in the Delisting Purchase Offer following their withdrawal from the MorphoSys ADS program. Each MorphoSys ADS represents one-quarter of one MorphoSys Share deposited with the ADS Depositary.
Instead of instructing the ADS Tender Agent to tender the MorphoSys Shares underlying its MorphoSys ADSs in the Delisting Purchase Offer as described in Sec. 13.2 of the Offer Document, a MorphoSys ADS Holder may tender MorphoSys Shares in the Delisting Purchase Offer by surrendering its MorphoSys ADSs to the ADS Depositary, paying any governmental charges, cable fees or other charges payable in connection with such surrender and withdrawal (except for any transfer, documentary, sales, use, stamp, registration, value-added and other similar taxes and fees, which shall be paid by the Bidder) and otherwise complying with the terms and conditions of the ADS Deposit Agreement. In addition, a MorphoSys ADS Holder will have to provide details of a securities account with a Custodian Bank offering custody services for MorphoSys Shares to which the underlying MorphoSys Shares can be delivered and then arrange to tender the MorphoSys Shares from that account in accordance with the procedures described in Sec. 13.1 of the Offer Document. The ADS Depositary’s cancellation fee of USD 0.05 per MorphoSys ADS will be borne by the Bidder.
Information on how to surrender MorphoSys ADSs and withdraw MorphoSys Shares can be obtained by contacting the ADS Depositary at email: drsettlements@bnymellon.com by calling +1 (212) 815-2231 (New York) or +353 1-900-3466 (Dublin). The process of withdrawing and tendering MorphoSys Shares may take several days, so holders that wish to do this should allow ample time to complete all required steps before the expiration of the Acceptance Period.
14.
FINANCING OF THE OFFER

14.1
Maximum consideration

According to information published by MorphoSys as of the date of the Offer Document, the total number of MorphoSys Shares issued amounts to 37,716,423. At the time of the publication of the Offer Document, no MorphoSys Shares are directly held by the Bidder.
For the purpose of securing the consideration, the Bidder is required to assume that any Stock Options exercisable prior to the expiry Acceptance Period are exercised and that the underlying new MorphoSys Shares are issued. 244,876 Stock Options are outstanding (see Sec. 7.2.3 of the Offer Document). Therefore, up to 244,876 additional Stock Options may be issued until expiration of the Acceptance Period under the Incentive Plans (the “New MorphoSys Shares”) (see Sec. 7.2.3 of the Offer Document). There is no entitlement for the issuance of MorphoSys Shares under the Restricted Stock Unit and the Performance Share Unit (see Sec. 7.2.3 of the Offer Document) and MorphoSys will not issue MorphoSys Shares under these programs until the expiry of the Acceptance Period, which is why these are not being considered when calculating the maximum offer consideration.
Given that the conversion price under the Convertible Bonds is substantially higher than the Offer Price per MorphoSys Share, the Bidder can assume that holders of Convertible Bonds will refrain from executing their Conversion Right and that no new MorphoSys Shares will be issued thereunder (see Sec. 7.2.2 of the Offer Document).
If the Delisting Purchase Offer were to be accepted for all MorphoSys Shares and all New MorphoSys Shares not directly held by the Bidder (i.e., for 37,961,299 MorphoSys Shares), the Bidder’s payment obligation to the MorphoSys Securityholders accepting the Delisting Purchase Offer would thus equal EUR 2,581,368,332.00 (i.e., the Offer Price of EUR 68.00 per MorphoSys Share multiplied by 37,961,299 MorphoSys Shares including New MorphoSys Shares) (the “Theoretical Number of MorphoSys Shares”).
Further, it is expected that the Bidder (and/or Novartis AG) will incur transaction costs related to the Delisting Purchase Offer and the settlement thereof which amount to up to approx. EURm 1 (the “Transaction Costs”).
The Bidder’s maximum total costs for the acquisition of the Theoretical Number of MorphoSys Shares on the basis of the Delisting Purchase Offer would, thus, amount, including the Transaction Costs, to a maximum of EUR 3,581,368,332.00 (the “Total Offer Costs”).
14.2
Non-Tender Agreement and Security Blockage Agreement as essential financing measures; Potential Total Offer Costs

As essential financing measures, the Bidder has concluded the Non-Tender Agreement and the Security Blockage Agreement as described in detail at Sec. 8.3 of the Offer Document above. According to these agreements, Novartis BidCo Germany undertakes, among other things, not to tender the 34,337,809 MophoSys Shares it holds in the course of the Delisting Purchase Offer. The Bidder therefore expects that no offer consideration will be payable in respect of 34,337,809 MorphoSys Shares. Hence, taking into account the 34,337,809 MorphoSys Shares held directly by Novartis BidCo Germany, the Delisting Purchase Offer can potentially be accepted only for 3,378,614 MorphoSys Shares and further 244,876 New MorphoSys Shares. On the basis of the Offer Price of EUR 68.00 per MorphoSys Share, the offer consideration required if all of these MorphoSys Shares and New MorphoSys Shares were tendered into the Delisting Purchase Offer would amount to EUR 246,397,320.00. Therefore, the total costs of acquiring these MorphoSys Shares and New MorphoSys Shares including the Transaction Costs amount to approximately EUR 247,397,320.00 (the “Potential Total Offer Costs”).
14.3
Further Financing measures

Before publishing the Offer Document, the Bidder has taken the further following necessary measures to ensure that the funds necessary for complete fulfillment of the Delisting Purchase Offer will be available to it in due time.
Besides the conclusion of the Non-Tender Agreement and the Security Blockage Agreement (see Sec. 14.2 of the Offer Document), the Bidder has secured the necessary financial means to meet its payment obligations at settlement under the Delisting Purchase Offer by having arranged for cash and committed funds, which will be made available to the Bidder (directly or indirectly) in the form of equity capital and/or shareholder loans or similar instruments for this purpose by Novartis AG. By a credit facility dated 20 March 2024, Novartis Pharma has undertaken towards the Bidder to provide the Bidder in due time with the necessary financial means to settle the Delisting Purchase Offer. The term of the commitment is until 31 December 2025. The applicable interest rate is newly fixed for each calendar month. The applicable interest rates were 1.69% for the months of April and May 2024, and 1.66% for June 2024. There are no conditions to the credit facility which the Bidder expects not to be met at closing of the Delisting Purchase Offer.
Novartis Pharma has sufficient funds available to fulfil its commitment towards the Bidder.
The Bidder has thus taken the measures necessary to ensure that it will, on the relevant date, have funds available in the amount of the Potential Total Offer Costs.
14.4
Confirmation of Financing

Deutsche Bank Aktiengesellschaft, with registered office in Frankfurt am Main, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Frankfurt am Main, Germany, under the company number HRB 30000, an investment service provider that is independent of the Bidder, has issued the required financing confirmation pursuant to Sec. 13 para. 1 sentence 2 WpÜG dated 20 June 2024, which is attached as Annex 3.

15.
EXPECTED EFFECTS OF A SUCCESSFUL OFFER ON THE ASSETS, LIABILITIES, FINANCIAL POSITION AND RESULTS OF THE BIDDER AND NOVARTIS AG

15.1
Starting point and assumptions

The information, views and forward-looking statements contained in Sec. 15 of the Offer Document and the accompanying remarks in relation to the expected effects of a successful Delisting Purchase Offer on the Bidder and Novartis AG as a person acting jointly with the Bidder within the meaning of Sec. 2 para. 5 sentence 1 and sentence 3 WpÜG are based, in particular, on the following starting point and assumptions:
(a)
Starting point

•
The share capital of MorphoSys currently amounts to EUR 37,716,423.00 and is divided into 37,716,423 no-par value bearer shares.

•
The Bidder acquired a total of 29,336,378 MorphoSys Shares under the Previous Takeover Offer and paid an offer consideration of approx. EURm 1,995 (see Sec. 6.7.1 of the Offer Document).

•
In the context of the Previous Takeover Offer, Novartis AG incurred transaction costs in the amount of EUR 19,500,000.00.

•
In addition, in the period from 12 April 2024 to 16 April 2024, the Bidder acquired a total of a further 4,360,100 MorphoSys Shares via the stock exchange and in June 2024 further 641,331 MorphoSys Shares via over-the-counter trading (see Sec. 6.7.2 and Sec. 6.7.3 of the Offer Document) (together the “Side Purchases”)

•
As a result of the Contribution, the Bidder has contributed a total of 34,337,809 MorphoSys Shares to Novartis BidCo Germany, a wholly-owned subsidiary of the Bidder (see Sec. 6.7.4 of the Offer Document).

•
At the time of publication of the Offer Document, therefore no MorphoSys Shares are directly held by the Bidder, and Novartis BidCo Germany, a subsidiary of the Bidder and a person acting jointly with the Bidder within the meaning of Sec. 2 para. 5 sentence 1 and sentence 3 WpÜG, directly holds 34,337,809 MorphoSys Shares, corresponding to approximately 91.04% of the share capital and approximately 91.17% of the voting share capital of MorphoSys.

•
At the time of publication of the Offer Document, approx. EURm 2,3358 have been drawn by Bidder under the intercompany credit facility to fund the Previous Takeover Offer.

•
Novartis AG injected EURm 509 of equity into Bidder.

•
At the time of publication of the Offer Document, approx. EURm 230 can be drawn under the intercompany credit facility for the purchase of the Maximum Number of MorphoSys Shares (as defined below under para.(b) of the Offer Document).

(b)
Assumptions

•
No MorphoSys Shares will be issued from conversions of the Convertible Bonds.

•
No New MorphoSys Shares will be issued under the Incentive Plans.

•
In accordance with the Non-Tender Agreement and the Security Blockage Agreement (see above under Sec. 8.3 of the Offer Document), Novartis BidCo Germany will not tender its 34.337.809 directly held MorphoSys Shares.

•
The Bidder acquires 3,378,614 MorphoSys Shares (the “Maximum Number of MorphoSys Shares”) at the Offer Price of EUR 68.00 per MorphoSys Share which amounts to a total purchase price for all shares of EUR 229,745,752.00 (i.e., the Offer Price of EUR 68.00 per MorphoSys Share multiplied by 3,378,614 MorphoSys Shares).

8
Conversion rate of EUR 1.0152 per CHF 1.00.

9
Conversion rate of EUR 1.0247 per CHF 1.00.

•
Novartis AG will incur Transaction Costs of up to EURm 1. The Transaction Costs will not be capitalized but will be expensed as incurred resulting in a corresponding reduction in equity (retained earnings) and will be paid in cash and cash equivalents.

•
It is assumed that the Bidder will utilize the approximately EURm 230 under the intercompany credit facility to fund the purchase of the Maximum Number of MorphoSys Shares.

•
It is assumed that Novartis AG will inject further EURm 5710 of equity into Bidder.

•
Apart from the proposed acquisition of the Maximum Number of MorphoSys Shares and the acquisitions in the course Previous Takeover Offer as well as the Side Purchases (as described in Sec. 15.3 below), no other effects on the assets, financial position and results of the Bidder are accounted for in the following presentation that may yet arise in the future.

•
Earnings of the Bidder will in the future consist of income from the shareholding in MorphoSys in the form of dividend payments. For purposes of the analysis set forth below, the amount of such dividends has been based on the amount of EUR 0.00 per MorphoSys Share, since MorphoSys has not distributed any dividends in the past years.

15.2
Methodology and reservations

The assessment of the likely effects of the Delisting Purchase Offer on the assets, liabilities, financial position and results of the Bidder and Novartis AG is based on preliminary and unaudited estimates by the Bidder with respect to the balance sheet positions and the results of the Bidder if MorphoSys had been completely acquired as of 31 December 2023 (i.e., the last day of fiscal year 2023) on the basis of the financial figures published by MorphoSys for the fiscal year 2023.
The financial figures of Bidder used herein are derived from Novartis AG’s consolidated financial statements, prepared in accordance with IFRS Accounting Standards as issued by the IASB, for the fiscal year ended 31 December 2023. The financial figures of Novartis AG used herein are taken from Novartis AG’s consolidated financial statements, prepared in accordance with IFRS Accounting Standards as issued by the IASB, for the fiscal year ended 31 December 2023, as published in its annual report 2023. The financial figures of MorphoSys Group used herein are taken from MorphoSys’ consolidated financial statements, prepared in accordance with IFRS Accounting Standards as adopted by the EU, for the fiscal year ended 31 December 2023, as published in its annual report 2023.
Except for the intended acquisition of the Maximum Number of MorphoSys Shares pursuant to the Delisting Purchase Offer and the expenses related thereto as well as the acquisitions in the course Previous Takeover Offer as well as the Side Purchases, no other effects on the assets, liabilities, financial position or results of the Bidder which have occurred since the fiscal year ended 31 December 2023 or which may occur in the future have been taken into account in the financial figures used herein, as their impact, if any, cannot be accurately predicted.
The precise amount of costs and expenses in connection with the Delisting Purchase Offer (including the Transaction Costs) for the Bidder can only be finally determined after the Delisting Purchase Offer has been completed and the number of Tendered MorphoSys Shares has been determined.
Therefore, the exact amount of the Transaction Costs will not be known until completion of the Delisting.
There has been no adjustment to the financial figures of the Bidder, Novartis AG or MorphoSys for tax impacts from the Previous Takeover Offer and the Delisting, for differences in the application of IFRS Accounting Standards by MorphoSys as compared to those applied by the Bidder and Novartis AG.
In accordance with IFRS Accounting Standards, acquired businesses are accounted for by applying the acquisition method. The acquisition method requires that the assets acquired and liabilities assumed be recorded at their respective fair values on the date the acquiror obtains control. The excess of the fair value of the total purchase consideration transferred over the fair value of the acquired assets and assumed liabilities

10
Conversion rate of EUR 1.0247 per CHF 1.00.

is recognized as goodwill. The valuations are based on information available at the acquisition date. Acquisition related transaction costs are expensed as incurred.
The IFRS Accounting Standards acquisition method purchase price allocations of the Bidder will not be known until completion of the Delisting. As a result, the final IFRS Accounting Standards acquisition method accounting impacts will not be known until completion of the Delisting.
The consolidated financial statements of Novartis AG are presented in USD. The consolidated financial statements of MorphoSys are presented in EUR. For comparability of the financial figures presented herein, a convenience translation was made of the Novartis AG USD financial figures to EUR. For the convenience translation, the Bidder balance sheet and Novartis AG consolidated balance sheet figures presented herein were converted to EUR using the 31 December 2023 exchange rate of USD 1.00: EUR 0.9040 and the Novartis AG consolidated income statement figures presented herein were converted to EUR using the fiscal year 2023 average rate of USD 1.00: EUR 0.9236.
15.3
Expected effects on the individual financial statements of the Bidder

The acquisition of MorphoSys Shares pursuant to the Delisting Purchase Offer will, according to the estimates of the Bidder, have the following effects on the assets, liabilities, financial position and results of the Bidder on the basis of the starting point and assumptions described above.
15.3.1
Expected effects on the unconsolidated balance sheet of the Bidder

Subject to the reservations, assumptions and explanations set forth in this Sec. 15 of the Offer Document and based on its current assessments, the Bidder believes that the completion of the Delisting will have the following effects on its individual balance sheet as of 31 December 2023 (simplified and unaudited; differences from arithmetic results (if any) are due to commercial rounding):
In millions of EUR (EURm)	Bidder balance sheet as of 31 December 2023	Total changes through Debt and Equity Funding	Changes through completion of the Previous Takeover Offer, the Side Purchases and the Contribution	Expected changes through Delisting Purchase Offer	Expected Bidder balance sheet after completion of the Delisting Purchase Offer
ASSETS
Financial investments	0	0	2,335	230	2,565
Cash and cash equivalents	0	2,672	-2,335	-230	107
Other assets	3	0	0	0	3
Total assets	3	2,672	0	0	2,675
EQUITY AND LIABILITIES
Equity	1	107	0	0	108
Liabilities	2	2,565	0	0	2,567
Total equity and liabilities	3	2,672	0	0	2,675
Compared to the balance sheet of the Bidder as of 31 December 2023, the following main changes have already occurred following the funding of the Previous Takeover Offer and the Delisting Purchase Offer as well as the completion of the Previous Takeover Offer, the Side Purchases and the Contribution:
•
To fund the acquisition of the Maximum Number of MorphoSys Shares, the 29,336,378 MorphoSys Shares in the course of the Previous Takeover Offer, the acquisition of 5,001,41 MorphoSys Shares in the course of the Side Purchases and its operations, the Bidder has received funds through debt and equity funding:

•
Total assets have increased from EURm 3 by EURm 2,672 to EURm 2,675.

•
Cash and cash equivalents have increased from EURm 0 by EURm 2,672 to EURm 2,672.

•
Total equity and liabilities have increased from EURm 3 by EURm 2,672 to EURm 2,675.

•
Equity has increased from EURm 1 by EURm 107 to EURm 108 due to the equity contribution.

•
Liabilities have increased from EURm 2 by EURm 2,565 to EURm 2,567 due to the credit facility.

•
In the context of the completion of the Previous Takeover Offer and the Side Purchases, the Bidder paid in the total EURm 2,335 for the acquisition of in total 34,337,809 MorphoSys Shares:

•
Total assets have not been affected by the closing of the Previous Takeover Offer and the Side Purchases. However, the payment of the consideration and the acquisition of MorphoSys Shares have the following effects on the balance sheet items of the assets:

•
Financial investments have increased from EURm 0 by EURm 1,995 to EURm 1,995 due to the acquisition of the 29,336,378 MorphoSys Shares in the course of the Previous Takeover Offer. Financial investments have further increased from EUR 1,995 by EURm 340 to EURm 2,335 due to the acquisition of 5,001,431 MorphoSys Shares in the course of the Side Purchases. In the meantime, the Bidder has contributed the MorphoSys-Shares acquired through the Previous Takeover Offer and the Side Purchases to Novartis BidCo Germany, in which it holds a 100% interest. The Contribution had no effect on the balance sheet of the Bidder. However, the financial investment is no longer the direct holding of MorphoSys, but the indirect holding of MorphoSys through German BidCo.

•
Cash and cash equivalents have decreased from EURm 2,672 by EURm 1,995 to EURm 677 due to the payment of the offer consideration. Furthermore, cash and cash equivalents have decreased by EURm 340 from EURm 677 to EURm 337 due to the payment of the consideration for the Side Purchases.

•
Total equity and liabilities have not been affected by the closing of the Previous Takeover Offer.

In addition, the following further changes are expected to occur in the Bidder’s balance sheet with completion of the Delisting Purchase Offer:
•
By way of the closing of the Delisting Purchase Offer, the Bidder will pay the offer consideration and receive the Maximum Number of MorphoSys Shares:

•
Total assets will hereby not be affected. However, the payment of the offer consideration and the acquisition of MorphoSys Shares will have the following effects on the balance sheet items of the assets:

•
Financial investments will increase from EURm 2,335 by EURm 230 to EURm 2,565 due to the acquisition of the Maximum Number of MorphoSys Shares.

•
Cash and cash equivalents will decrease from EURm 337 by EURm 230 to EURm 107 due to the payment of the offer consideration.

•
Total equity and liabilities will not be affected by the closing of the Delisting Purchase Offer.

15.3.2
Expected effects on the income statement of the Bidder

Future income of the Bidder will mainly consist of income from its investment in MorphoSys. The amount of future income is uncertain, because MorphoSys has not distributed any dividends in the past. For the financial year 2024, the Bidder expects a dividend of EUR 0.00 per dividend bearing MorphoSys Share, provided that the Bidder acquires all shares in MorphoSys, the Bidder expects that the earnings from its investment in MorphoSys would equal approximately EURm 0 for the financial year 2024.
The Bidder will also pay interest on the loan at a not yet known rate. The applicable interest rate is newly fixed for each calendar month. The applicable interest rates were 1.69% for the months of April and May 2024, and 1.66% for June 2024.

15.4
Expected effects on the consolidated financial statements of Novartis AG

The preparation of the following information is exclusively carried out to meet statutory requirements pursuant to WpÜG in the context of the Delisting Purchase Offer. The following statements regarding the consolidated assets, liabilities, financial position and results of Novartis AG are subject to the assumptions and reservations as described in this Sec. 15 of the Offer Document and as a result the exact effect of the acquisition of MorphoSys Shares on Novartis AG’s future consolidated financial statements cannot be predicted as of today.
15.4.1
Expected effects on the consolidated balance sheet of Novartis AG

Subject to the reservations, assumptions and explanations set forth in this Sec. 15 of the Offer Document and based on its current assessments, the Bidder believes that the completion of the Delisting will have the following effects on the consolidated balance sheet of Novartis AG as of 31 December 2023 (differences from arithmetic results (if any) are due to commercial rounding):
In millions of EUR (EURm)	Novartis AG consolidated balance sheet as of 31 December 2023	Changes through completion of Previous Takeover Offer and of Side Purchases	Expected changes through Delisting Purchase Offer	Expected Novartis AG consolidated balance sheet after completion of the Delisting Purchase Offer
ASSETS
Non-current assets	62,795	3,728	0	66,523
Current assets	27,555	-1,541	-231	25,783
Total assets	90,350	2,187	-231	92,306
EQUITY AND LIABILITIES
Equity	42,262	201	-231	42,241
of which attributable to Novartis AG shareholders	42,187	-20	-1	42,166
of which attributable to non-controlling interests	75	230	-231	75
Liabilities	48,088	1,977	0	50,065
Total equity and liabilities	90,350	2,187	-231	92,306
Compared to the consolidated balance sheet of Novartis AG as of 31 December 2023, the following main changes have already occurred in the consolidated balance sheet of Novartis AG with completion of the Previous Takeover Offer and the Side Purchases.
•
Compared to the consolidated balance sheet of Novartis AG as of 31 December 2023, mainly the following changes have been made in the course of the Previous Takeover Offer and the Side Purchases:

•
The total assets have increased from EURm 90,350 by EURm 2,187 to EURm 92,537.

•
Non-current assets have increased from EURm 62,795 by EURm 3,728 to EURm 66,523 due to the consolidation of MorphoSys’ non-current assets (expected fair value of the non-current assets of the MorphoSys Group and the resulting goodwill).

•
Current assets have decreased from EURm 27,555 by EURm 1,541 to EURm 26,014. A decrease of EURm 1,995was due to the payment of the offer consideration for the MorphoSys Shares acquired through the Previous Takeover Offer and a decrease of EURm 20 has come from transaction costs of the Bidder paid by Novartis AG in cash and cash equivalents. A further decrease of EURm 340 resulted from the payment of the consideration for the MorphoSys Shares acquired as part of the Side Purchases. An increase of EURm 814 has come from the estimated fair value of the current assets of the MorphoSys Group.

•
Total equity and liabilities have increased from EURm 90,350 by EURm 2,187 to EURm 92,537.

•
Equity has increased from EURm 42,262 by EURm 210 to EURm 42,472 due to transaction costs of the Bidder paid by Novartis AG in cash and cash equivalents (-EURm 20) and the increase in non-controlling interests (EURm 230).

•
Liabilities have increased from EURm 48,088 by EURm 1,977 to EURm 50,065 due to the consolidation of MorphoSys’ liabilities (expected fair value of the liabilities of the MorphoSys Group).

In addition, the following changes are expected to occur in the consolidated balance sheet of Novartis AG with completion of the Delisting Purchase Offer:
•
Further, the following main changes will be expected in the course of the Delisting Purchase Offer:

•
The Total assets will decrease from EURm 92,537 by EURm 231 to EURm 92,306.

•
Non-current assets will not change in the course of the completion of the Delisting Purchase Offer.

•
Current assets will decrease from EURm 26,014 by EURm 231 to EURm 25,783. A decrease of EURm 230 will come from the payment of the consideration for the Maximum Number of MorphoSys Shares and a decrease of EURm 1 will come from transaction costs of the Bidder paid by Novartis AG in cash and cash equivalents.

•
Total equity and liabilities will decrease from EURm 92,537 by EURm 231 to EURm 92,306.

•
Equity will decrease from EURm 42,472 by EURm 231 to EURm 42,241 due to the change in non-controlling interests of EURm 230 and transaction costs of EURm 1 of the Bidder paid by Novartis AG in cash and cash equivalents.

•
Liabilities will not be affected by the completion of the Delisting Purchase Offer.

15.4.2
Expected effects on the consolidated income statement of Novartis AG

In financial year ended 31 December 2023, Novartis AG achieved consolidated net sales from continuing operations of EURm 41,969 and consolidated net income from continuing operations of EURm 7,917. In financial year ended 31 December 2023, MorphoSys Group achieved revenues of EURm 238 and had a consolidated net loss of EURm 190.
16.
POTENTIAL EFFECTS FOR MORPHOSYS SECURITYHOLDERS WHO DO NOT ACCEPT THE DELISTING PURCHASE OFFER

MorphoSys Securityholders who do not intend to accept the Delisting Purchase Offer should take the following into account:
(a)
For a description of the Delisting and the potential consequences resulting thereof, see Sec. 9.1 of the Offer Document.

(b)
MorphoSys Shares in respect of which the Delisting Purchase Offer is not accepted may still be traded on the FSE for as long as they remain listed. However, the present stock market price of the MorphoSys Shares reflects the fact that the Bidder published its decision to launch the Delisting Purchase Offer on 20 June 2024. It is uncertain whether, following settlement of the Delisting Purchase Offer, the stock market price of the MorphoSys Shares will remain at its present level or rise above it or fall below it. The Bidder further points out that a stock exchange price for MorphoSys Shares on the regulated market (regulierter Markt) of the FSE will no longer be available once the Delisting has become effective, i.e. expectedly in August 2024, but not before the expiry of the Acceptance Period.

(c)
In the Delisting Agreement MorphoSys has undertaken to file a Delisting Application no later than one (1) week prior to the expiry of the Acceptance Period. Even if the Delisting Application should be delayed, the settlement of the Delisting Purchase Offer may already result in a reduction of the free float of the issued MorphoSys Shares. It is further expected that the supply and the demand for MorphoSys Shares will be less than today after settlement of the Delisting Purchase

Offer and therefore that the liquidity of MorphoSys Shares will decrease. It will therefore be possible that buy and sell orders with respect to MorphoSys Shares cannot be executed or cannot be executed within the envisioned timeframe. Moreover, the possible limitation of the liquidity of the MorphoSys Shares could result in the substantially heavier price fluctuation of the MorphoSys Share in the future.
(d)
Following the Delisting Purchase Offer, the MorphoSys Shares will no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, will no longer be permitted for use as collateral for loans made by brokers.

(e)
Following the settlement of the Previous Takeover Offer and the Contribution, the Bidder indirectly has the required voting majority at the general meeting of MorphoSys to enforce all important structural and other measures under corporate law at the general meeting of MorphoSys. This includes, for example, election and dismissal of shareholder representatives of the Supervisory Board, granting or rejecting discharge of Management Board or Supervisory Board members, amendments to the articles of association, capital increases and, if the majority requirements under statutory law and articles of association have been satisfied, exclusion of subscription rights for shareholders in capital measures as well as reorganizations, mergers and dissolution of MorphoSys. Only in the case of some of the aforementioned measures would Novartis BidCo Germany, as direct majority shareholder of MorphoSys, be obliged under German law to submit to the minority shareholders, on the basis of a company valuation of MorphoSys, an offer to acquire their MorphoSys Shares in exchange for reasonable compensation or to grant other compensation. Because such company valuation would have to be based on circumstances existing at the time of the resolution adopted by the MorphoSys general meeting for the respective measure, such offer for compensation could be equivalent in value to the Offer Price but it could also be lower or higher.

(f)
On 20 June 2024, Novartis BidCo Germany announced to the Management Board its intention to carry out the Squeeze-Out Merger, i.e. the transfer of the MorphoSys Shares held by the Minority Shareholders to Novartis BidCo Germany as the principal shareholder (Hauptaktionär) in return for payment of an appropriate cash settlement pursuant to Sec. 62 para. 5 UmwG, 327a et seqq. AktG (for a detailed description see Sec. 9.6.2 of the Offer Document).

(g)
Following completion of the Delisting, MorphoSys will terminate the ADS Deposit Agreement, pursuant to which the ADS Depositary maintains an ADS facility for the MorphoSys Shares. Once the ADS Deposit Agreement is terminated, MorphoSys ADS Holders will only have the right to receive MorphoSys Shares underlying MorphoSys ADSs upon surrender of MorphoSys ADSs and payment of applicable fees of the ADS Depositary. At any time after the date of termination, the ADS Depositary may sell the remaining deposited MorphoSys Shares held under the ADS Deposit Agreement and hold the proceeds of such sale for the benefit of holders of MorphoSys ADSs that have not been surrendered. Regardless of such termination of the ADS Deposit Agreement, if the Delisting Purchase Offer is consummated, the number of MorphoSys ADSs outstanding is expected to be reduced, which is expected to reduce the liquidity and market value of both the MorphoSys ADSs and their underlying MorphoSys Shares.

17.
RIGHTS OF WITHDRAWAL

17.1
Right of withdrawal without giving reason

Prior to the publication of the Offer Document, the Bidder obtained exemptive and no-action relief from certain provisions of U.S. securities laws from the SEC Staff as described in Sec. 21 of the Offer Document. Such relief affects, in particular, MorphoSys Securityholders’ withdrawal rights.
MorphoSys Securityholders who accept the Delisting Purchase Offer during the Acceptance Period may, on the basis of a withdrawal right granted by the Bidder, withdraw their declared acceptance in respect of their MorphoSys Shares at any time until the end of the Acceptance Period, without having to give any reason.
MorphoSys Securityholders who have exercised their right of withdrawal may re-accept the Delisting Purchase Offer only prior to the end of the Acceptance Period.

17.2
Right of withdrawal in the event of an amendment of the Delisting Purchase Offer as well as in the event of the launch of a Competing Offer

Notwithstanding the rights described in Sec. 17.1 of the Offer Document MorphoSys Securityholders who have accepted the Delisting Purchase Offer have the following withdrawal rights:
(a)
In the event of an amendment of the Delisting Purchase Offer pursuant to Sec. 21 para. 1 WpÜG, MorphoSys Securityholders may, until expiry of the Acceptance Period, withdraw from the contracts concluded as a result of acceptance of the Delisting Purchase Offer pursuant to Sec. 21 para. 4 WpÜG, if and to the extent that they have accepted the Delisting Purchase Offer prior to publication of the amendment of the Delisting Purchase Offer.

(b)
In the event of a Competing Offer pursuant to Sec. 22 para. 1 WpÜG, MorphoSys Securityholders may, until expiry of the Acceptance Period, withdraw from the contracts concluded as a result of acceptance of the Delisting Purchase Offer pursuant to Sec. 22 para. 3 WpÜG, if and to the extent that they have accepted the Delisting Purchase Offer prior to publication of the offer document for the Competing Offer.

17.3
Exercise of the right of withdrawal

MorphoSys Shareholders may exercise a right of withdrawal in respect of the MorphoSys Shares pursuant to Sec. 17.1 and Sec. 17.2 of the Offer Document only by:
(a)
declaring their withdrawal in writing or in text form to their Custodian Bank for a specified number of Tendered MorphoSys Shares, where in the event that no number is specified, the withdrawal will be deemed to have been declared for all of the Tendered MorphoSys Shares of the MorphoSys Shareholder concerned; and

(b)
instructing their Custodian Bank to cause such number of Tendered MorphoSys Shares held in their securities deposit accounts as is equivalent to the number of Tendered MorphoSys Shares in respect of which they have declared their withdrawal to be rebooked to ISIN DE0006632003 at Clearstream.

Withdrawal takes place when the withdrawing MorphoSys Shareholder sends a declaration in writing or in text form to the Custodian Bank during the Acceptance Period and the Custodian Bank rebooks the Tendered MorphoSys Shares for which the withdrawal is being declared to the original ISIN DE0006632003 at Clearstream. The Custodian Bank is required, without undue delay, after receiving the declaration of withdrawal in writing or in text form, to cause the Tendered MorphoSys Shares for which withdrawal is being declared to be rebooked to ISIN DE0006632003 at Clearstream. The MorphoSys Shares may again be traded under ISIN DE0006632003 immediately after rebooking. The MorphoSys Shares are considered to be rebooked in a timely fashion if this has been done at the latest by 18:00 hours Frankfurt am Main local time / 12:00 hours New York local time on the second (2nd) FSE Trading Day after the end of the Acceptance Period.
17.4
Exercise of the right of withdrawal with respect to MorphoSys ADSs

This Sec. 17.4 applies exclusively to MorphoSys ADS Holders who accepted the Delisting Purchase Offer for MorphoSys Shares represented by MorphoSys ADSs and wish to exercise their rights of withdrawal.
For a withdrawal of a tender of MorphoSys Shares represented by MorphoSys ADSs to be effective, a written notice of withdrawal must be received by the ADS Tender Agent at the address set forth in Sec. 13.2 of the Offer Document by the end of the Acceptance Period. Any such notice of withdrawal must specify:
(a)
the name of the person who tendered the MorphoSys ADSs to be withdrawn; and

(b)
the number of MorphoSys ADSs to be withdrawn and the name of the holder of such MorphoSys ADSs, if the name is different from the person who tendered such MorphoSys ADSs. If MorphoSys ADRs evidencing MorphoSys ADSs to be withdrawn have been delivered to the ADS Tender Agent, then, prior to the physical release of such MorphoSys ADRs, the certificate numbers shown on such MorphoSys ADRs must be submitted to the ADS Tender Agent. The signature(s) on the notice of withdrawal must be medallion guaranteed, if the original ADS Letter of Transmittal required a signature guarantee. If MorphoSys Shares represented by MorphoSys ADSs have been tendered for sale pursuant to the procedure for the acceptance of the Delisting Purchase Offer as set forth in clause (iii) of Sec. 13.2.2 any declaration of withdrawal must specify the name and number of the account at the DTC to be credited with the withdrawn MorphoSys ADSs or must otherwise comply with DTC’s procedures.
Notwithstanding this, MorphoSys ADS Holders whose MorphoSys ADSs are held in a securities account with a broker or other securities intermediary that is a direct or indirect participant in DTC may withdraw tenders electronically through DTC in the same manner as their acceptance.
MorphoSys ADS Holders that have tendered their MorphoSys ADSs in accordance with Sec. 13.2 of the Offer Document will not be able to withdraw or trade tendered MorphoSys ADSs between the end of the Acceptance Period and settlement of the Delisting Purchase Offer.
18.
PAYMENT OF MONEY OR OTHER CASH-EQUIVALENT BENEFITS GRANTED OR SUGGESTED TO MANAGEMENT BOARD MEMBERS OR SUPERVISORY BOARD MEMBERS OF MORPHOSYS AND POSSIBLE CONFLICTS OF INTEREST

After completion of the Previous Takeover Offer, Heinrich Moisa, Romain Lege and Silke Mainka were court appointed as the Supervisory Board members of MorphoSys. These Supervisory Board members as well as one (1) further representative of Novartis, Christian Diehl, shall be proposed as candidates for the election of the Supervisory Board of MophoSys in the next general meeting of MorphoSys (see Sec. 9.5 of the Offer Document).
Besides that, no cash payments or any other cash-equivalent benefits have been granted by the Bidder or by a person acting jointly with the Bidder within the meaning of Sec. 2 para. 5 WpÜG either to Management Board members or Supervisory Board members of MorphoSys in connection with the Delisting Purchase Offer, nor have they been specifically suggested to Management Board members or Supervisory Board members. Excepted herefrom would be a payment of the Offer Price to members of the Management Board or Supervisory Board if they would hold MorphoSys Shares and accept the Delisting Purchase Offer.
19.
NO MANDATORY OFFER

As a result of the Previous Takeover Offer and the purchases of MorphoSys Shares outside of the Previous Takeover Offer and the Contribution, the Bidder indirectly holds through Novartis BidCo Germany 34,337,809 MorphoSys Shares, corresponding to approximately 91.04% of the share capital and approximately 91.17% of the voting share capital of MorphoSys. For this reason, the Bidder already controls MorphoSys within the meaning of Sec. 29 para. 2 WpÜG in conjunction with Sec. 30 para. 1 sentence 1 no. 1, sentence 3 WpÜG, so the Delisting Purchase Offer constitutes a public tender offer and no mandatory offer for the MorphoSys Shares can be triggered as a result of the consummation of the Delisting Purchase Offer.
As described under Sec. 6.7.4, Novartis BidCo Germany was also not obliged to make a mandatory offer addressed to MorphoSys Securityholders following the Contribution.
20.
TAXES

The Bidder recommends that prior to accepting the Delisting Purchase Offer, MorphoSys Securityholders obtain tax advice on the tax consequences of acceptance of the Delisting Purchase Offer, taking into account their personal circumstances.
20.1
U.S. Federal Income Tax Considerations

The following is a summary of certain U.S. federal income tax considerations related to the Delisting Purchase Offer that may be relevant to U.S. Holders of MorphoSys Shares or MorphoSys ADSs whose MorphoSys Shares (or the MorphoSys Shares underlying their MorphoSys ADSs) are tendered and accepted for payment pursuant to the Delisting Purchase Offer. The summary is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing, and temporary regulations thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth in this discussion. No assurance can be given that the U.S. Internal Revenue Service (the “IRS”) will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS.
This summary applies only to U.S. Holders who hold their MorphoSys Shares or MorphoSys ADSs, as applicable, as capital assets within the meaning of Sec. 1221 of the Code (generally, property held for investment). The summary is not a complete description of all of the tax considerations related to the Delisting Purchase Offer and in particular, does not address many of the tax considerations that may be relevant to a securityholder in light of his, her or its particular circumstances or that may be applicable to securityholders that may be subject to special tax rules, including, without limitation: non-U.S. taxpayers; small business investment companies; banks, certain financial institutions or insurance companies; real estate investment trusts, regulated investment companies or grantor trusts; dealers or traders in securities, commodities or currencies; persons that mark their securities to market; cooperatives; tax-exempt entities; retirement plans; certain former citizens or long-term residents of the United States; persons that received MorphoSys Shares or MorphoSys ADS as compensation for the performance of services; persons that hold MorphoSys Shares or MorphoSys ADSs as part of a “hedging,” “integrated,” or “conversion” transaction or as a position in a “straddle” for U.S. federal income tax purposes; partnerships (including entities or arrangements classified as partnerships for U.S. federal income tax purposes) or other pass-through entities, or persons that hold MorphoSys Shares or MorphoSys ADSs through such an entity; S corporations; persons whose functional currency is not the USD; persons that own directly, indirectly, or through attribution 10% or more of the voting power or value of the outstanding MorphoSys Shares; persons holding MorphoSys Shares in connection with a trade or business conducted outside the United States. In addition, this discussion does not address persons that are or may be deemed to be resident in a country other than the United States or that have a permanent establishment in a country other than the United States for purposes of any tax treaty. Moreover, this summary does not address the U.S. federal estate tax or gift tax, the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, the alternative minimum tax, or any other applicable non-income tax laws, or any applicable state, local or non-U.S. tax laws.
The term “U.S. Holder” means a beneficial owner of MorphoSys Shares or MorphoSys ADSs that, for U.S. federal income tax purposes, is (a) an individual who is a citizen or resident of the United States; (b) a corporation, or an entity or arrangement classified as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia; (c) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (d) a trust, if (i) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have authority to control all of the trust’s substantial decisions or (ii) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.
This discussion does not address tax considerations that may be relevant to persons who are not U.S. Holders.
In general, it is expected that a U.S. Holder who owns MorphoSys ADSs will be treated as the owner of the underlying MorphoSys Shares represented by those MorphoSys ADSs for U.S. federal income tax purposes. The remainder of this discussion assumes that a U.S. Holder of MorphoSys ADSs will be treated in this manner. Accordingly, generally no gain or loss will be recognized if a U.S. Holder exchanges MorphoSys ADSs for the underlying MorphoSys Shares represented by those MorphoSys ADSs. Accordingly, each reference to “MorphoSys Shares” in the remainder of this Sec. 20.1 of the Offer Document generally means “MorphoSys Shares or MorphoSys ADSs, as applicable,” unless the context requires otherwise.
If a partnership, or any other entity or arrangement classified as a partnership for U.S. federal income tax purposes, holds MorphoSys Shares, the tax treatment of a person treated as a partner in such partnership will generally depend upon the status of the partner and the partnership’s activities. Accordingly, partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes that hold MorphoSys Shares, and persons treated as partners in such entities or arrangements, are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the Delisting Purchase Offer.
MorphoSys Securityholders are urged to consult their tax advisors as to the specific tax considerations that may be relevant to them related to the Delisting Purchase Offer, including the applicability and effect of U.S. federal, state, local, and non-U.S. income, and other tax laws in light of their particular circumstances.
Receipt of Cash in exchange for MorphoSys Shares pursuant to the Delisting Purchase Offer.
The exchange of MorphoSys Shares by U.S. Holders for cash pursuant to the Delisting Purchase Offer will generally be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder who exchanges MorphoSys Shares for cash pursuant to the Delisting Purchase Offer will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received (determined before the deduction, if any, of any withholding tax) in exchange for MorphoSys Shares pursuant to the Delisting Purchase Offer and the U.S. Holder’s adjusted tax basis in such MorphoSys Shares, in each case as determined in USD. If a U.S. Holder acquired MorphoSys Shares by purchase, the U.S. Holder’s adjusted tax basis in its MorphoSys Shares will generally equal the amount the U.S. Holder paid for the relevant MorphoSys Shares, less any returns of capital that the U.S. Holder might have received with regard to the relevant MorphoSys Shares, in each case as determined in USD.
Subject to the discussion below under “Passive Foreign Investment Company Considerations”, any such gain or loss will generally be long-term capital gain or loss if a U.S. Holder’s holding period for such MorphoSys Shares is more than one (1) year on the date the Delisting Purchase Offer is consummated. Long-term capital gain recognized by certain non-corporate U.S. Holders, including individuals, is generally subject to U.S. federal income tax at preferential rates. The deductibility of a capital loss is subject to certain limitations. Any capital gain or loss will generally be treated as U.S.-source gain or loss for U.S. foreign tax credit purposes, which will generally limit the availability of foreign tax credits. If a U.S. Holder acquired different blocks of MorphoSys Shares at different times or different prices, such U.S. Holder must determine its adjusted tax basis and holding period separately with respect to each block of MorphoSys Shares.
Cash amounts paid in Euros will be included in income in a USD amount calculated by reference to the exchange rate in effect on the day the amounts are received by a U.S. Holder, regardless of whether the Euros are converted into USD at that time. A U.S. Holder will have a tax basis in such Euros equal to the USD amount realized. If amounts received in Euros are converted into USD at the spot rate applicable on the day they are received, a U.S. Holder will generally not be required to recognize foreign currency gain or loss in respect of such amounts. A U.S. Holder may have foreign currency gain or loss if the amounts received are converted into USD after the date of receipt. Foreign currency gain or loss will generally be treated as U.S.-source ordinary income or loss.
Passive Foreign Investment Company Considerations
If MorphoSys was treated as a “passive foreign investment company” (a “PFIC”) in any taxable year in which a U.S. Holder held MorphoSys Shares, such U.S. Holder will be subject to special rules with respect to any gain recognized pursuant to the Delisting Purchase Offer.
Under the Code, MorphoSys is a PFIC for any taxable year in which either (i) 75% or more of its gross income consists of “passive income,” or (ii) 50% or more of the average quarterly value of its assets consist of assets that produce, or are held for the production of, “passive income.” For purposes of the above calculations, MorphoSys is treated as if it held its proportionate share of the assets of, and received directly its proportionate share of the income of, any other corporation in which it directly or indirectly owns at least 25%, by value, of the shares of such corporation.
Passive income includes, amongst other things, interest, dividends, certain non-active rents and royalties, net gains from the sale or exchange of property producing such income and net foreign currency gains. For this purpose, cash and assets readily convertible into cash are categorized as passive assets, and MorphoSys’ goodwill and other unbooked intangibles are taken into account.

The determination of whether MorphoSys is a PFIC is a fact-intensive determination that must be made on an annual basis applying principles and methodologies that are in some circumstances unclear. Based on the composition of MorphoSys’ income and valuation of MorphoSys’ assets, MorphoSys does not believe that it should be treated as a PFIC in the 2023 taxable year or any prior taxable year. However, a separate determination must be made after the close of each taxable year as to whether MorphoSys is a PFIC for that year. As a result, its PFIC status may change in a future taxable year, including the year of the consummation of the Delisting Purchase Offer. Even if MorphoSys determines that it is not a PFIC for a taxable year, there can be no assurance that the IRS or courts will agree with that conclusion and that the IRS would not successfully challenge that position.
If MorphoSys is treated as a PFIC in the taxable year in which the Delisting Purchase Offer is consummated, or in any prior taxable year during which a U.S. Holder held MorphoSys Shares, gain recognized by a U.S. Holder on the disposition of the MorphoSys Shares in accordance with the Delisting Purchase Offer would be allocated ratably over the U.S. Holder’s holding period for the MorphoSys Shares. The amounts allocated to the taxable year in which the Delisting Purchase Offer is consummated and to any year before MorphoSys became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an additional tax based on the interest charge generally applicable to underpayments of tax would be imposed on the amount allocated to that taxable year. U.S. Holders would not be able to offset any gain recognized in the Delisting Purchase Offer with losses. Certain elections, commonly referred to as a mark-to-market election and a qualified electing fund (“QEF”) election, are available under certain circumstances and may mitigate these adverse consequences. However, because MorphoSys does not believe it was a PFIC in 2023 or any prior taxable year, neither such election is expected to be available.
If a U.S. Holder has held MorphoSys Shares during any year in which MorphoSys is a PFIC, the U.S. Holder must file annual reports, containing such information as the U.S. Department of the Treasury may require on IRS Form 8621 (or any successor form) with respect to MorphoSys, with the U.S. Holder’s federal income tax return for that year, unless otherwise specified in the instructions with respect to such form.
U.S. Holders should consult their tax advisors concerning MorphoSys’ potential PFIC status and the potential application of the PFIC rules to the disposition of MorphoSys Shares in accordance with the Delisting Purchase Offer, including the availability and application of the mark-to-market election, the QEF election, or other elections.
U.S. Information Reporting and Backup Withholding.
Payments made to a U.S. Holder in the Delisting Purchase Offer will generally be subject to U.S. federal income tax information reporting and may be subject to backup withholding unless such U.S. Holder properly certifies that (i) such U.S. Holder is a “United States person” as defined in the Code, (ii) the taxpayer identification number provided is correct, and (iii) such U.S. Holder is not subject to backup withholding, or such U.S. Holder otherwise properly demonstrates an exemption from information reporting and backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided the required information is timely furnished in the appropriate manner to the IRS.
The U.S. federal income tax considerations set forth above are not intended to constitute a complete description of all tax considerations relating to the Delisting Purchase Offer. Because individual circumstances may differ, each MorphoSys Securityholder is urged to consult its tax advisor regarding the applicability of the rules discussed above to the MorphoSys Securityholder and the particular tax effects to the MorphoSys Securityholder of the Delisting Purchase Offer in light of such holder’s particular circumstances, the application of state, local, non-U.S. and other tax laws.
20.2
Material German Tax Consequences

20.2.1
General

The following is a summary of certain material German tax consequences of the Delisting Purchase Offer to MorphoSys Shareholders whose MorphoSys Shares are tendered and accepted for payment pursuant to the Delisting Purchase Offer. This summary does not purport to be a comprehensive description of all German tax considerations that may be relevant and does, inter alia, not address any other German tax than (corporate) income tax and solidarity surcharge thereon (Solidaritätszuschlag) as well as trade tax (e.g., not church tax). It is based on German tax laws, published regulations thereunder and published authoritative case law, all as in effect on the date of the Offer Document, and all of which are subject to change, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth in this discussion. No assurance can be given that the German tax authorities will agree with the views expressed herein, or that a court will not sustain any challenge by the German tax authorities in the event of litigation.
For German tax purposes, a MorphoSys Shareholder may include an individual or entity not holding the legal title to such shares, but to whom, or to which, such shares are, or the income from such shares is, nevertheless attributed, based either on this individual or entity owning an economic interest in such shares or based on specific statutory provisions.
This summary does not constitute tax advice and is intended as a general guide with respect to the aspects described therein. The summary is not a complete description of all of the tax consequences of the Delisting Purchase Offer and it does not purport to describe all possible German tax considerations or consequences that may be relevant to a MorphoSys Shareholder and does not purport to deal with the German tax consequences applicable to all categories of investors, some of which may be subject to special rules. This summary does not address many of the tax considerations that may be relevant to a MorphoSys Shareholder in light of his, her or its particular circumstances. In view of its general nature, this description should be treated with corresponding caution.
This summary in particular, without limitation, does not apply to a MorphoSys Shareholder where such shareholder:
(a)
is an individual and the holder’s income or capital gains derived from the MorphoSys Shares are attributable to employment activities, the income from which is taxable in Germany;

(b)
is a co-entrepreneurship (Mitunternehmerschaft) or (other) partnership; or

(c)
is a company operating in the financial and insurance sectors or a pension fund which are subject to special tax treatment.

MorphoSys Shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the Delisting Purchase Offer, including the applicability and effect of German tax laws in light of their particular circumstances.
20.2.2
German Tax Consequences for MorphoSys Shareholders With a Tax Residence in Germany Who Tender Their MorphoSys Shares in the Delisting Purchase Offer

(a)
Shares Held as Non-Business Assets

Any gains realized in connection with the Delisting Purchase Offer on the disposal of MorphoSys Shares acquired after 31 December 2008 and held as non-business assets by an individual, who is resident or deemed to be resident in Germany for German income tax purposes (a “German Resident Individual”) are generally — regardless of the holding period — subject to a flat tax rate on capital investment income in Germany of 25% plus the solidarity surcharge (Solidaritätszuschlag) of 5.5% thereon (i.e., 26.375%) in total (see below for the treatment applying in case of a so-called Qualified Holding)). The taxable capital gain is computed from the difference between (i) the proceeds of the disposal and (ii) the acquisition costs of the shares and the expenses related directly and materially to the disposal.
Losses on the sale or disposal of shares can only be used to offset gains made on the sale or disposal of shares (in MorphoSys or in other stock corporations) during the same assessment period or in subsequent assessment periods. There is a proceeding pending at the German Federal Constitutional Court dealing with the question whether such limitation on the loss offsetting could be unconstitutional. Further specific rules apply in connection with such flat tax rate.

If the shares are held in custody or administered by a domestic bank or financial service institution or a domestic securities institution including the domestic branches of foreign banks and financial service institutions, or if such entity or branch sells the shares and pays out or credits the capital gains (each a “Domestic Paying Agent”), the individual income tax on the capital gains will typically be settled by the Domestic Paying Agent levying the withholding tax on investment income in the amount of 26.375% (including the solidarity surcharge) on the capital gains and remitting such amount to the tax authority for the account of the respective German Resident Individual. The withholding tax rate of 26.375% (including the solidarity surcharge) will be applied to 30% of the gross sales proceeds if the shares were not administered by the same custodian bank since acquisition and the original cost of the shares cannot be verified or such verification is not admissible pursuant to the statutory rules. In this case, the shareholder is entitled to, and in case the actual gain is higher than 30% of the gross proceeds, is required to, verify the original costs of the shares in his or her annual tax return.
If the withholding tax (including the solidarity surcharge) on capital gains is not withheld, the German Resident Individual is required to declare the capital gains in his, her or its income tax return. The income tax (including the solidarity surcharge) on the capital gains will then be collected by way of assessment.
Normally, it is not possible to deduct income-related expenses in connection with capital gains, except for expenses directly related in substance to the disposal, which can be deducted when calculating the capital gains. Only the annual savers’ allowance of EUR 1,000.00 (EUR 2,000.00 for jointly filing individuals) may be deducted from the entire capital investment income.
A shareholder may request that his or her entire capital investment income, along with his or her other taxable income, are subject to the progressive income tax rate instead of the uniform tax rate for private capital investment income if this lowers his or her tax burden. In such case, the base for taxation would be the gross income less the annual savers’ allowance of EUR 1,000.00 (EUR 2,000.00 for jointly filing individuals). The prohibition on deducting income-related costs and the restrictions on offsetting losses also apply to tax assessments based on the progressive income tax rate. Any tax withheld is credited against the income tax so determined, and any overpayment refunded subject to the general requirements.
Regardless of the holding period and the time of acquisition, gains from the disposal of the MorphoSys Shares in connection with the Delisting Purchase Offer are not subject to the flat tax rate but to the individual progressive income tax (plus the solidarity surcharge) at a total tax rate of up to approximately 47.5% in case the German Resident Individual or, in the event of a gratuitous transfer, its legal predecessor(s), directly or indirectly held at least 1% of the share capital of MorphoSys at any point during the five (5) years preceding the disposal (a “Qualified Holding”). In this case, the partial income method applies to the gains on the disposal of the MorphoSys Shares, which, as a rule, means that only 60% of the capital gains are subject to tax and only 60% of the losses on the disposal and expenses economically related thereto are tax deductible. Even though withholding tax is to be withheld by a Domestic Paying Agent, in the case of a Qualified Holding this does not settle the tax liability of the German Resident Individual. Consequently, a German Resident Individual must declare the capital gains in his, her or its income tax returns. The German withholding tax (including the solidarity surcharge) withheld and paid will generally be credited against the MorphoSys Shareholder’s income tax on his, her or its tax assessment or be refunded in the amount of any excess.
Withholding tax will not be withheld by a Domestic Paying Agent if the shareholder provides such Domestic Paying Agent with an application for exemption, to the extent such shareholder’s capital investment income does not exceed the annual savers’ allowance of EUR 1,000.00 (EUR 2,000.00 for jointly filing individuals). Furthermore, no withholding tax will be levied if the shareholder provides the Domestic Paying Agent with a non-assessment certificate to be applied for with the competent tax office.

(b)
Shares Held as Business Assets

(i)
Withholding Tax

Even if the MorphoSys Shares are deposited with or administered by a Domestic Paying Agent, there is generally no German withholding tax in the case of a corporation that is resident or deemed to be resident in Germany for German corporate income tax purposes (a “German Resident Corporation”) or a German Resident Individual, who holds the MorphoSys Shares as assets of a business in Germany and certifies this on an officially prescribed form to the Domestic Paying Agent.
If the Domestic Paying Agent nevertheless withholds taxes, the withholding tax levied and remitted (including the solidarity surcharge) will be credited against the relevant shareholder’s (corporate) income tax liability (including the solidarity surcharge) and any excess amount will be refunded.
(ii)
Shares Held by a Sole Proprietor

Gains on the disposal of the MorphoSys Shares which are held as business assets by a German Resident Individual, who is a sole proprietor, are not subject to the flat tax rate. Instead, as a rule, 60% of the gains are subject to the individual progressive income tax (plus the solidarity surcharge) at a total tax rate of up to approximately 47.5% and only 60% of the losses on the disposal and expenses economically related thereto are tax deductible (partial income method). If the MorphoSys Shares are allocated to a German permanent establishment of a business operation of the German Resident Individual, 60% of the gains of the disposal of the MorphoSys Shares are, in addition, subject to trade tax (the rate depending on the municipal trade tax multiplier applied by the municipal authority in which the German Resident Individual maintains its operations or permanent establishments; the average trade tax rate amounting to approximately 15%). The trade tax levied may be credited on a lump-sum basis against the German Resident Individual’s income taxes.
(iii)
Shares Held by a Corporation

If the MorphoSys Shareholder is a German Resident Corporation, the gains on the disposal of the MorphoSys Shares realized in connection with the Delisting Purchase Offer will in general be effectively 95% exempt from corporate income tax (including solidarity surcharge) and trade tax, currently regardless of the size of the participation and the holding period. 5% of the gains are treated as non-deductible business expenses and are, therefore, subject to corporate income tax (plus solidarity surcharge) at a combined tax rate amounting to 15.825% and trade tax (see above with regard to the trade tax rate). As a rule, losses on disposals and other profit reductions in connection with shares (e.g., from a write-down) cannot be deducted as business expenses.
20.2.3
German Tax Consequences for MorphoSys Shareholders Without a Tax Residence in Germany Who Tender Their MorphoSys Shares in the Delisting Purchase Offer

Any gains realized in connection with the Delisting Purchase Offer on the disposal of MorphoSys Shares by a MorphoSys Shareholder without a tax residence in Germany are only subject to German income tax if the selling shareholder holds a Qualified Participation or if the shares form part of the business assets of a permanent establishment in Germany or of business assets for which a permanent representative in Germany is appointed.
The German Federal Fiscal Court (Bundesfinanzhof) has stated that if a shareholder is a corporation that is neither tax resident in Germany nor maintains a permanent establishment or has appointed a permanent representative in Germany, a capital gain on the disposal of a Qualified Participation is not subject to German taxation. The German tax authorities have adopted this view.
If the shareholder is an individual and holds a Qualified Participation as a private asset, only 60% of the gains on the disposal of the shares are subject to progressive income tax, plus solidarity surcharge thereon.

Where a Domestic Paying Agent is involved, withholding tax on capital gains is generally levied at a rate of 26.375% (including the solidarity surcharge). If, however, (i) the shares are not held through a permanent establishment in Germany or as business assets for which a permanent representative is appointed in Germany and (ii) a Domestic Paying Agent is involved, then the German tax authorities have taken the view that the Domestic Paying Agent is, in general, not required to withhold tax on capital gains. In case of a Qualified Participation, the capital gains must be declared in a tax return and are taxed by way of a tax assessment, subject to an exemption under a double taxation treaty or under domestic law where applicable.
For gains or losses on the disposal of shares that can be allocated to a domestic permanent establishment or which are part of business assets for which a permanent representative in Germany has been appointed, the aforementioned principles for shareholder with a tax residence in Germany whose shares are business assets apply accordingly (see para. (b) of Sec. 20.2.2 of the Offer Document “German Tax Consequences for MorphoSys Shareholders With a Tax Residence in Germany Who Tender Their MorphoSys Shares in the Delisting Purchase Offer — Shares Held as Business Assets”). The Domestic Paying Agent may refrain from levying withholding tax if the shareholder who holds the shares as assets of a business in Germany and certifies this on an officially prescribed form to the Domestic Paying Agent. Double taxation treaties typically provide for an exemption from German source taxation on capital gains, assigning the right of taxation to the shareholder’s country of tax provided that the shares are not held through a permanent establishment in Germany or as business assets for which a dependent agent is appointed in Germany.
20.2.4
German Tax Consequences for MorphoSys ADS Holders

The German tax authorities have taken the view that shares represented by American Depositary Shares are typically to be attributed for German income tax purposes to the holder of the respective American Depositary Shares. Against this background, the summary of certain material German tax consequences of the Delisting Purchase Offer to MorphoSys Shareholders whose MorphoSys Shares are tendered and accepted for payment pursuant to the Delisting Purchase Offer as outlined in Sec. 20.2.1 through Sec. 20.2.3 of the Offer Document applies typically mutatis mutandis to MorphoSys ADS Holders.
MorphoSys ADS Holders are urged to consult their own tax advisors as to the specific tax consequences to them of the Delisting Purchase Offer, including the applicability and effect of German tax laws in light of their particular circumstances.
21.
RELIEF GRANTED BY THE SEC

This Delisting Purchase Offer, which is subject to German law, is extended to all MorphoSys Securityholders in the United States in compliance with applicable U.S. securities law. In order to reconcile certain areas where German law and U.S. law conflict, the Bidder requested, prior to the publication of the Offer Document, exemptive and no-action relief from the SEC to conduct the Delisting Purchase Offer in the manner described in the Offer Document (the “SEC Relief”). The SEC Staff granted certain exemptive or no-action relief to allow, among other things:
(a)
the payment for MorphoSys Shares in accordance with German practice in the manner described in Sec. 13.1 of the Offer Document;

(b)
with respect to MorphoSys Shares tendered during the Acceptance Period, to suspend withdrawal rights from the end of the Acceptance Period until publication of the tender results after the end of the Acceptance Period pursuant to Sec. 23 para. 1 no. 2 WpÜG, in accordance with Sec. 13 of the Offer Document;

(c)
to issue any notice of extension of the Acceptance Period in accordance with German practice in the manner described in Sec. 5.2 of the Offer Document;

(d)
the Acceptance Period to be extended by two (2) calendar weeks, rather than ten (10) U.S. business days following an amendment of the Delisting Purchase Offer occurring during the last two (2) weeks of the Acceptance Period, even if two (2) calendar weeks were a shorter period than ten (10) U.S. business days; and

(e)
to make purchases outside of the Delisting Purchase Offer in accordance with German law in the manner described in Sec. 6.8 of the Offer Document.

MorphoSys Securityholders who have exercised their right of withdrawal may re-accept the Delisting Purchase Offer only prior to the end of the Acceptance Period.
22.
PUBLICATIONS AND NOTIFICATIONS

Pursuant to Sec. 14 para. 3 WpÜG, the Offer Document, the publication of which was permitted by BaFin on 4 July 2024, will be published on 4 July 2024 by way of (i) publication on the internet at www.novartis.com/investors/morphosys-acquisition/delisting-purchase-offer, and (ii) keeping available copies of the Offer Document free of charge at Deutsche Bank Aktiengesellschaft, TAS, Post-IPO Services, Taunusanlage 12, 60325 Frankfurt am Main, Germany (requests to obtain a copy of the Offer Document to be made via e-mail to dct.tender-offers@db.com or by fax to +49 69 910 38794 indicating a valid mailing address). The announcement about keeping available copies of the Offer Document free of charge in Germany and the internet address at which the publication of the Offer Document occurs will be published in the German Federal Gazette (Bundesanzeiger) on 4 July 2024.
In addition, the Bidder will provide a non-binding English translation of the Offer Document, which has not been reviewed by BaFin, at the aforementioned internet address.
All publications and announcements required according to the WpÜG or the applicable capital market law provisions of the United States in connection with the Delisting Purchase Offer will be published on the internet at www.novartis.com/investors/morphosys-acquisition/delisting-purchase-offer and, to the extent necessary pursuant to the WpÜG, in the German Federal Gazette (Bundesanzeiger).
Pursuant to Rule 14d-3 under the U.S. Exchange Act, the Bidder and Novartis AG will file with the SEC a tender offer statement on Schedule TO, of which the Offer Document forms a part, and may file amendments thereto. No further announcements, registrations, admissions or approvals of the Offer Document or the Delisting Purchase Offer by securities exchange authorities or similar authorities outside the Federal Republic of Germany and the United States have been applied for, have been initiated or are envisaged by the Bidder or Novartis AG. The Schedule TO and any amendments thereto, exhibits to the Schedule TO, and other information that the Bidder and Novartis AG will file electronically with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov/edgar/browse/?CIK=111444811.
MorphoSys is also required under the Delisting Agreement to file a Schedule 14D-9 with the SEC within two (2) weeks from publication of the Offer Document on the day of publication of the Joint Reasoned Statement, setting forth the recommendation of MorphoSys with respect to the Delisting Purchase Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto when filed, may also be examined at, and copies may also be obtained from, the SEC free of charge at the SEC’s website at www.sec.gov/edgar/browse/?CIK=134024312. Further, any documents filed with the SEC by the Bidder or MorphoSys may be obtained free of charge at MorphoSys’ website at www.morphosys.com/en/investors/Novartis-TakeoverOffer or by contacting MorphoSys’ investor relations department at telephone +49 89 89927 404 or at the Bidder’s website at www.novartis.com/investors/morphosys-acquisition/delisting-purchase-offer.
MorphoSys Securityholders are urged to read this document carefully because it contains important information that such persons should consider before making any voting decision or decision regarding tendering their MorphoSys Shares.
The Bidder will publish the notifications pursuant to Sec. 23 para. 1 WpÜG as follows:
•
on a weekly basis after publication of the Offer Document (Sec. 23 para. 1 sentence 1 no. 1 WpÜG);

•
on a daily basis during the final week prior to the expiry of the Acceptance Period (Sec. 23 para. 1 sentence 1 no. 1 WpÜG); and

•
without undue delay after expiry of the Acceptance Period (Sec. 23 para. 1 sentence 1 no. 2 WpÜG).

11
Last accessed on 3 July 2024.

12
Last accessed on 3 July 2024.

Publications of the Bidder pursuant to Sec. 23 paras. 1 and 2 WpÜG, as well as additional publications and announcements in connection with the Delisting Purchase Offer, which are required under the WpÜG, will be published in German and in an English translation on the internet at www.novartis.com/investors/morphosys-acquisition/delisting-purchase-offer and filed with the SEC. In addition, announcements and notices will be published in German in the German Federal Gazette (Bundesanzeiger).
23.
FEES AND EXPENSES

Novartis AG has retained Deutsche Bank Aktiengesellschaft to be the Settlement Agent, The Bank of New York Mellon to be the ADS Tender Agent and Georgeson, a trading name of Computershare Investor Services PLC, to be the Information Agent (the “Information Agent”) in connection with the Delisting Purchase Offer.
The Settlement Agent, the ADS Tender Agent and the Information Agent each will receive reasonable and customary compensation for their respective services in connection with the Delisting Purchase Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.
Except as set forth above, neither Novartis AG nor Bidder will pay any fees or commissions to any broker or dealer or to any other person (other than to the Settlement Agent, the ADS Tender Agent and the Information Agent) in connection with the solicitation of tenders of MorphoSys Shares pursuant to the Delisting Purchase Offer. Brokers, dealers, commercial banks, trust companies, and other nominees will, upon request, be reimbursed by Novartis AG for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. In those jurisdictions where applicable laws require the Delisting Purchase Offer to be made by a licensed broker or dealer, the Delisting Purchase Offer will be deemed to be made on behalf of Novartis AG by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Novartis AG.
24.
GOVERNING LAW AND JURISDICTION

The Delisting Purchase Offer and the contracts concluded as a result of the acceptance of the Delisting Purchase Offer will be governed by German law. The exclusive place of jurisdiction for all legal disputes arising out of, or in connection with, the Delisting Purchase Offer (and any contract concluded as a result of acceptance of the Delisting Purchase Offer) will be, to the extent permitted by law, Frankfurt am Main, Germany.
25.
DECLARATION OF ASSUMPTION OF RESPONSIBILITY

Novartis BidCo AG, a stock corporation (Aktiengesellschaft) incorporated under the laws of Switzerland, with registered office in Basel, Switzerland, assumes responsibility for the content of the Offer Document and declares that, to its knowledge, the information provided in the Offer Document is correct and no material facts have been omitted.
Basel, 3 July 2024
Novartis BidCo AG
Daniel Weiss	Christian Rehm	Bertrand Bugnon

Annex 1
Persons acting jointly with the Bidder
Part 1
Companies directly or indirectly holding participations in the Bidder
(Bidder Parent Companies)
Name	Registered Office	Country
Novartis AG	Basel, Switzerland	Switzerland
Novartis Pharma AG	Basel, Switzerland	Switzerland
Part 2
Direct and indirect subsidiaries of the Bidder
Name	Registered Office	Country
Novartis BidCo Germany AG	Munich, Germany	Germany
MorphoSys AG	Planegg, Germany	Germany
MorphoSys US Inc.	Boston, Massachusetts, United States	United States
Constellation Pharmaceuticals, Inc.	Boston, Massachusetts, United States	United States
Constellation Securities Corporation	Boston, Massachusetts, United States	United States
Part 3
Further (indirect) subsidiaries of the Bidder Parent Companies
(except for the Bidder and its direct and indirect subsidiaries)
Name	Registered Office	Country
Novartis Argentina S.A.	Buenos Aires	Argentina
Novartis Australia Pty Ltd	Macquarie Park, New South Wales	Australia
Novartis Pharmaceuticals Australia Pty Ltd	Macquarie Park, New South Wales	Australia
Novartis Pharma GmbH	Wien	Austria
Novartis Pharmaceutical Manufacturing GmbH	Langkampfen / Schaftenau	Austria
Novartis Holding GmbH	Langkampfen / Schaftenau	Austria
Novartis (Bangladesh) Limited	Dhaka	Bangladesh
Novartis Pharma NV	Vilvoorde	Belgium
Alcon – Couvreur NV	Puurs	Belgium
IDB België BVBA	Vilvoorde	Belgium
Novartis Investment Ltd.	Hamilton	Bermuda
Triangle International Reinsurance Limited	Hamilton	Bermuda
Novartis Securities Investment Ltd.	Hamilton	Bermuda
Novartis Finance Services Ltd.	Hamilton	Bermuda
Trinity River Insurance Co Ltd.	Hamilton	Bermuda
Novartis BA d.o.o.	Sarajevo	Bosnia Herzegovina
Novartis Biociências S.A.	São Paulo	Brazil
Novartis Bulgaria EOOD	Sofia	Bulgaria
NOVARTIS CAMEROON SASU	Douala	Cameroon
Novartis Pharmaceuticals Canada Inc.	Montreal, Quebec	Canada

Name	Registered Office	Country
CIBA Vision Canada Inc.	Montreal, Quebec	Canada
Advanced Accelerator Applications Canada Inc.	Mississauga, Ontario	Canada
Chinook Therapeutics Canada, Inc.	Vancouver, British Columbia	Canada
Novartis Chile S.A.	Santiago de Chile	Chile
Beijing Novartis Pharma Co., Ltd.	Beijing	China
Shanghai Novartis Trading Ltd.	Shanghai	China
China Novartis Institutes for BioMedical Research Co., Ltd.	Shanghai	China
Suzhou Novartis Technical Development Co., Ltd.	Changshu / Jiangsu Province	China
Nuoshangchuanghe (Shanghai) Life Science and Technology Co. Ltd.	Shanghai	China
Novartis Pharmaceutical Technology Zhejiang Co., Ltd	Jiaxing	China
SanReno Therapeutics (Shanghai) Limited	Shanghai	China
SanReno Therapeutics Holding Limited	Grand Cayman	Cayman Islands
Novartis de Colombia S.A.	Bogotá	Columbia
NOVARTIS COTE D`IVOIRE SASU	Abidjan	Cote d`Ivoire
Novartis Hrvatska d.o.o.	Zagreb	Croatia
Novartis s.r.o.	Praha	Czech Republic
Novartis Healthcare A/S	Copenhagen	Denmark
Novartis Caribe, S.A.	Santo Domingo	Dominican Republic
Novartis Ecuador S.A.	Quito	Ecuador
Novartis Pharma S.A.E.	New Cairo City	Egypt
Novartis Finland Oy	Espoo	Finland
Novartis Groupe France S.A.S.	Rueil-Malmaison	France
Société Civile Immobilière de la Schiffmühle	Huningue	France
Novartis Pharma S.A.S.	Rueil-Malmaison	France
S.T.E.I.H. S.à r.l.	Huningue	France
Advanced Accelerator Applications S.A.	Rueil-Malmaison	France
Advanced Accelerator Applications Molecular Imaging France	Saint-Genis-Pouilly	France
Novartis Pharma Produktions GmbH	Wehr	Germany
Novartis Pharma GmbH	Nürnberg	Germany
Novartis Pharma Vertriebs GmbH	Nürnberg	Germany
Novartis Business Services GmbH	Wehr	Germany
Novartis Pharma Arzneimittel GmbH	Nürnberg	Germany
Advanced Accelerator Applications Germany GmbH	Bonn	Germany
Eifel Property GmbH	Bonn	Germany

Name	Registered Office	Country
Novartis Radiopharmaceuticals GmbH	Nürnberg	Germany
NOVARTIS GHANA LTD	Accra	Ghana
Novartis (Hellas) S.A.C.I.	Metamorphosis / Athens	Greece
Novartis Farmacéutica, S.A. (AC)	Ciudad de Guatemala	Guatemala
Novartis Pharmaceuticals (HK) Limited	Hong Kong	Hong Kong
SanReno Therapeutics (Hong Kong) Limited	Hong Kong	Hong Kong
Novartis Hungary Healthcare Limited Liability Company	Budapest	Hungary
Novartis India Limited	Mumbai	India
Novartis Healthcare Private Limited	Mumbai	India
Medicines Company (India) Private Limited	Gurgaon, Haryana	India
PT. Novartis Indonesia	Jakarta	Indonesia
PT. Sandoz Indonesia	Jakarta Timur	Indonesia
Novartis Ireland Limited	Dublin	Ireland
Novartis Integrated Services Limited	Ringaskiddy, County Cork	Ireland
Novartis Europharm Limited	Dublin	Ireland
Novartis Israel Ltd.	Tel Aviv	Israel
Marshall (R.R) Investment Ltd.	Beer Tuvia	Israel
Novartis Farma S.p.A.	Milano	Italy
Advanced Accelerator Applications (Italy) S.r.l.	Pozzilli	Italy
Advanced Accelerator Applications Molecular Imaging Italy S.r.l.	Pozzilli	Italy
Novartis Pharma K.K.	Tokyo	Japan
Ciba-Geigy Japan Limited	Tokyo	Japan
NVS Kenya Limited	Nairobi	Kenya
Novartis Kuwait Promotion of Products (SPC)	Kuwait	Kuwait
Novartis Baltics SIA	Riga	Latvia
Novartis Investments S.à r.l.	Luxembourg-Ville	Luxembourg
Novartis Finance S.A.	Luxembourg-Ville	Luxembourg
Novartis Corporation (Malaysia) Sdn. Bhd.	Petaling Jaya / Selangor Darul Ehsan	Malaysia
Novartis Farmacéutica, S.A. de C.V.	Ciudad de México	Mexico
Novartis Pharma Maroc SA	Casablanca	Morocco
Novartis Netherlands B.V.	Amsterdam	Netherlands
Novartis Pharma B.V.	Amsterdam	Netherlands
IDB Holland BV	Baarle-Nassau	Netherlands
Aduro Netherlands Coöperatief U.A.	Rosmalen	Netherlands
Aduro Biotech, Europe B.V.	Rosmalen	Netherlands
Aduro Biotech Holdings Europe B.V.	Rosmalen	Netherlands

Name	Registered Office	Country
Calypso Biotech B.V.	Amsterdam	Netherlands
Novartis New Zealand Ltd	Auckland	New Zealand
Novartis Nigeria Limited	Ikeja, Lagos	Nigeria
Novartis Norge AS	Oslo	Norway
Novartis Pharma (Pakistan) Limited	Karachi	Pakistan
Novartis Pharma (Logistics), Inc.	Ciudad de Panamá	Panama
Novartis Panamá, S.A.	Ciudad de Panamá	Panama
Novartis Biosciences Perú S.A.	Lima	Peru
Novartis Healthcare Philippines, Inc.	Makati City	Philippines
Novartis Poland Sp. z o.o.	Warszawa	Poland
Advanced Accelerator Applications Polska Sp. z o.o.	Warszawa	Poland
Novartis Portugal, S.G.P.S., Lda.	Porto Salvo	Portugal
Novartis Farma – Produtos Farmacêuticos, S.A.	Porto Salvo	Portugal
Laboratório Normal-Produtos Farmacêuticos, Lda.	Porto Salvo	Portugal
Advanced Accelerator Applications Portugal Unipessoal, LDA.	Lisboa	Portugal
Sandoz S.R.L.	Targu-Mures	Romania
Novartis Pharma Services Romania S.R.L.	Bucharest	Romania
Novartis Pharma LLC	Moscow	Russian Federation
Novartis Neva LLC	St. Petersburg	Russian Federation
Novartis Saudi Company	Riyadh	Saudi Arabia
Novartis Regional Headquarter Company	Riyadh	Saudi Arabia
Novartis Senegal SASU	Dakar	Senegal
Novartis (Singapore) Pte Ltd.	Singapore Country	Singapore
Novartis Singapore Pharmaceutical Manufacturing Pte Ltd	Singapore Country	Singapore
Novartis Asia Pacific Pharmaceuticals Pte Ltd	Singapore Country	Singapore
Novartis Slovakia s.r.o.	Bratislava	Slovakia
Novartis farmacevtska proizvodnja d.o.o.	Ljubljana	Slovenia
Novartis South Africa (Pty) Ltd	Midrand, Gauteng	South Africa
Gesa Properties (Pty) Ltd	Midrand, Gauteng	South Africa
Novartis Korea Ltd.	Seoul	South Korea
Sandoz Korea Ltd.	Seoul	South Korea
Abadia Retuerta S.A.	Sardón de Duero / Valladolid	Spain
Novartis Farmacéutica, S.A.	Barcelona	Spain
Laboratorios Visfarm S.L.	Barcelona	Spain
Mizar Farmacéutica S.L.	Barcelona	Spain

Name	Registered Office	Country
Laus Farma S.L.	Barcelona	Spain
Artis-Pharma S.L.	Barcelona	Spain
Advanced Accelerator Applications Iberica, S. L. U.	Esplugues de Llobregat	Spain
Advanced Accelerator Applications Molecular Imaging Iberica, S.L.U.	Esplugues de Llobregat	Spain
Novartis Sverige AB	Stockholm	Sweden
Novartis Lateinamerika AG	Basel	Switzerland
Novartis International AG	Basel	Switzerland
Pharmanalytica SA	Locarno	Switzerland
Novartis Pharma Schweiz AG	Risch	Switzerland
Novartis Pharma Services AG	Basel	Switzerland
Novartis Pharma Stein AG	Stein	Switzerland
Novartis Pharma Schweizerhalle AG	Muttenz	Switzerland
Bad Schauenburg AG	Pratteln	Switzerland
Japat AG	Basel	Switzerland
Novartis Overseas Investments AG	Basel	Switzerland
Renor AG	Basel	Switzerland
ESBATech, a Novartis company GmbH	Basel	Switzerland
Novartis Holding AG	Basel	Switzerland
Novartis Bioventures AG	Basel	Switzerland
Novartis International Pharmaceutical Investment AG	Basel	Switzerland
Novartis Innovative Therapies AG	Risch	Switzerland
Advanced Accelerator Applications International SA	Genève	Switzerland
Calypso Biotech SA	Plan-les-Ouates	Switzerland
Novartis Kapital AG	Basel	Switzerland
Novartis (Taiwan) Co., Ltd.	Taipei	Taiwan
Novartis (Thailand) Limited	Bangkok	Thailand
Novartis Saglik, Gida ve Tarim Ürünleri Sanayi ve Ticaret A.S.	Istanbul	Turkey
Farmanova Saglik Hizmetleri Ltd. Sti.	Istanbul	Turkey
Novartis Ukraine, LLC	Kyiv	Ukraine
Novartis Middle East FZE	Dubai	United Arab Emirates
Novartis UK Limited	London	United Kingdom
Novartis Pharmaceuticals UK Limited	London	United Kingdom
Novartis Europharm Limited	London	United Kingdom
Novartis Grimsby Limited	London	United Kingdom
Neutec Pharma Limited	London	United Kingdom
Ziarco Pharma Limited	London	United Kingdom
Ziarco Group Limited	London	United Kingdom
Advanced Accelerator Applications	London	United Kingdom

Name	Registered Office	Country
(UK & Ireland)
GYROSCOPE THERAPEUTICS HOLDINGS PLC	Rolling Stock Yard, London	United Kingdom
GYROSCOPE THERAPEUTICS LIMITED	Rolling Stock Yard, London	United Kingdom
GYROSCOPE HOLDINGS (UK) LIMITED	Rolling Stock Yard, London	United Kingdom
Novartis Uruguay S.A.	Montevideo	Uruguay
Novartis Corporation	East Hanover, New Jersey	USA
Novartis Pharmaceuticals Corporation	East Hanover, New Jersey	USA
Novartis Services, Inc.	East Hanover, New Jersey	USA
Novartis Finance Corporation	East Hanover, New Jersey	USA
Novartis Institutes for BioMedical Research, Inc.	Cambridge, Massachusetts	USA
Novartis Capital Corporation	East Hanover, New Jersey	USA
Navigate BioPharma Services, Inc.	Carlsbad, California	USA
Cadent Therapeutics, Inc.	Cambridge, Massachusetts	USA
Advanced Accelerator Applications USA, Inc.	Millburn, New Jersey	USA
57 Eeast Willow Street, LLC	Millburn, New Jersey	USA
Novartis Gene Therapies, Inc.	Bannockburn, Illinois	USA
Novartis Technology LLC	East Hanover, New Jersey	USA
Endocyte, Inc.	East Hanover, New Jersey	USA
The Medicines Company Holdings, Inc.	East Hanover, New Jersey	USA
The Medicines Company	East Hanover, New Jersey	USA
Amblyotech Inc.	East Hanover, New Jersey	USA
Novartis Manufacturing LLC	East Hanover, New Jersey	USA
DTX PHARMA, INC.	San Diego, California	USA
Chinook Therapeutics, Inc.	Seattle, Washington	USA
Chinook Therapeutics U.S., Inc.	Seattle, Washington	USA
IFM Due, Inc.	East Hanover, New Jersey	USA
Mariana Oncology Inc.	Watertown, Massachusetts	USA
Novartis de Venezuela, S.A.	Caracas	Venezuela
Novartis Vietnam Company Limited	Ho Chi Minh City	Vietnam

Annex 2
Direct and indirect subsidiaries of MophoSys
Name	Seat	Country
MorphoSys US Inc.	Boston, Massachusetts, United States	United States
Constellation Pharmaceuticals, Inc.	Boston, Massachusetts, United States	United States
Constellation Securities Corporation	Boston, Massachusetts, United States	United States

Annex 3
Financing confirmation of Deutsche Bank AG

Deutsche Bank

NON-BINDING ENGLISH TRANSLATION

Deutsche Bank AG
Investment Bank
Origination & Advisory

Mergers & Acquisitions

Mainzer Landstraße 11-17
60329 Frankfurt am Main

Carsten Laux
Tel. +49 69 910-33368
Mail: carsten.laux@db.com

Novartis BidCo AG
Att.: David Quartner and Tariq ElRafie
Lichtstraße 35
4056 Basel
Schweiz

20 June 2024

Financing confirmation pursuant to Sec. 13 para. 1 sent. 2 German Securities Acquisition and Takeover Act (*Wertpapiererwerbs- und Übernahmegesetz*) (WpÜG) regarding the Public Delisting Purchase Offer by Novartis BidCo AG, Basel, Switzerland, to the shareholders of MorphoSys AG, Planegg, for the acquisition of all shares of MorphoSys AG, Planegg, including all shares represented by American Depositary Shares in MorphoSys AG, (with the exception of the shares already held directly by Novartis BidCo AG) against payment of a cash consideration in the amount of Euro 68.00 per share.

Dear Mr Quartner, dear Mr ElRafie,

Deutsche Bank AG with its registered office in Frankfurt am Main, Germany, is an investment services provider independent from Novartis BidCo AG, Lichtstraße 35, 4056 Basel, Switzerland, within the meaning of Sec. 13 para. 1 sent. 2 WpÜG.

We hereby confirm, pursuant to Sec. 13 para. 1 sent. 2 WpÜG, that Novartis BidCo AG has taken the measures necessary to ensure that it has at its disposal the necessary means to fully perform the above-mentioned offer at the time the claim for the cash consideration will be due.

We agree to the publication of this letter in the offer document for the above-mentioned offer in accordance with Sec. 11 para. 2 sent. 3 no. 4 WpÜG.

Yours sincerely,

Deutsche Bank AG

(signed)	(signed)
Berthold Fuerst, Managing Director	Carsten Laux, Managing Director

Vorsitzender des Aufsichtsrats: Alexander R. Wynaendts
Vorstand: Christian Sewing (Vorsitzender), James von Moltke, Fabrizio Campelli, Bernd Leukert, Alexander von zur Mühlen, Claudio de Sanctis, Rebecca Short, Stefan Simon, Olivier Vigneron
Deutsche Bank Aktiengesellschaft mit Sitz in Frankfurt am Main; Amtsgericht Frankfurt am Main, HRB Nr. 30 000; Umsatzsteuer-Id.-Nr. DE114103379; www.db.com/de